As filed with the Securities and Exchange Commission on August 3, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DAYSTAR TECHNOLOGIES, INC.

(Name of small business issuer in its charter)

Delaware	3674	84-1390053
(State or jurisdiction of incorporation or organization)	(primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

13 Corporate Drive

Halfmoon, New York 12065

(518) 383-4600

(Address and telephone number of principal executive offices)

Stephan DeLuca

Chief Executive Officer

Daystar Technologies, Inc.

13 Corporate Drive, Halfmoon, New York 12065

(518) 383-4600

(Name, address and telephone number of agent for service)

Copies to:

Stephen T. Adams, Esq.	Michael D. Maline, Esq.
Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1121	Lowenstein Sandler PC 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share			$34,500,000	$1,059.15

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	Includes the offering price of shares which the underwriters have the option to purchase to cover over-allotments, if any.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated                     , 2007

                             Shares

DAYSTAR TECHNOLOGIES, INC.

Common Stock

$         per share

• DayStar Technologies, Inc. is offering shares. • The last reported sale price of our common stock on , 2007 was $ per share.	• Trading symbol: NASDAQ Capital Market—DSTI.

This investment involves risk. See “ Risk Factors” beginning on page 7.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to DayStar Technologies, Inc.	$	$

The underwriters have a 30-day option to purchase up to             additional shares of common stock from us to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Piper Jaffray

The date of this prospectus is                     , 2007.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

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PROSPECTUS SUMMARY

This summary highlights key aspects of the information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock that we discuss under the “Risk Factors” section and the financial statements and the notes to those statements. References in this prospectus to “we,” “us,” “our,” “company” and “DayStar” refer to DayStar Technologies, Inc.

Overview

We are a photovoltaic (“PV”) company engaged in the development, manufacturing, and marketing of products based upon thin film semiconductor technology. We have developed a proprietary thin film deposition process for the copper-indium-gallium-selenide semiconductor material system, commonly known as CIGS. Through our proprietary sputter deposition process, we have reproducibly achieved greater than 10% cell efficiencies on large area CIGS PV cell devices. This represents the key developmental milestone necessary to finalize the design of a commercial manufacturing line. We intend to commercialize monolithically integrated CIGS modules on glass to address near-term market opportunities and continue development of foil CIGS solar cells packaged in a flexible format for emerging building integrated PV markets (“BIPV”).

DayStar History

To date, we have been developing discrete CIGS cells on flexible foil substrates with our pilot production line at our Halfmoon, New York facility. This line utilizes a two-step process of physical vapor deposition and thermal processing to form the CIGS layer. This manufacturing line is presently being operated to produce sufficient quantities of solar cells for development of interconnect and encapsulation processes that will enable flexible module production using our CIGS cells. We have a contract with Blitzstrom GmBH, a leading thin film PV integrator, whereby Blitzstrom will purchase at least 50% of our production, including glass modules and foil cells through 2011, subject to the products meeting defined performance criteria.

We recently adopted a commercialization strategy focused on producing CIGS monolithic modules on glass. We plan to build our first commercial manufacturing line, a 25MW capacity line, utilizing our proprietary deposition process. This process is characterized by a single-stage sputter deposition for the CIGS layer. This direct deposition process will allow us to implement scalable and continuous manufacturing of monolithic CIGS on glass modules. These products will address current and emerging grid-connected markets including utility, commercial, residential, as well as building integrated PV markets. In addition, once we have built our first production line, we intend to expand our capacity by building manufacturing lines in lower cost locations.

Our Competitive Strengths

Key attributes of our competitive strengths are:

•

Proprietary Deposition Technology. We have demonstrated a single-stage, direct deposition process utilizing sputtering techniques. Sputtering is known to be scalable. Our proprietary CIGS deposition tool will be the core of our production line that enables continuous manufacturing of modules.

•	Process Scalability. The direct deposition process allows us to run a continuous, rather than batch, production line ultimately lowering the cost per watt of our products.

•	Product Scalability. The ability to scale the size of a sputter tool may allow us to create larger module sizes, which could lower balance of system costs for fielded systems.

•

Customer Relationships. We currently have a contract in place with Blitzstrom GmBH that commits Blitzstrom to purchase a minimum of 50% of our production through 2011, provided we achieve certain product performance criteria.

•

Experienced Management Team. Our management team has extensive experience in the semiconductor, solar and disk drive industries with a proven track record of process development, production tool development and manufacturing line ramp up.

Our Growth Strategy

Key elements of our strategy are:

•	Build a commercial manufacturing line. We intend to build a manufacturing line for products that are designed specifically for our contracted customers and future partners.

•

Focus on our core technology. We intend to build the deposition tool around the direct deposition process we have developed. We believe that it is more effective to engineer a tool set around a process than to develop a process around an already existing tool set. We have equipment engineering expertise in-house with experience in developing and building production deposition tools. We intend to focus our equipment development and engineering efforts on the CIGS film deposition tool specific to our proprietary process, and purchase commercially available tools for the other process steps in the module production line.

•

Continue to advance technology. We plan to lower the capital cost per watt as well as the manufacturing cost per watt by scaling the deposition tool to a larger size and by optimizing the other steps in the module manufacturing process.

•

Partner with established system integrators. Our sales agreement with Blitzstrom gives us an immediate outlet for the product we produce in our first commercial line, provided those products meet certain specifications.

•

Replicate our manufacturing line. Once we have demonstrated targeted operating metrics, we intend to add capacity by replicating the line in locations that allow for low operating costs. In 2008 we intend to initiate planning for a more highly automated 100MW capacity factory, consisting of four 25MW lines that we would begin constructing in 2009. The timing of building the plant will depend on successful startup of our initial 25MW line, and our ability to raise the required capital.

•

Expand product offerings. We expect to continue development of CIGS on flexible substrates at our New York facility. We currently have capacity to manufacture discrete CIGS cells on stainless steel substrates, and will use these cells with select strategic partners to develop robust interconnect and packaging for flexible CIGS modules solutions. Successful completion of these development projects will allow us to further expand our manufacturing base and sell flexible CIGS products for applications in emerging BIPV markets.

Our Challenges

We face several challenges in developing our business. The high capital costs associated with the production of CIGS PV products requires significant fundraising in the capital markets. The growth of other thin film and poly silicon based PV manufacturers creates a competitive environment, both for capital and for customers, even in a growing market. Ramping capacity quickly is key to long-term competitiveness and viability. The primary technical hurdle we face is the scale-up of our deposition tool to achieve high-yield manufacturing of our products.

Projected Commercialization Timeline

•	End of 2007: Demonstrate process scalability by producing monolithic test modules (“MTM”).

•	End of 2007: Begin facilitization and construction of 25MW line.

•	Second half of 2008: Initial startup of 25MW line.

•	Second quarter of 2009: First commercial product shipment.

•	2009: Begin manufacturing capacity expansion.

Corporate Information

DayStar Technologies, Inc., a Delaware corporation, was incorporated in February 1997. In June 1997, we acquired all the assets of CoGen Solar, LLC, an Arizona limited liability company organized in 1996.

Our principal executive offices are located at 13 Corporate Drive, Halfmoon, New York 12065 and our telephone number is (518) 383-4600. Our website is located at www.daystartech.com. The information available on or that can be accessed through our website is not incorporated by reference into and is not a part of this prospectus and should not be considered to be part of this prospectus.

The Offering

Common stock offered	shares

Common stock to be outstanding after this offering	shares

Use of Proceeds	We expect our net proceeds from the offering to be approximately $ , after deducting the underwriting discounts and commissions and the estimated fees and expenses payable by us. We are required to use approximately $4.2 million of the net proceeds from this offering for the repayment in full of existing notes. We intend to use the remaining net proceeds from this offering for the engineering-to-scale and manufacturing of our proprietary production tools, deposits for third party equipment for the 25MW line in California, working capital and other general corporate purposes. See “Use of Proceeds” for more information.

NASDAQ Capital Market symbol	“DSTI”

Risk Factors	You should consider carefully the information set forth in the section entitled “Risk Factors” beginning on page 7 of this prospectus in deciding whether or not to invest in our common stock.

The number of shares of common stock that will be outstanding after this offering is based on 15,097,562 shares outstanding as of June 30, 2007, and excludes:

•

1,112,554 shares of common stock issuable upon exercise of all outstanding options under our 2003 and 2006 Equity Incentive Plans and stand-alone option agreements at a weighted-average exercise price of $6.11 per share;

•	5,811,711 shares of common stock issuable upon exercise of warrants outstanding at an exercise price of $9.13 per share;

•	1,110,041 shares of common stock issuable upon exercise of warrants to purchase common stock to be issued at a future date at an exercise price yet to be determined; and

•

1,724,707 shares of common stock reserved for future grant or issuance under our 2003 and 2006 Equity Incentive Plans, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under our 2006 Equity Incentive Plan.

Except as otherwise noted, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option.

Summary Consolidated Financial Information

The following table presents summary historical financial data. We derived the summary consolidated statements of operations and cash flow data for each of the years ended December 31, 2004, 2005 and 2006 and the summary balance sheet data as of December 31, 2004, 2005 and 2006 from our audited consolidated financial statements. We derived the summary consolidated statements of operations and cash flow data for the six months ended June 30, 2006 and 2007, and the summary consolidated balance sheet data as of June 30, 2007, from our unaudited consolidated financial statements. Our unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and notes thereto and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for such period. Our historical results are not necessarily indicative of the results that may be expected in the future. Our operating results for the six months ended June 30, 2007 may not be indicative of expected results for the full fiscal year. You should read this data together with our consolidated financial statements and related notes included elsewhere in this prospectus and the information under “Selected Financial Data” and “Management’s Discussion and Analysis or Plan of Operation.”

	Year ended December 31,			Six months ended June 30,
	2004	2005	2006	2006	2007
Consolidated Statements of Operations:
Revenue:
Product revenue	$—	$—	$3,528	$—	$—
Research and development contract revenue	—	625,000	180,000	30,000	—

Total revenue	—	625,000	183,528	30,000	—
Costs and Expenses:
Research and development	1,589,727	3,513,860	9,960,568	4,366,263	4,711,163
Selling, general and administrative	2,430,176	3,385,525	5,771,591	2,566,201	3,391,922
Restructuring	—	—	439,054	—	1,554,365
Depreciation and amortization	103,981	667,200	1,758,925	491,721	1,457,347

Total costs and expenses	4,123,884	7,566,585	17,930,138	7,424,185	11,114,797
Other Income (Expense):
Other income (expense)	75,374	276,436	1,094,426	258,415	84,759
Interest expense	(612,330)	(91,837)	(1,733,325)	(156,752)	(128,326)
Amortization of note discount and financing costs	—	—	(4,747,806)	(1,082,814)	(4,067,499)
Gain / (loss) on derivative liabilities	—	—	2,692,114	(85,530)	(2,956,339)
Loss on extinguishment of debt	—	—	—	—	(6,091,469)

Total other income (expense)	(536,956)	184,599	(2,694,591)	(1,066,681)	(13,158,874)

Loss from Continuing Operations	(4,660,840)	(6,756,986)	(20,441,201)	(8,460,866)	(24,273,671)
Income (loss) from discontinued operations of DayStar Solar	(5,055)	(6,173)	—	—	—

Net Loss	$(4,665,895)	$(6,763,159)	$(20,441,201)	$(8,460,866)	$(24,273,671)

Cash Flow Data:
Net cash used in operating activities	$(2,748,265)	$(5,400,302)	$(15,318,262)	$(4,453,290)	$(6,275,596)

	December 31,			June 30, 2007
	2004	2005	2006
Balance Sheet Data:
Cash, cash equivalents and investments	4,246,742	12,364,310	2,860,719	4,714,871
Net property and equipment	1,930,809	4,555,363	11,245,233	9,938,626
Total assets	6,251,381	17,708,284	18,061,734	15,529,962
Total liabilities	826,568	2,034,730	12,092,369	10,194,814
Total stockholders’ equity	5,424,813	15,673,554	5,969,365	5,335,148

RISK FACTORS

Investing in our common stock involves risk. You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently believe are immaterial may also impair our business operations and financial results. Our business, financial condition or results of operations could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and related notes.

Risk Factors Related to our Business

If we cannot raise sufficient capital on favorable terms, it could materially adversely affect our business and financial condition.

We need to raise additional capital and expect that our available cash after this offering will only be sufficient to finance our activities into the first quarter of 2008. Without additional financing, we may need to delay further commercialization plans. In order to conserve cash and extend operations while we continue to pursue additional financing, we would be required to reduce operating expenses and new equipment purchases. There is no assurance that funds raised in such a financing will be sufficient, that the financing will be available on terms acceptable to us or to existing stockholders and at such times as required, or that we will be able to obtain the additional financing required for the continued operation and growth of our business. It is possible that our recent financing transactions, as well as the terms and conditions of their corresponding registration rights agreements, may make it more difficult and expensive for us to raise new capital. If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Debt financing, if available, may involve restrictive covenants. Any debt financing or additional equity financing may contain terms that are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish some rights to our technologies or our products, or grant licenses on terms that are not favorable to us. If we are unable to raise adequate funds, we may have to liquidate some or all of our assets or delay, reduce the scope of or eliminate some or all of our development programs. We have a contract with one of our shareholders that requires us to register their shares prior to filing any new registration statement. There can be no guarantee that we will be able to satisfy this condition prior to the time we may need to raise additional capital or receive a waiver of these terms.

If adequate funds are not available, we may have to delay development or commercialization of our products or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize. Any of these factors could harm our business and financial condition.

Since our inception, we have incurred net losses and anticipate continued net losses as we execute our commercialization plan.

Since our inception we have incurred net losses, including a net loss of $20.4 million in 2006 and for the six months ended June 30, 2007 of $24.3 million, and have negative cash flows from operations. As a result of ongoing operating losses, we have an accumulated deficit of approximately $58.8 million as of June 30, 2007. As we enter commercial production, we expect to continue to incur significant losses over at least the next two years, and may never become profitable. We expect to continue to make significant capital expenditures and anticipate that our expenses will increase in the near future as we continue to develop our manufacturing technologies and our sales and distribution network, implement internal systems and infrastructure, and hire additional personnel. We expect to make large cash deposits with equipment suppliers in connection with building out our manufacturing line. As we do not expect to become profitable until after our products are in production, if ever, we will be unable to satisfy our current obligations solely from cash generated from operations. If, for any reason, we are unable to make required payments under our debt obligations, one or more of our creditors may take action to collect their debts. If we continue to incur substantial losses and are unable to secure additional financing, we could be forced to discontinue or curtail our business operations; sell assets at unfavorable prices; refinance existing debt obligations on terms unfavorable to us; or merge, consolidate or combine with a company with greater financial resources in a transaction that may be unfavorable to us.

Our auditors have included a paragraph in their opinion that accompanies our audited consolidated financial statement as of December 31, 2006, indicating that our net losses and deficits raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We may be unable to complete our development, manufacturing and commercialization plans in the time frames we discussed, and the failure to do so could materially adversely affect our business and financial condition.

Commercializing our products and processes is dependent on a number of factors that include:

•	finalizing the design of our sputtering tool;

•	the engineering scalability of our sputtering tool;

•	completing our large scale manufacturing capabilities;

•	completing, refining and managing our supply chain and distribution channel; and

•	identifying and retaining key personnel in California to build the initial production line.

This will require capital resources that are in excess of current resources.

In addition, our technology uses a new process and there may be technical barriers to the development of our products and processes. Development of tools and our manufacturing processes may not succeed or may be significantly delayed. Our products will be produced through a manufacturing process that we have not yet constructed or tested on a commercial scale. If we fail to successfully develop our thin film manufacturing process, or if there are significant delays in development, we are unlikely to recover those losses, thus making it impossible for us to become profitable through the sales of products. This could materially adversely affect our business and financial condition.

We have no experience manufacturing CIGS PV products on a commercial scale. If we do not develop the necessary manufacturing capabilities, it could materially adversely affect our business and financial condition.

To date, we have focused primarily on research, development and small scale manufacturing, and we have no experience manufacturing any product on a commercial scale. In addition, all such pilot production has been limited to CIGS on foil. It is our intent that our initial commercial production line will consist of CIGS on glass. We are internally developing the necessary sputtering capabilities and purchasing third party manufacturing equipment for this step. Failure to develop or procure manufacturing capabilities and scale up our sputtering tool could materially adversely affect our business and financial condition.

If we are unable to achieve target yields, product qualities, or meet target costs of our CIGS PV products, it could materially adversely affect our business and financial condition.

We may not be able to achieve the manufacturing yields, product qualities and cost targets for our CIGS PV products, which could prevent us from becoming profitable. If we cannot achieve our targeted production yields and unit costs or if we experience difficulties in our manufacturing process, such as capacity constraints, quality control problems or other disruptions, we may not be able to manufacture our products at acceptable costs, which would eliminate our ability to effectively enter the market. If we cannot reduce our costs through economies of scale, improvements in manufacturing processes and engineering design, or technology maturation, it could materially adversely affect our business and financial condition. In addition, we will need to ensure our module products will receive certain industry certifications. Failure to receive these certifications will harm our financial condition and limit our ability to market and sell our product.

We may experience problems in our plans to transition our corporate and commercial manufacturing functions to California.

Our commercialization plans require transitioning our corporate offices and relocating certain personnel and functions to our California location as well as finding a new location for our 25MW commercial CIGS manufacturing line. Transfer of our corporate offices may create interruptions to our business and/or create delays in our production plans. Similarly, if we fail to find an appropriate location in terms of size, permitting and power requirements to house our manufacturing line, our business plans and prospects will be significantly harmed. Our transition requires retention and relocation of certain key personnel from our New York facility and hiring of new experienced staff in California to build our initial production line. Many of the companies we will be competing with for job candidates have more resources than us. If we cannot successfully retain certain key existing personnel or identify and hire other key personnel, we may experience delays in our ability to achieve production.

In order to meet our commercialization goals, we are experiencing rapid change and growth. If we fail to manage this change and growth effectively, it could materially adversely affect our business and financial condition.

The development of our manufacturing technology will place a significant strain on our managerial, financial and personnel resources. To reach our goals, we will need to successfully recruit, train, and manage new employees; develop our manufacturing capabilities; integrate new management and employees into our overall operations; and establish improved financial and accounting systems, controls and reporting systems. We will be competing with other solar, semiconductor and display manufacturers for individuals with this expertise. If we fail to manage the expansion of our business effectively, it could materially adversely affect our business and financial condition.

Our products have never been sold on a commercial basis and we do not know whether they will be accepted by the market.

Our products, if developed, may not achieve market acceptance. The development of a successful market for our proposed products and our ability to sell our products at a lower cost per watt may be adversely affected by a number of factors, many of which are beyond our control, including, but not limited, to:

•	Our failure to produce solar power products that compete favorably against other solar power products on the basis of price, quality, and performance and warrantied lifetime;

•	Competition from conventional energy sources and alternative distributed generation technologies, such as wind energy;

•	Our failure to develop and maintain successful relationships with distributors, system integrators and other resellers, as well as strategic partners;

•	The failure of system integrators to build projects suited for the type of modules we intend to produce; and

•	Our ability to achieve module certification requirements.

If our proposed products fail to gain market acceptance, it could materially adversely affect our business and financial condition.

If we experience significant delays, cost overruns and technical difficulties in installing manufacturing capacity, it could materially adversely affect our business and financial condition.

Finding a location in California to house our manufacturing line is critical to our business plan. If we cannot find a suitable location we will not be able to execute our commercialization plans and we may never achieve profitability. Completing the installation of equipment in a California manufacturing facility may require significant additional investment of capital and substantial engineering expenditures. This process is subject to significant risks, including risks of delays, equipment problems, cost overruns and other start-up and operating difficulties. If we experience any of these or similar difficulties, we may be unable to complete our manufacturing line.

Our management team and board of directors have limited experience working with one another and if they do not work together effectively it could materially adversely affect our business and financial condition.

Our executive officers, board of directors and key employees have worked together for a limited period of time. If our management team cannot successfully work together, or if they fail to develop a thorough understanding of our business on a timely basis, it could materially adversely affect our business and financial condition. Similarly, our executive officers, board of directors and key employees have limited experience running a public company and must prove their ability to maintain control of the required financial reporting and other public company obligations. Further, we intend to transition from a development company to a revenue generating company by building a manufacturing line. This is a departure from our previous direction of working on flexible substrates. Our future success depends on our management team’s ability to establish a manufacturing line. If we cannot do so, we may be unable to expand our business, decrease our cost per watt, maintain our competitive position, satisfy our contractual obligations or reach profitability.

If we lose key personnel, or are unable to attract and retain necessary talent, we may be unable to develop or commercialize our products under development.

We are highly dependent on Dr. Stephan DeLuca, our Chief Executive Officer, and Robert Weiss, our Chief Technical Officer. Dr. DeLuca has over 20 years of experience in the semiconductor and environmental industry. Mr. Weiss has over 25 years of experience in thin film technology development and manufacturing. In case of the loss of Dr. DeLuca or Mr. Weiss, we may be unable to find a suitable replacement with comparable knowledge or experience.

In addition, our future success will depend, in part, on our ability to attract and retain highly skilled employees, including management, technical and sales personnel. Competition for such skilled personnel is intense, and the loss of services of a number of key individuals, or our inability to hire new personnel with the requisite skill sets, could materially harm our business and results of operations. These issues would be magnified if any of our key personnel went to work for competitors. In addition, we may not be able to successfully assimilate these employees or hire qualified personnel to replace them.

If we are unable to adequately protect our intellectual property, our competitors and other third parties could produce products based on our intellectual property, which would substantially impair our ability to compete.

Our success and ability to compete depends in part upon our ability to maintain the proprietary nature of our technologies. We rely on a combination of patent, trade secret, copyright and trademark law and license agreements, as well as nondisclosure agreements, to protect our intellectual property. These legal means, however, afford only limited protection and may not be adequate to protect our intellectual property rights. We cannot be certain that we were the first creator of inventions covered by pending patent applications or the first to file patent applications on these inventions. In addition, we cannot be sure that any of our pending patent applications will issue. The United States Patent and Trademark Office, or PTO, or other foreign patent and trademark offices may deny or significantly narrow claims made under our patent applications and, even if issued, these patents may be successfully challenged, may be designed around, or may otherwise not provide us with commercial protection. We may in the future need to assert claims of infringement against third parties to protect our intellectual property. Regardless of the final outcome, any litigation to enforce our intellectual property rights in patents, copyrights, or trademarks could be highly unpredictable and result in substantial costs and diversion of resources, which could have a material adverse effect on our business and financial condition. In the event of an adverse judgment, a court could hold that some or all of our asserted intellectual property rights are not infringed, or are invalid or unenforceable, and could award attorneys’ fees to the other party.

We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from selling our product offerings, require us to obtain licenses from third parties to develop non-infringing alternatives and/or subject us to substantial monetary damages and injunctive relief.

The solar energy industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. We are aware of numerous patents issued and patents pending to third parties that may relate to current and future generations of solar energy. The owners of these patents may assert that the manufacture, use or sale of any product we develop infringes one or more claims of their patents. Moreover, because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that materially and adversely affect our business. Third parties could also assert infringement or misappropriation claims against us with respect to our future product offerings, if any. Whether or not such claims are valid, we cannot be certain that we have not infringed the intellectual property rights of such third parties or others. Any infringement or misappropriation claim could result in significant costs, substantial damages and our inability to manufacture, market or sell our existing or future product offerings that are found to infringe. Even if we were to prevail in any such action, the litigation could result in substantial cost and diversion of resources that could materially and adversely affect our business. If a court determined, or if we independently discovered, that our product offerings violated third party proprietary rights, there can be no assurance that we would be able to re-engineer our product offerings to avoid those rights or obtain a license under those rights on commercially reasonable terms, if at all. As a result, we could be prohibited from selling products that are found to infringe upon the rights of others. Even if obtaining a license were feasible, it may be costly and time-consuming. A court could also enter orders that temporarily, preliminarily or permanently enjoin us from making, using, selling, offering to sell or importing our CIGS PV products or other future products, if any, or could enter orders mandating that we undertake certain remedial activities. Further, a court could order us to pay compensatory damages for such infringement, plus prejudgment interest, and could in addition treble the compensatory damages and award attorneys’ fees. These damages could materially adversely affect our business and financial condition.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information, which could limit our ability to compete.

We rely on trade secrets to protect our proprietary technology and processes. Trade secrets are difficult to protect. We enter into confidentiality and intellectual property assignment agreements with our employees, consultants and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. However, these agreements may not be honored, and enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time-consuming, and the outcome is unpredictable. The failure to obtain and maintain trade secret protection could adversely affect our competitive position.

The solar energy industry is highly competitive and subject to rapid technological change. If our competitors are better able to develop and market a lower cost, higher performance product, our commercial opportunity may be reduced or eliminated.

The target markets for the products we are developing are highly competitive and subject to rapid technological change. Our success depends, in part, upon our ability to maintain a competitive position in the development of CIGS PV products and technologies. Our competition consists of major international energy and chemical companies, such as BP Solar, and specialized electronics firms, such as Sharp Corporation and First Solar, Inc. Many of our competitors are more established, benefit from greater market recognition and have substantially greater financial, development, manufacturing and marketing resources. There are competitors with thin film products, including those based on CIGS technology, that have already entered commercial production. If a commercial equipment manufacturer were to develop a sputtering tool that was competitive with our proprietary sputtering tool, it could offer this tool to our competitors harming our competitive position. In addition, there are a variety of competing technologies currently in the market and under development, any one of which could achieve manufacturing costs per watt lower than our manufacturing technology. Failure to get to market with the most cost competitive product before our competitors could materially adversely affect our business and financial condition.

We rely on third party suppliers for most of our equipment.

We rely on third party suppliers for most of our equipment. The failure of our equipment suppliers to supply equipment in a timely manner or on commercially reasonable terms could delay our commercialization and expansion plans and otherwise disrupt our production schedule or increase our manufacturing costs. If any single-source supplier were to fail to supply our needs on a timely basis or cease providing us key components, we would be required to locate and contract with substitute suppliers. We may have difficulty identifying a substitute supplier in a timely manner and on commercially reasonable terms. If this were to occur, our business would be harmed. Our orders with certain of our suppliers may represent a very small portion of their total orders. As a result, they may not give priority to our business, leading to potential delays in or cancellation of our orders.

Some of our manufacturing equipment will be customized and sole sourced. If our manufacturing equipment fails or if our equipment suppliers fail to perform under their contracts, we could experience production disruptions and be unable to satisfy our contractual requirements.

Some of our manufacturing equipment will be customized to our production lines based on designs or specifications that we provide the equipment manufacturer, who then undertakes a specialized process to manufacture the custom equipment. As a result, the equipment will not be readily available from multiple vendors and would be difficult to repair or replace if it were to become damaged or stop working. If any piece of equipment fails, production along the entire production line could be interrupted and we could be unable to satisfy our contractual requirements.

Our facility in California is located near an earthquake fault, and an earthquake or other types of natural disasters or resource shortages could disrupt our operations and adversely affect results.

Important documents and records are located in our facility at a single location in Santa Clara, California, which is near active earthquake zones. We currently do not have a formal business continuity or disaster recovery plan. In the event of a natural disaster, such as an earthquake, drought or flood, or localized extended outages of critical utilities or transportation systems, we could experience a significant business interruption. In addition, California from time to time has experienced shortages of water, electric power and natural gas. Any future such shortages or natural disaster, such as a fire or an earthquake, could cause substantial delays in our operations, damage or destroy our manufacturing equipment or inventory, and cause us to incur additional expenses. A disaster could significantly harm our business financial condition. The insurance we maintain against fires, earthquakes and other natural disasters may not be adequate to cover our losses in any particular case.

Our operations involve hazardous materials, and we must comply with environmental laws and regulations, which can be expensive.

We are subject to a variety of federal, state and local regulations relating to the use, handling, storage, disposal, and human exposure to hazardous and toxic materials. We could incur costs, fines, and civil and criminal sanctions, third party property damage or personal injury claims, or could be required to incur substantial investigation or remediation costs, if we were to violate or become liable under environmental laws. Compliance with current or future environmental and safety laws and regulations could restrict our ability to expand our facilities, impair our research, development or production efforts, or require us to incur other significant expenses. There can be no assurance that violations of environmental laws or regulations will not occur in the future as a result of the inability to obtain permits, human error, accident, equipment failure or other causes.

The reduction, elimination or expiration of government subsidies and economic incentives for grid-connected PV systems could reduce demand for our products and materially adversely affect our business and financial condition.

The grid-connected segment of the PV industry relies on government subsidies. The cost of electricity generated from PV systems currently exceeds the retail price of electricity generated from conventional sources. As a result, federal, state and local governmental agencies in many countries have provided subsidies in the form of feed-in-tariffs, rebates, tax benefits and other incentives to support market growth. The reduction, elimination or expiration of the subsidies offered by these entities will reduce the demand for PV products and could materially and adversely affect our business and financial condition.

We are largely dependent on one customer, Blitzstrom GmBH, for our anticipated future revenue, and failure to retain and expand our future customer base will make us vulnerable to substantial loss of potential revenue.

A substantial percentage of our anticipated future revenue will be derived under a contract with one customer, Blitzstrom GmBH, or Blitzstrom. This concentration of anticipated future revenue or the failure to maintain continued favorable pricing and delivery terms with this customer will continue until we are able to diversify our customer base. If we cannot diversify our customer base, and remain primarily reliant on only one customer for a substantial percentage of our anticipated future revenue, we will be vulnerable to a substantial decline in anticipated revenue if we lose Blitzstrom as a customer for any reason or if Blitzstrom were to go out of business, default on its payments to us, or otherwise reduce, delay or cancel its orders. Any such events could have a material adverse effect on our business and financial condition.

We face risks associated with our international business.

We expect to establish, and to expand over time, international commercial operations and activities. Such international business operations are subject to a variety of risks associated with conducting business internationally, including:

•	changes in or interpretations of foreign regulations that may adversely affect our ability to sell our products, perform services or repatriate profits to the United States;

•	the imposition of tariffs;

•	economic or political instability in foreign countries;

•	imposition of limitations on or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures;

•	conducting business in places where business practices and customs are unfamiliar and unknown;

•	the imposition of restrictive trade policies;

•	the imposition of inconsistent laws or regulations;

•	the imposition or increase of investment requirements and other restrictions or requirements by foreign governments;

•	uncertainties relating to foreign laws and legal proceedings;

•	fluctuations in foreign currency and exchange rates; and

•	having to comply with a variety of U.S. laws, including the Foreign Corrupt Practices Act.

We do not know the impact that these regulatory, geopolitical and other factors may have on our international business in the future.

If we are unable to develop, implement and maintain appropriate internal controls we will not be able to comply with applicable regulatory requirements imposed on reporting companies.

Beginning with our annual report for the year ending December 31, 2007, Section 404 of the Sarbanes-Oxley Act of 2002 requires us to include an internal control report with our annual report on Form 10-KSB. That report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. Additionally, under the current rules, our independent registered public accounting firm will be required to issue a report on their evaluation of the operating effectiveness of our internal control over financial reporting for the year ending December 31, 2008.

Our business operations are relatively small and, as a result, we have operated with very limited staffing of key accounting and administrative functions. Such limited staffing made it difficult for us to segregate certain accounting functions. As our business matures from solely research and development into commercial operations, we will need additional accounting and finance staffing to support our expanding business operations and to comply with the additional reporting and regulatory requirements imposed upon us. We plan on hiring additional personnel in our accounting and finance function in order to have sufficient staffing levels. Our development, implementation and maintenance of appropriate internal controls will depend materially on our successful hiring and retention of key senior accounting personnel with appropriate technical accounting expertise.

We continue to informally evaluate our existing internal control over financial reporting against the standards adopted by the Committee of Sponsoring Organizations, or COSO. In addition, we have not yet begun a formal evaluation, documentation and analysis of our internal controls. During the course of our ongoing informal evaluation of our internal controls, or once we begin the formal evaluation, documentation and testing of our internal controls, we may identify areas requiring improvement, and may have to design enhanced processes and controls to address issues identified through this review. Remedying any significant deficiencies or material weaknesses that we or our independent registered public accounting firm may identify may require us to incur significant costs and expend significant time and management resources. While we believe that we will be able to successfully implement internal controls, we cannot assure you that any of the measures we implement to remedy any such deficiencies or weaknesses will effectively mitigate or remedy such deficiencies or weaknesses. Moreover, as we have not yet begun to formally evaluate our internal controls, there is a risk that we may not be able to provide our assessment on a timely basis. Investors could lose confidence in our financial reports, and our stock price may be adversely affected, if our internal control over financial reporting is found not to be effective by management or by an independent registered public accounting firm.

Risks Related to this Offering

As a new investor, you will incur substantial dilution as a result of this offering.

If you invest in shares of our common stock in this offering, your interest will be diluted by the amount by which the offering price per share exceeds our pro forma net tangible book value per share following the offering. Net tangible book value equals total tangible assets minus total liabilities. As of June 30, 2007, our net tangible book value per share was $0.35. After giving effect to this offering, our pro forma net tangible book value per share would be $            , or $             if the underwriters exercise their over-allotment option in full. The exercise of outstanding options and warrants and future equity issuances, including future public offerings or future private placements of equity securities and any additional shares issued in connection with acquisitions, could result in further dilution to investors.

We must use our best efforts to register certain outstanding shares with the SEC. We are subject to adverse consequences if the shares are not registered with the SEC within defined time periods.

We are subject to two registration rights agreements that require us to file a registration statement for the resale of approximately 5,500,000 shares of common stock. To date, we have not been able to register these shares due to the SEC’s comments that they believe several of the holders of such shares are affiliates offering the securities by or on behalf of us and therefore the securities cannot be sold in an at the market offering under Rule 415 of the Securities Act of 1933, as amended. These investors have agreed that we are not required to file a resale registration statement covering such shares for a period of 30 days following this offering. Once effective, any such registration statement must remain effective and available for use until the earlier of the date all of such shares have been sold pursuant to the registration statement or the second anniversary of the date of the conversion of the notes. If we fail to meet the deadlines for the filing or the effectiveness of the registration statement, we are required to pay liquidated damages until such failure is cured. The total penalties payable by us for failure to have a registration statement declared effective are capped at 12% of the purchase price of these securities. Pursuant to an amendment to these agreements, liquidated damages begin to accrue on January 1, 2008. Further, one of our shareholders has an agreement that prohibits us from effecting any registration of shares before we register shares owned by them. This agreement has been waived in connection with this offering and will terminate when those shares are registered.

We are required to use a portion of the net proceeds of this offering to pay existing indebtedness.

We are required to use approximately $4.2 million of the net proceeds of this offering for the repayment of all principal and interest outstanding under an existing note. This will leave less net proceeds to be used as working capital and for general corporate purposes. Therefore, we will need to raise additional capital sooner than if the full net proceeds of this offering were available to us to fund our business plan.

Our common stock could be subject to extreme volatility.

Our common stock is currently traded on the NASDAQ Capital Market. The trading volume of our common stock each day is relatively low. Because of this limited liquidity, stockholders may be unable to sell their shares. Moreover, this means that sales or purchases of relatively small blocks of stock can have a significant impact on the price at which our stock is traded. The trading price of our common stock has, from time to time, fluctuated widely and may be subject to similar fluctuations in the future. The trading price of our common stock may be affected by a number of factors, including events described in the “Risk Factors” set forth in this prospectus, as well as our operating results, financial condition, public announcements by us, general conditions in the solar cell industry, and other events or factors. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the division of management’s attention and resources.

Substantial voting power may be concentrated in the hands of certain stockholders.

Upon conversion of certain notes, two affiliated funds acquired 3,050,203 shares of our common stock. This amount would equate to approximately     % of our outstanding common stock upon completion of this offering. As a result, of their share ownership, these investors may be able to influence affairs requiring stockholder approval, including the election of directors.

As long as our Class A Warrants and our Class B public Warrants are outstanding, our ability to raise additional funds may be limited.

During the term that our Class A Warrants and our Class B public Warrants are outstanding, the holders of these warrants are given the opportunity to profit from a rise in the market price of our common stock. In addition, these warrants are not redeemable by us. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time during which the Warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms from other sources.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and Section 27A of the Securities Act. Any statements contained in this prospectus that are not statements of historical fact may be forward-looking statements. When we use the words “anticipates,” “plans,” “expects,” “believes,” “should,” “could,” “may,” “will” and similar expressions, we are identifying forward-looking statements. Forward-looking statements involve risks and uncertainties, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. These factors include, among others, our need to raise additional financing, risks related to the development of our CIGS PV products and manufacturing processes to produce such products, risks related to our delivery to customers, including product reliability, energy efficiency, customer acceptance and product cost; market acceptance of CIGS; intense competition in the solar energy field; our history of losses; the historical volatility of our stock prices; general market conditions; and other factors referred to under the caption “Risk Factors” starting on page 7.

Except as may be required by applicable law, we do not undertake or intend to update or revise our forward-looking statements, and we assume no obligation to update any forward-looking statements contained in this prospectus or any prospectus supplement as a result of new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements that reflect our current expectations about our future results, performance, prospects and opportunities. You should carefully review and consider the various disclosures we make in this prospectus and our other reports filed with the SEC that attempt to advise interested parties of the risks, uncertainties and other factors that may affect our business.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in this prospectus under the caption “Risk Factors.”

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the common stock that we are offering will be approximately $             million or approximately $             million if the underwriters exercise their over-allotment option in full, assuming an offering price of $             per share (which is the last reported sale price of our common stock on the NASDAQ Capital Market on                     , 2007) and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We are required to use approximately $4.2 million of the net proceeds of this offering to pay in full the principal amount outstanding and accrued interest under our bridge loan agreement with LC Capital Master Fund, Ltd. and Millennium Fixed Income LP. As of June 30, 2007, the principal amount outstanding was $4.0 million. Currently, the loan has an interest rate equal to 10.0% per annum and has a maturity date of December 15, 2007. We used the proceeds of this loan for financing operating expenses and other general corporate purposes.

We intend to use the balance of our net proceeds from this offering for the engineering-to-scale and manufacturing of certain production tools, placing the orders for some of the purchased equipment for the 25MW line in California, funding operating expenses, working capital and other general corporate purposes.

Pending any use, as described above, we plan to invest the net proceeds in investment grade, short-term, interest-bearing securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and do not expect to pay any dividends for the foreseeable future. We intend to use future earnings, if any, in the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors, based on our financial condition, results of operations, contractual restrictions, capital requirements, business properties, restrictions imposed by applicable law and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2007 as follows:

•	on an actual basis; and

•

on a pro forma as adjusted basis to reflect our receipt of the estimated net proceeds from our sale of              shares of common stock at the assumed offering price of $             per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and our use of proceeds and accrued interest from this offering to repay approximately $4.2 million of outstanding indebtedness under our bridge loan facility.

You should read the following table together with “Management’s Discussion and Analysis or Plan of Operation,” “Selected Consolidated Financial Information,” and our audited and unaudited consolidated financial statements and related notes, each appearing elsewhere in this prospectus.

	As of June 30, 2007
	Actual	Pro forma as adjusted
	(unaudited)
	(in thousands, except share data)
Cash and cash equivalents	$4,715	$

Debt:
L.C. Capital Master Fund Ltd./Millennium Fixed Income LP	4,000
Notes and capital lease obligations	449

Total debt	4,449
Common stock, $.01 par value; 60,000,000 shares authorized; 15,097,562 shares issued and outstanding and issued or outstanding, pro forma as adjusted	151
Stockholders’ equity (deficit):
Additional paid-in capital	63,948
Accumulated deficit	(10,145)
Deficit accumulated during the development stage	(48,619)
Total stockholders’ equity	5,335

Total capitalization	$9,784	$

The table above excludes the following shares:

•

1,112,554 shares of common stock issuable upon exercise of all outstanding options under our 2003 and 2006 Equity Incentive Plans and stand-alone option agreements at a weighted-average exercise price of $6.11 per share;

•	5,811,711 shares of common stock issuable upon exercise of warrants outstanding at an exercise price of $9.13 per share;

•

1,110,041 shares of common stock issuable upon exercise of warrants to purchase common stock to be issued at a future date at an exercise price yet to be determined, as provided for in the Second Amendment to the Registration Rights Agreements with LC Capital Master Fund, Ltd. (the “Buyer”), Millennium Partners, L.P., Phoenix Partners, LP, Phoenix Partners II, LP, Phoenix International (BVI), Ltd. and PreX Capital Partners, LLC (the “New Investors”); and

•

1,724,707 shares of common stock reserved for future grant or issuance under our 2003 and 2006 Equity Incentive Plans, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under our 2006 Equity Incentive Plan.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The following tables set forth the high and low closing bid prices, per share or warrant, for our common stock and warrants as reported by the NASDAQ Capital Market for each quarter in the past two years and the first three quarters of this year:

	High	Low
Common Stock “DSTI”
Fiscal Year ended December 31, 2005
First quarter	$8.06	$2.57
Second quarter	$16.13	$5.38
Third quarter	$17.30	$11.70
Fourth quarter	$12.22	$8.49

Fiscal Year ended December 31, 2006
First quarter	$15.39	$9.12
Second quarter	$13.70	$8.40
Third quarter	$10.21	$5.38
Fourth quarter	$7.08	$3.45

Fiscal Year ended December 31, 2007
First quarter	$5.99	$2.02
Second quarter	$6.71	$3.27
Third quarter (through August , 2007)	$	$

	High	Low
Class A Warrant “DSTIW”
Fiscal Year ended December 31, 2005
First quarter	$1.90	$0.62
Second quarter	$10.05	$1.10
Third quarter (through August 11, 2005)(1)	$11.23	$5.98

(1)	All Class A Warrants not exercised were redeemed and trading ceased on August 11, 2005.

	High		Low
Class B Warrant “DSTIZ”
Fiscal Year ended December 31, 2005
First quarter		$1.50		$0.23
Second quarter		$6.87		$0.92
Third quarter		$8.05		$5.10
Fourth quarter		$5.73		$3.40

Fiscal Year ended December 31, 2006
First quarter		$6.12		$3.49
Second quarter		$5.31		$2.75
Third quarter		$3.53		$1.38
Fourth quarter		$1.79		$0.58

Fiscal Year ended December 31, 2007
First quarter		$1.35		$0.35
Second quarter		$1.58		$0.75
Third quarter (through August , 2007)	$		$

Holders

As of July 27, 2007, there were approximately 54 shareholders of record of our common stock, but we believe that the number of beneficial holders is substantially greater.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. As of June 30, 2007, our net tangible book value was $5.3 million, or $0.35 per share of common stock. Our net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding as of June 30, 2007. After giving effect to our sale in this offering of            shares of our common stock at the assumed offering price of $            per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2007 would have been approximately $            million, or $            per share of our common stock. This amount represents an immediate increase of net tangible book value of $            per share to our existing stockholders and an immediate dilution of $            per share to new investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share		$
Net tangible book value per share as of June 30, 2007, before giving effect to this offering	$0.35
Pro forma increase in net tangible book value per share attributable to investors purchasing shares in this offering

Pro forma net tangible book value per share after giving effect to this offering

Dilution per share to new investors		$

Assuming the underwriters exercise their over-allotment option in full, the pro forma net tangible book value per share after giving effect to this offering would have been approximately $            per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be $         per share.

The above discussion and tables also assume no exercise of any outstanding stock options or warrants. As of June 30, 2007, there were:

•

1,112,554 shares of common stock issuable upon exercise of all outstanding options under our 2003 and 2006 Equity Incentive Plans and stand-alone option agreements at a weighted-average exercise price of $6.11 per share;

•	5,811,711 shares of common stock issuable upon exercise of warrants outstanding at an exercise price of $9.13 per share;

•

1,110,041 shares of common stock issuable upon exercise of warrants to purchase common stock to be issued at a future date at an exercise price yet to be determined, as provided for in the Second Amendment to the Registration Rights Agreements with the Buyer and New Investors; and

•

1,724,707 shares of common stock reserved for future grant or issuance under our 2003 and 2006 Equity Incentive Plans, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under our 2006 Equity Incentive Plan.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The selected consolidated financial information as of and for the five years ended December 31, 2002, 2003, 2004, 2005 and 2006, has been derived from our historical consolidated financial statements and related notes, which were audited by Hein & Associates LLP, an independent registered public accounting firm. The selected condensed consolidated financial information as of and for the six months ended June 30, 2006 and 2007, has been derived from our unaudited condensed consolidated financial statements. Our unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and related notes. In the opinion of management, the unaudited condensed consolidated financial information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. Results for interim periods are not necessarily indicative of results that may be expected for a full year. Historical results are not necessarily indicative of the results expected in the future. The selected consolidated financial information should be read in conjunction with, and is qualified by reference to, “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Years ended December 31,					Six months ended June 30,
	2002	2003	2004	2005	2006	2006	2007
Revenue:
Product revenue	$71,325	$12,812	$—	$—	$3,528	$—	$—
Research and development contract revenue	484,784	—	—	625,000	180,000	30,000	—

Total revenue	556,109	12,812	—	625,000	183,528	30,000	—
Costs and Expenses:
Research and development	598,028	628,069	1,589,727	3,513,860	9,960,568	4,366,263	4,711,163
Selling, general and administrative	135,291	774,632	2,430,176	3,385,525	5,771,591	2,566,201	3,391,922
Restructuring	—	—	—	—	439,054	—	1,554,365
Depreciation and amortization	15,978	78,962	103,981	667,200	1,758,925	491,721	1,457,347

Total costs and expenses	749,297	1,481,663	4,123,884	7,566,585	17,930,138	7,424,185	11,114,797
Other Income (Expense):
Other income (expense)	(7,503)	4,667	75,374	276,436	1,094,426	258,415	84,759
Interest expense	(15,828)	(53,799)	(612,330)	(91,837)	(1,733,325)	(156,752)	(128,326)
Amortization of note discount and financing costs	—	—	—	—	(4,747,806)	(1,082,814)	(4,067,499)
Gain / (loss) on derivative liabilities	—	—	—	—	2,692,114	(85,530)	(2,956,339)
Loss on extinguishment of debt	—	—	—	—	—	—	(6,091,469)

Total other income (expense)	(23,331)	(49,132)	(536,956)	184,599	(2,694,591)	(1,066,681)	(13,158,874)

Loss from Continuing Operations	(216,519)	(1,517,983)	(4,660,840)	(6,756,986)	(20,441,201)	(8,460,866)	(24,273,671)
Income (loss) from discontinued operations of DayStar Solar	—	1,758	(5,055)	(6,173)	—	—	—

Net Loss	$(216,519)	$(1,516,225)	$(4,665,895)	$(6,763,159)	$(20,441,201)	$(8,40,866)	$(24,273,671)

Weighted average common shares outstanding (basic and diluted)	646,508	819,249	3,350,636	5,000,005	6,824,816	6,547,026	13,775,359
Net loss per share (basic and diluted)	$(0.33)	$(1.85)	$(1.39)	$(1.35)	$(3.00)	$(1.29)	$(1.76)

Cash Flow Data:
Net cash used in operating activities	$(131,897)	$(74,341)	$(2,748,265)	$(5,400,302)	$(15,318,262)	$(4,453,290)	$(6,275,596)
Net cash used in investing activities	(30,814)	(17,869)	(5,785,292)	(3,981,783)	(3,364,249)	(3,413,225)	(148,970)
Net cash provided from financing activities	146,732	152,924	8,784,619	16,349,339	14,259,935	14,616,786	8,278,718

	As of December 31,					As of June 30,
	2002	2003	2004	2005	2006	2006	2007
Balance Sheet Data:
Cash, cash equivalents and investments	$4,265	$64,979	$4,246,742	$12,364,310	$2,860,719	$18,157,476	$4,714,871
Other current assets	153,899	86	16,422	738,188	1,044,593	783,040	801,602
Net property and equipment	150,226	176,664	1,930,809	4,555,363	11,245,233	8,435,737	9,938,626
Other assets	49,998	736,581	57,408	50,423	2,911,189	1,070,344	74,863
Total assets	358,388	978,310	6,251,381	17,708,284	18,061,734	27,946,597	15,529,962
Current liabilities	453,075	999,423	690,278	1,225,519	9,105,154	13,260,717	6,328,800
Long-term liabilities	108,515	951,420	136,290	809,211	2,987,215	4,887,808	3,866,014
Total liabilities	561,590	1,950,843	826,568	2,034,730	12,092,369	18,148,525	10,194,814
Total stockholders’ equity (deficit)	(203,202)	(972,533)	5,424,813	15,673,554	5,969,365	9,798,072	5,335,148

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our results of operation and financial condition. You should read this analysis in conjunction with our audited consolidated financial statements and related footnotes. This discussion and analysis contains statements of a forward-looking nature relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, including those set forth in this Registration Statement.

The following discussion and analysis should be read in conjunction with the unaudited financial statements contained herein.

Overview

We are a photovoltaic (“PV”) company engaged in the development, manufacturing, and marketing of products based upon thin film semiconductor technology. We have developed a proprietary thin film deposition process for the copper-indium-gallium-selenide semiconductor material system, commonly known as CIGS. We intend to commercialize monolithically integrated CIGS modules on glass to address near term market opportunities and develop foil CIGS PV cells packaged in a flexible format for emerging markets. We expect both PV products to be competitive in terms of performance, cost and durability. In order to achieve this goal, we currently intend to build a 25MW commercial manufacturing line in California. Our target markets include the grid-tied central utilities industry, such as large scale PV-based power plants, the grid-tied decentralized commercial, industrial and residential markets and the emerging grid-tied BIPV markets.

During the six months ended June 30, 2007, we achieved development milestones which were necessary to finalize the design of a commercial manufacturing line. Through our proprietary sputter deposition process, we have reproducibly achieved greater than 10% cell efficiencies on large area solar cell devices. We believe this 10% cell efficiency milestone demonstrates a reproducible and highly scaleable deposition process capable of performance benchmarks required for manufacturing our solar products in commercial volumes. We are currently building a deposition tool and associated equipment that will enable us to prove the scalability of the deposition process by producing monolithically integrated glass MTMs. We expect to have this line producing MTMs for characterization and field evaluation by the end of 2007.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures. A summary of those accounting policies can be found in the notes to the consolidated financial statements set forth in the Annual Report on Form 10-KSB. Certain of our accounting policies are considered critical as they are both important to the portrayal of our financial condition and results of operations and require judgments on the part of management about matters that are uncertain. We have identified the following accounting policies that are important to the presentation of our financial condition and results of operations.

Revenue Recognition—We recognize revenue in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”). SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectibility is reasonably assured. Since inception of the development stage on July 1, 2005, we have earned minimal amounts of product revenue.

Research and development contract revenue is recognized as we meet milestones as set forth under the contracts. Since inception of the development stage on July 1, 2005, our principal source of revenue has been from government funded research and development contracts.

Grant revenue is recognized when we fulfill obligations as set forth under the grant. Terms of the grant reflected in the accompanying financial statements require us to maintain specified employment criteria, as defined, over a five year period. If we fail to meet the specified criteria, we must repay the unearned portion of the grant. As a result, we recorded deferred revenue of $300,000 as of June 30, 2007.

Property and Equipment—Property and equipment is stated at cost. Amounts received under grants which represent a reimbursement of property and equipment costs incurred are recorded as a contra-asset against property and equipment. At June 30, 2007, there was $300,000 of grant funds included in property and equipment as a contra-asset, which we must repay if we fail to maintain certain employment criteria over a five year period as specified in the grant. Depreciation is computed using straight-line and an accelerated method over estimated useful lives of 3 to 5 years. Expenditures for maintenance and repairs, which do not materially extend the useful lives of property and equipment, are charged to operations as incurred. When property or equipment is retired or otherwise disposed of, the property accounts are relieved of costs and accumulated depreciation and any resulting gain or loss is recognized.

Patents—Costs incurred to prosecute patents are expensed as incurred. Patent costs paid to obtain patents from third parties are capitalized and amortized over the life of the patent.

Long-lived Assets—Our policy regarding long-lived assets is to evaluate the recoverability or usefulness of these assets when the facts and circumstances suggest that these assets may be impaired. This analysis relies on a number of factors, including changes in strategic direction, business plans, regulatory developments, economic and budget projections, technological improvements, and operating results. The test of recoverability or usefulness is a comparison of the asset value to the undiscounted cash flow of its expected cumulative net operating cash flow over the asset’s remaining useful life. Any write-downs would be treated as permanent reductions in the carrying amount of the asset and an operating loss would be recognized. To date, we have had recurring operating losses and the recoverability of our long-lived assets is contingent upon executing our business plan that includes monitoring our manufacturing costs and significantly increasing sales. If we are unable to execute our business plan, we may be required to write down the value of our long-lived assets in future periods.

Share-Based Compensation—Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”, (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. Additionally, we follow the Securities and Exchange Commission (“SEC”)’s Staff Accounting Bulletin No. 107 “Share-Based Payment” (“SAB 107”), issued in March 2005, which provides supplemental SFAS 123(R) application guidance based on the views of the SEC. We adopted SFAS 123(R) using the modified prospective transition method. Under this transition method, share-based compensation expense recognized in our Consolidated Statements of Operations for the three months and six months ended June 30, 2007 and 2006 included: (a) compensation expense for all share-based awards granted prior to, but not yet vested, as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation expense for all share-based awards granted beginning January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).

Fair Value of Financial Instruments—The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of receivables, investments, accounts payable and accrued liabilities approximate fair value because of the short-term maturities of these instruments. The fair value of capital lease obligations approximate fair value due to the proximity to the inception date.

Derivative Stock Warrants—Certain terms in the Note and related documents issued on May 25, 2006 require that the warrants issued in conjunction with the convertible note be treated as a derivative instrument and, therefore, classified as a liability on the balance sheet. As such, the liability must be adjusted to fair value at the end of each reporting period, in accordance with SFAS 133 “Accounting for Derivative Instruments and Hedging Activities”, and any changes in fair value reported as a gain or loss on derivative liabilities in the Consolidated Statement of Operations. The Black-Scholes option-pricing model is used to estimate the warrant fair values.

Results of Operations

Comparison of the Six Months Ended June 30, 2007 and 2006

Certain reclassifications have been made to the 2006 financial information to conform to the 2007 presentation. Such reclassifications had no impact on net income / (loss).

Research and development expenses. Research and development expenses were $4,711,163 for the six months ended June 30, 2007 compared to $4,366,263 for the six months ended June 30, 2006, an increase of $344,900 or 8%. These expenses increased during the period as we substantially completed Gen-II pilot production capabilities to manufacture photovoltaic cells in 2006 and continued activities in research and development of our next generation capabilities. We are designing prototype deposition equipment while procuring automated cell processing equipment for our next generation production line, in order to manufacture and commercialize monolithically integrated CIGS modules on glass substrates.

Selling, general and administrative expenses. Selling, general and administrative expenses were $3,391,922 for the six months ended June 30, 2007 compared to $2,566,201 for the six months ended June 30, 2006, an increase of $825,721 or 32%. The increase in selling, general and administrative expenses resulted from an increase in personnel and related costs required to support the development efforts and planning to achieve commercialization of our products. Additionally, share-based compensation of $720,580 was included in selling, general and administrative expenses during the six months ended June 30, 2007, compared to $379,217 for the six months ended June 30, 2006.

Restructuring. There was $1,554,365 in restructuring expense for the six months ended June 30, 2007. There was no restructuring expense for the six months ended June 30, 2006. The expense in 2007 relates to professional services stemming from the restructuring of the Note and to initiatives currently under way to transition manufacturing and certain engineering efforts as well as our corporate headquarters to California.

Depreciation and amortization expenses. Depreciation and amortization expenses were $1,457,347 for the six months ended June 30, 2007 compared to $491,721 for the six months ended June 30, 2006, an increase of $965,626. Depreciation and amortization expenses increased primarily as a result of the utilization of significant amounts of capital equipment to develop our manufacturing technologies and began the production of photovoltaic cells on our Gen-II production line, and continue the development of our next generation manufacturing processes.

Other income. Other income was $84,759 for the six months ended June 30, 2007 compared to $258,415 for the six months ended June 30, 2006, a decrease of $173,656. Other income primarily represents interest on investments.

Interest expense. Interest expense was $128,326 for the six months ended June 30, 2007 compared to $156,752 for the six months ended June 30, 2006, a decrease of $28,426. The decrease in interest expense was due primarily to the restructuring, sale and ultimate conversion to equity during the first quarter of 2007 of a $15 million Note carrying a 7.5% interest rate.

Amortization of note discount and deferred financing costs. Amortization of note discount and deferred financing costs was $4,067,499 for the six months ended June 30, 2007 compared to $1,082,814 for the six months ended June 30, 2006, an increase of $2,984,685. The Note contained a beneficial conversion feature as well as warrants issued to the Original Note Holder. The aggregate fair value of the conversion feature and warrants represented a discount to the Note, totaling $5.3 million and was amortized using the effective interest method over the life of the Note. The financing costs were capitalized and amortized over the life of the Note as well. The Note was converted to Common Stock during the first quarter of 2007 and all unamortized note discount and remaining deferred financing costs at the time of the conversion were expensed, resulting in an increase in this expense for the six months ended June 30, 2007 as compared with the six months ended June 30, 2006, which was the beginning of the amortization period.

Loss on derivative liabilities. Loss on derivative liabilities was $2,956,339 for the six months ended June 30, 2007 compared to $85,530 for the six months ended June 30, 2006. The warrants issued in conjunction with the Note are considered derivative liabilities and are therefore required to be adjusted to fair value each quarter. During the six months ended June 30, 2007, our Common Stock price increased which caused an increase in the fair value of the warrant liability. This resulted in a loss on derivative liabilities of $2,956,339 for the six months ended June 30, 2007.

Loss on extinguishment of debt. Loss on extinguishment of debt was $6,091,469 for the six months ended June 30, 2007. There was no loss on extinguishment of debt for the six months ended June 30, 2006. The loss is due to the excess of the consideration provided by the Company to the Original Note Holder in the form of cash payments, shares of Common Stock and additional Class A Warrants for payment of the outstanding principal and accrued interest on the Note.

Net loss. Net loss was $24,273,671 for the six months ended June 30, 2007 compared to a loss of $8,460,866 for the six months ended June 30, 2006. The increase in net loss is due primarily to the non-cash expenses recognized on the extinguishment of the Note, write-off of the remaining note discount and financing costs, and loss on derivative liabilities for the six months ended June 30, 2007.

Comparison of Years Ended December 31, 2006 and 2005

Certain reclassifications have been made to the 2005 financial information to conform to the 2006 presentation. Such reclassifications had no impact on net income/(loss).

Product revenue.    Product revenue was $3,528 for the year ended December 31, 2006. During the year, we began shipment of product in fulfillment of our contract with Blitzstrom. We are currently shipping low volumes of cells to Blitzstrom for module development and performance evaluations.

Research and development contract revenue.    Research and development contract revenue was $180,000 for the year ended December 31, 2006 compared to $625,000 for the year ended December 31, 2005. Our research and development contract revenue was primarily earned as a result of achieving various milestones under an agreement with a New York State government agency. Revenue earned during the year ended December 31, 2006 primarily relates to meeting production volumes and solar cell conversion efficiencies.

Research and development expenses.    Research and development expenses were $9,960,568 for the year ended December 31, 2006 compared to $3,513,860 for the year ended December 31, 2005, an increase of $6,446,708 or 183%. These expenses have increased significantly due to the increases in the number of personnel and related activities during the past year as we established Gen-II production capabilities to manufacture PV cells and increased research and development of our next generation capabilities in both New York and California. We are designing, with the intent to manufacture, prototype deposition equipment while procuring automated cell processing equipment for our next generation production line. Additionally, the implementation of SFAS No. 123(R), effective January 1, 2006, added $392,576 in share-based compensation expense for research and development personnel during the year ended December 31, 2006.

Selling, general and administrative expenses.    Selling, general and administrative expenses were $6,210,645 for the year ended December 31, 2006 compared to $3,385,525 for the year ended December 31, 2005, an increase of $2,825,120 or 84%. The increase in selling, general and administrative expenses corresponded with our increase in headcount and overall increase in activity during the year. Salaries, consulting and other administrative costs increased during the year ended December 31, 2006, in order to support growth in the manufacturing and engineering areas of our business. Also included is $439,054 of restructuring charges for the year ended December 31, 2006, representing expenses incurred in connection with the restructuring and sale of our senior convertible note. Additionally, the implementation of SFAS No. 123(R), effective January 1, 2006, added $444,789 in share-based compensation expense for selling, general and administrative personnel during the year ended December 31, 2006.

Depreciation and amortization expense.    Depreciation and amortization expenses were $1,758,925 for the year ended December 31, 2006 compared to $667,200 for the year ended December 31, 2005, an increase of $1,091,725. Depreciation and amortization expense increased primarily as a result of the acquisition and utilization of significant amounts of capital equipment to develop our manufacturing technologies for Gen II production.

Other income.    Other income was $1,094,426 for the year ended December 31, 2006 compared to $276,436 for the year ended December 31, 2005, an increase of $817,990. Other income primarily represents refundable New York State tax credits and interest earned on investments.

Interest expense.    Interest expense was $1,733,325 for the year ended December 31, 2006 compared to $91,837 for the year ended December 31, 2005, an increase of $1,641,488. The increase in interest expense was due primarily to the issuance, in May 2006, of the $15 million Note carrying a 7.5% interest rate. During the year ended December 31, 2006, we recorded $1,649,615 in interest expense related to the note, of which $1,325,715 was non-cash interest and included a discount of $1,050,053 associated with the payment of principal and interest to the note holder in shares of our common stock and $209,860 of accrued interest at December 31, 2006. The remaining interest costs result from capital lease obligations and notes payable.

Amortization of note discount and deferred financing costs.    Amortization of note discount and deferred financing costs was $4,747,806 for the year ended December 31, 2006. There was no amortization of note discount and deferred financing costs for the year ended December 31, 2005. The Note issued in May 2006 contained a beneficial conversion feature as well as Warrants issued to the holder of the Note. The aggregate fair value of the conversion feature and Warrants, represented a discount to the Note, totaling $5,259,961 and is being amortized using the effective interest method over the life of the Note. In addition, we incurred financing costs of $1,065,216 related to this transaction. The financing costs were capitalized and are amortized over the life of the Note.

Gain on derivative liabilities.    Gain on derivative liabilities was $2,692,114 for the year ended December 31, 2006. There was no gain on derivative liabilities for the year ended December 31, 2005. The warrants issued in conjunction with the convertible note are considered derivative liabilities and are therefore required to be adjusted to fair value each quarter. From May 25, 2006 (the closing date of the convertible note) to December 31, 2006, our common stock price declined which caused a reduction in the fair value of the warrant liability. This resulted in a gain on derivative liabilities of $2,692,114 for the year ended December 31, 2006.

Net loss.    Our net loss was $20,441,201 for the year ended December 31, 2006 compared to a loss of $6,763,159 for the year ended December 31, 2005. The increase in net loss was due primarily to investing in engineering and manufacturing activities as we established Gen-II production capabilities to manufacture PV cells and increased activities in designing, with the intent to manufacture, prototype deposition equipment, for our next generation production line; a corresponding increase in selling, general and administrative personnel and activities to support the engineering and manufacturing efforts; and significant non-cash expenses including interest, the amortization of note discount and deferred financing costs, and share-based compensation in accordance with SFAS No. 123(R). Throughout 2007, we expect to continue to incur significant expenses related to (i) manufacturing in our Gen-II manufacturing facility, (ii) development efforts of the Gen-III manufacturing processes, and (iii) expanding operations to include our next generation manufacturing facility. We also anticipate certain non-cash charges related to our prior and current financing transactions, as well as additional share-based compensation expense in accordance with SFAS No. 123(R). Without significant product revenue anticipated, we expect to experience significant net losses throughout 2007 until our next generation production is realized.

Liquidity and Capital Resources

Liquidity.    At June 30, 2007, our cash and cash equivalents totaled $4,714,871. The net cash used during the quarter was primarily to fund operating activities. We currently spend approximately $1.2 million per month on operating expenses for research and development, and selling, general and administrative costs. This spending rate excludes one-time restructuring costs and costs associated with financings. During the six months ended June 30, 2007, we reported a net loss of approximately $24.3 million, which included non-cash expenses of $15.5 million, primarily associated with the Note and series of agreements entered into on January 19, 2007, resulting in the Note’s ultimate conversion into common stock.

The following table summarizes the key components of the results of operations for the six months ended June 30, 2007 and segregates between cash and non-cash transactions:

Net Loss Summary For the Six Months Ended June 30, 2007	Six Months Ended June 30, 2007
Cash expenses:
Operating expenses	$7,041,004
Restructuring	1,213,765
Financing costs	433,060
Net Interest expense/(Other income)	43,566

Total cash expenses	8,731,395
Non-cash expenses:
Loss on extinguishment of debt	6,091,469
Amortization of note discount and financing costs	3,634,439
Loss on derivative liabilities	2,956,339
Depreciation and amortization	1,457,347
Share-based compensation	1,062,082
Restructuring	340,600

Total non-cash expenses	15,542,276

Reported Net Loss	$24,273,671

We are in the development stage, and as such, have historically reported net losses. We anticipate continuing to incur losses in the future as we transition to commercialization. We have experienced negative cash flows from operations since our inception and do not anticipate generating sufficient positive cash flows to fund our operations in the foreseeable future. Our cash balance which totaled $4,714,871 as of June 30, 2007, is expected to sustain us until the end of the third quarter of 2007, if we are able to maintain our estimated spending rate of $1.2 million per month. We will need significant additional cash infusions to execute our business plan beyond the third quarter of 2007. This business plan includes, in the near term, transitioning our headquarters from New York to California and manufacturing CIGS on glass MTMs, with both of these activities presently targeted to be completed by the end of 2007. MTMs are essentially a smaller form factor CIGS on glass module that will allow us to demonstrate the scalability of our direct deposition process in a manufacturing simulation, which represents a key near-term milestone in our business plan. The MTMs will not be available for sale, and thus we will not generate revenues from the production of these modules. In the longer term, our business plan is to build a 25MW CIGS on glass manufacturing line in California. This business plan, including both the near-term and long-term activities, will require significant cash outlay as provided below. Without significant additional, timely financing, we would need to further delay certain programs and activities. Any delay in the financing will consequently delay the implementation of our manufacturing and commercialization strategy.

In order to conserve cash and extend operations, we have decreased cash spending by reducing certain operating expenses and limiting new equipment purchases. The transition to commercialization required a reduction of the Company’s New York based resources as we focus efforts on building our first large scale production line in California. Effective June 1, 2007, we reduced our New York staff by approximately 20 people, in line with the commercialization operating plan to transition corporate headquarters from New York to California. This staffing reduction decreased our pilot production lines from three shifts to one, which will be maintained to continue product testing. The savings generated through this reduction in staff and through other activities may be used to execute some of the activities needed to transition our corporate headquarters to California. Additionally, we will incur spending to execute our near-term plan to manufacture CIGS on glass MTMs in California. There is a possibility that the headquarters transition activities and the manufacture of MTMs may increase the monthly burn to more than $1.2 million per month in the next few months.

To fund these activities and to enable us to execute our business plan and commercialization strategy, we plan to seek additional funding. Our financing options include (1) completing a secondary public offering, (2) obtaining private equity funding, (3) evaluating the likelihood of converting the Class B public warrants to Common Stock, (4) obtaining debt financing and (5) increasing government grant and other contract revenue. Such financing may not be available to us on terms that are acceptable to us, if at all, and any new equity financing may be dilutive to stockholders. Additionally, any delay in obtaining funds from this financing will require us to seek additional bridge financing, that may only be available to us, if at all, at a very expensive rate. There is no guarantee that we will be able to successfully arrange for such incremental bridge funding in order to manage a substantial delay in completing an equity financing.

If we are unable to raise sufficient capital, liquidity problems will cause us to curtail operations, liquidate assets, seek additional capital on less favorable terms and/or pursue other such actions that could adversely affect future operations. These factors raise substantial doubt as to our ability to continue operations as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Capital Resources.    We have historically financed our operations primarily from proceeds of the sale of equity securities and revenues received under research and development contracts and grants. We do not have any bank lines of credit that provide us with an additional source of debt financing.

We entered into a series of agreements on January 19, 2007, with the Original Note Holder, the Buyer, and the New Investors. The Original Note Holder sold our Note to the Buyer for approximately $7.5 million. The Buyer provided approximately $6.0 million and we provided $1.5 million from restricted cash escrows, additional Class A Warrants to purchase 317,394 shares of our Common Stock, and 825,181 shares of Common Stock in full payment of the outstanding principal and interest. On February 16, 2007, we received $5,000,000 in gross proceeds from the issuance of 2,500,000 shares of Common Stock at $2.00 per share to the New Investors. This Note was subsequently converted into 3,050,203 shares of common stock.

On June 15, 2007, we entered into a note agreement with the Buyer for a loan in the amount of $4,000,000. See Note 5, “Notes Payable”, to our consolidated financial statements for further details on this transaction. These proceeds are to be used to fund business operations until additional financing is obtained. We believe these funds, which are reflected in our cash and cash equivalents balance at June 30, 2007, are adequate to fund our requirements until we raise additional financing. In the event our efforts to raise additional financing in a timely manner are delayed for any reason, we may be required to seek additional bridge funding, that may or may not be available to us. If we are unable to obtain such additional financing, we will have liquidity problems that will cause us to curtail operations, liquidate assets, seek additional capital on less favorable terms and/or pursue other such actions that could adversely affect future operations.

Commercialization Plan.    Our commercialization plan entails building a 25MW CIGS on glass manufacturing line. To facilitate building this line, we recently announced our plans to transition our headquarters from the state of New York to California. A critical part of building the 25MW line is to engineer to scale a direct deposition tool to deposit the CIGS layer on our glass substrate using our proprietary process. We have developed a CIGS deposition process which utilizes a direct reactive sputtering technique. We believe this proprietary process will allow us to produce CIGS photovoltaic products in a high throughput continuous manufacturing system. Additionally, we are presently developing a smaller tool that simulates the 25MW direct deposition tool and will produce MTMs using our proprietary process. Once produced, these MTMs will be sent to our customer Blitzstrom and other prospective customers for testing and evaluation. We are currently targeting completing the MTM development by the end of 2007.

Our commercialization plan will require significant spending in the form of capital expenditures, production start-up costs and operating losses incurred until we reach break-even on a cash flow basis. We presently estimate that we will require a total of approximately $90 million to reach cash flow break-even and profitability based solely on the 25MW California line. Our ability to reach and then sustain profitability depends on a number of factors, including the growth rate of the solar energy industry, the adoption rate of thin film solar modules, market acceptance of our solar modules when we build them, our success in developing the direct deposition sputtering tool, our ability to build the 25MW line in a cost-effective and efficient manner, and our ability to reach target capacity utilization, manufacturing yields and product quality.

The capital expenditures for the line include costs for the development of the direct deposition sputtering tool, purchase of remaining production equipment and build-out of the 25MW manufacturing line in California, including infrastructure development, leasehold improvements and other associated development and administrative costs for the proposed line. The total spending required for the capital equipment including installation and fit-up is estimated at approximately $35 million. Additionally, we will continue to incur production start-up costs and operating expenses while the California manufacturing line is being built, which will also need to be funded. The production start-up costs consist primarily of direct and indirect labor, direct material and overhead costs related to the line before it has been qualified for production.

After building the California facility, we will be ramping and stabilizing the production process in the line. When the build-out of the line is completed and it is in operation, we will likely start with one shift operation per day, and over time increase the number of shifts to improve capacity utilization. During this ramp-up period, the revenue we generate from the products that we manufacture may not adequately cover the cost of goods sold and our operating expenses, and therefore we may continue to incur operating losses during the ramp-up period before we reach the rated capacity. We believe that we will be able to improve capacity utilization, product quality and yields over time in the 25MW line in California such that we will be able to break-even on an operating margin basis. However, to the degree we are unable to reach our target capacity utilization, product quality and yields, we may never break-even on our California line.

In order to fund the costs associated with our commercialization plan, we will require additional financing. Without additional financing, we would need to delay certain of these activities, and/or curtail operations. As such, we expect to raise additional funds by selling common stock in the near-term. However, the funds we will receive through such a financing will not be sufficient to build the 25MW line and fund the production start-up costs and expected operating losses. As a result, we may be required to engage in the future in one or more debt or equity financings, or access other sources of funding including customer and vendor financings, and government and strategic sources of funding. Any such future financing will result in increased expenses and additional dilution to our shareholders. If we are unable to obtain such future financing, we may be unable to build the proposed California line and execute our commercialization strategy. Our long-term success depends not only on successfully building the 25MW California line, but also in our ability to add additional capacity, over and above the 25MW line in California, by building new manufacturing lines in a cost-effective manner.

Commitments.    At June 30, 2007, we had outstanding approximately $450,000 of purchase orders for equipment and improvements. Other material commitments include rental payments under operating leases for office space and equipment, and commitments under employment contracts with our executive officers. These commitments are discussed further in the Commitments and Contingencies footnote to our consolidated financial statements included herein.

Off-Balance Sheet Arrangements.    The only off-balance sheet obligations are for operating leases entered into in the ordinary course of business.

We lease approximately 32,000 square feet of office and manufacturing space in Halfmoon, New York. We lease 18,000 square feet in one location under a five-year lease that commenced July 1, 2004 for $9,750 per month. In a second location in the same corporate park, we lease 5,500 square feet of office space under a forty-five month lease that commenced October 1, 2005 for $5,769 per month. In a third location also in the same office park, we lease 8,500 square feet of manufacturing and office space under a sixty month lease that commenced June 1, 2006 for $5,590 per month. This lease may be terminated at our option at the completion of the eighteenth month. We also lease 50,000 square feet of factory and office space in Santa Clara, California under a fifty-one month lease that commenced June 2006, for $19,152 per month. We also maintain leases for certain office equipment.

As discussed under Commitments, at June 30, 2007, we had outstanding approximately $450,000 of purchase orders for equipment and improvements.

INDUSTRY AND MARKET DATA

This prospectus includes market and industry data that we obtained from periodic industry publications, third party studies and surveys, governmental agency sources, filings of public companies in our industry and internal company surveys. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove inaccurate based on the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from sources cited herein.

INDUSTRY

The Electrical and Renewable Energy Industries

The US Department of Energy’s Energy Information Administration estimates that overall world energy consumption from all sources is projected to increase by 57% from 2004 to 2030. The majority of electricity is currently produced using hydrocarbon sources such as natural gas, coal and petroleum. The total resource base for these fuels is limited and there is increasing concern about the environmental impact of fossil fuel extraction and emissions. Volatile prices and environmental and political concerns have increased interest in electricity generated by using renewable sources such as solar. Higher fossil fuel prices allow renewable energy sources to compete economically in some areas. Where they are not economically competitive with fossil fuels, renewable energy sources continue to be supported by various government policies and incentives. Participants in energy markets worldwide are dedicating increasing resources to developing renewable alternatives to fossil fuel resources.

The Photovoltaic Industry

According to the US Department of Energy, PV systems presently represent less than 1% of world energy production and are being adopted as a means to address both rural electrification in remote areas, and as supplemental energy sources in grid-connected areas of the world. The market for PV products worldwide has increased over the last six years at an average annual growth rate of over 40%, driven by major governmental incentive programs in Germany, Japan and the United States. The market for PV systems reached approximately two Gigawatts (2 GW) in 2006, with a total installed base of approximately seven GW. By 2010, analyst predictions suggest the annual product market size could range from 5-15 GW worldwide.

Market Segments

The solar electricity industry currently supplies modules used in PV systems for both on-grid electricity consumers and for electrical applications off the electricity grid, such as remote areas or villages in developing nations. In these remote locations, solar electricity can be more cost-effective than running a utility grid connection or using generators requiring fuel delivery and costly maintenance. The off-grid market currently represents approximately 10% of all PV sales. Interest in using PV for developing world rural electrification may increase this demand in the future.

Grid-connected PV systems can supply electricity during daylight hours to offset peak load demand, or, displace consumers’ annual electricity consumption from traditional utility sources. “Net-metering” laws (requiring utilities to purchase excess electricity produced by on-grid solar systems) and PV system capital and energy rebates are just a few examples of government incentives aimed at grid-connected consumers in parts of the United States, Japan, Europe and elsewhere. Many consumers are seeking to “lock in” their future electrical energy costs by purchasing PV systems as a hedge for future price increases. Government incentives are enabling many consumers to adopt this technology in advance of the lower prices enabled by the growth in the PV industry (with the emergence of new PV technologies, manufacturing economies of scale, lower average selling prices, improved delivery infrastructure and projected increases in the cost of fossil fuels), which may allow the cost of electricity generated by PV to reach cost parity with traditional sources of utility-provided electricity.

Grid-connected Markets

Markets for grid-connected PV include large centralized utility power plants (1-50 MW), commercial building roof tops (50-500 kW), and smaller residential roof tops (1-10 kW):

•	Centralized utility. PV modules are increasingly being used in large centralized installations where the solar generated electricity is sold directly to the local utility grid for distribution and resale, similar to other fossil fuel power plants. In these applications the cost of the energy generated in dollars per kilowatt hour (“$/ kWhr”) is a more important market driver than other PV technology attributes (i.e. efficiency, shape, size and weight, or aesthetics).

•

Commercial rooftops: PV systems are being applied on the roofs of commercial buildings to offset peak power requirements and lower electricity costs. By using otherwise vacant roof surfaces, businesses can sell their solar power during the day, coincident with typical high time-of-use utility rates. Both system economics ($/kWhr) and system performance (e.g. module efficiency) are important PV product attributes in expanding this market.

•

Residential rooftop: Individual homeowners currently form the largest market for PV representing greater than 70% of all PV sales. Residential consumers can hedge future utility price increases and empower themselves by producing their own solar electricity. PV module efficiency is an important consideration as unshaded roof space is more limited on homes. The aesthetics of the products can also play a role in a homeowner’s choice of product. PV modules integrated into building products are gaining popularity in Europe and are being introduced into US markets. BIPV modules may serve as dual use materials, both as building material and electrical generator, and may gain considerable market share as new PV materials enable a range of new products to enter the market.

Photovoltaic Systems

Solar cells work by absorbing light and converting it to electrical power, referred to as the photovoltaic effect. The majority of commercial solar cells in use today are made of silicon, the same semiconductor material used in the microelectronics industry. In addition to the semiconductor materials, solar cells consist of a top and bottom electrical contact to move the electricity out of the solar cell. The performance of a solar cell is measured in terms of its efficiency in converting sunlight into electricity. Typical commercial solar cells have an efficiency ranging between 8% and 18%, meaning that for every 1,000 watts of sunlight striking a solar module, 80 to 180 watts of electricity will be produced.

The typical silicon solar modules consist of 36 to 200 individual solar cells connected together (depending on end-use application), a sealant to keep moisture and other environmental factors out, and a sheet of glass and frame to provide structural integrity to the package. Solar cells, packaged into solar modules, have no moving parts that require ongoing maintenance and have shown good reliability, typically lasting 20 or more years in the field. New and emerging thin film modules employ very thin layers of semiconductor material, typically deposited on glass substrates, where the individual cells are connected through a monolithically integrated process.

Regardless of the type of PV module employed, several modules are connected together to form an array, which determines the total power output of the system. When the sun shines on a PV module, the energy is converted into direct-current (“DC”) electricity. The DC electricity may be routed directly to power a DC load or charge a battery bank. Alternatively, an inverter (external to the array) can be used to convert the DC electricity from the array into alternating current (“AC”) electricity, where it can be interconnected directly to the electric utility grid to power AC appliances. The mounting structures, cable to route the power, and circuit protection form the balance of systems which can account for between 20-50% of the cost of the system depending on the application.

Photovoltaic Technologies

There are several different semiconductor technologies used in the solar PV industry. Crystalline Silicon (“c-Si”) is the dominant technology with greater than 90% market share worldwide. PV modules made with thin films of semiconductors are being increasingly commercialized for use in all market segments.

Crystalline Silicon.    Silicon cell modules have defined the PV industry for the last 20 years and their development has benefited by significant investment in the integrated circuit industry, which also primarily uses silicon wafers. Silicon solar cells are relatively efficient (12-18% conversion efficiency), but require substantial electrical energy and bulk material to manufacture.

Silicon feedstock supplies have not, in the last 2 to 3 years, been able to keep up with the demand created by both the semiconductor and the PV industries. The PV industry is now consuming nearly half of all available silicon feedstock. Analysts vary in their predictions with some now suggesting that with recent investment in raw material refining capacity, the shortage of polysilicon feedstock may recover to produce sufficient supply and lower prices in the next few years. The uncertainty of this supply situation has turned both investment and manufacturing attention to new and emerging thin film technologies, which use significantly less raw materials to fabricate.

Thin films.    Solar cells and solar modules made from certain thin films of semiconductors require far less raw material to create than silicon cells. Extensive research and development on thin film solar cells has been conducted for more than 30 years, and recent advances in manufacturing and product commercialization have increased worldwide share of thin film PV to over 7% in 2006. Thin film PV products exhibit the following attributes:

•

Scaleable, low cost manufacturing: Thin film solar cells and modules require a structural “substrate” to support them, such as glass, plastic or metal sheets or foils. Applying the films on these substrates opens up a range of manufacturing options that enables continuous and scaleable manufacturing. As much of the equipment to process these substrates is used in other industries, the capital expenditure required to establish large-volume thin film PV product manufacturing plants enables rapid capacity expansion and lowers the cost per watt of products.

•

Lower material cost: The substrate materials used in thin film PV are less expensive than the cost of most semiconductor materials. With increasing thin film manufacturing capacity and process yield improvements product costs are reduced. The result of less raw materials combined with inexpensive substrates and scaleable manufacturing techniques have led some analysts to predict that some thin film technologies could achieve costs approaching less than $1.00 per watt.

•

Configurable form factors: Based on the use of a variety of substrates, thin film PV modules can be configured into a number of different form factors to enable a variety of market applications. In particular, flexible thin film modules could enable a new range of products for unique BIPV applications.

•

Product performance issues: Thin film PV technologies are generally less efficient than modules made with c-Si. This can potentially limit their use in area-constrained applications. However, thin film PV does exhibit performance advantages in generating energy in low light level and increased temperature environments, that position them particularly well for certain geographic applications.

•

Disadvantages: Limited operating history (most thin film PV modules have not been fielded for the average warranty period of typical c-Si modules) has inhibited market acceptance of several types of thin film products. Thin film products also have generally lower conversion efficiency than c-Si solar cells.

The three major thin film technologies in commercial production today are:

•

Amorphous Silicon (“a-Si”) has been commercially produced the longest, has the lowest commercial module efficiency but can be produced in a roll-to-roll flexible format where the products are gaining popularity in emerging BIPV markets. Amorphous silicon modules were the first thin film module to demonstrate energy production advantages in low or indirect light conditions, over conventional silicon modules.

•

Cadmium Telluride (“CdTe”) has a higher efficiency than a-Si, has demonstrated the lowest manufacturing costs to date, but is only produced in rigid glass/glass flat plate modules, limiting market segment applications to larger commercial and utility projects.

•

Copper Indium Gallium Selenide (“CIGS”) has achieved laboratory conversion efficiency rates higher than other thin film technologies, but is just now reaching commercial production. CIGS has the ability to be produced on rigid as well as flexible substrates which enable CIGS products to be used in utility, commercial, residential and BIPV segments.

BUSINESS

Overview

We are a photovoltaic (“PV”) company engaged in the development, manufacturing, and marketing of products based upon thin film semiconductor technology. We have developed a proprietary thin film deposition process for the copper-indium-gallium-selenide semiconductor material system, commonly known as CIGS. We intend to commercialize monolithically integrated CIGS modules on glass to address near term market opportunities and develop foil CIGS PV cells packaged in a flexible format for emerging markets. We expect both PV products to be competitive in terms of performance, cost and durability. In order to achieve this goal, we currently intend to build a 25MW commercial manufacturing line in California. Our target markets include the grid-tied central utilities industry, such as large scale PV-based power plants, the grid-tied decentralized commercial, industrial and residential markets and the emerging grid-tied BIPV markets.

During the six months ended June 30, 2007, we achieved development milestones which were necessary to finalize the design of a commercial manufacturing line. Through our proprietary sputter deposition process, we have reproducibly achieved greater than 10% cell efficiencies on large area solar cell devices. We believe this 10% cell efficiency milestone demonstrates a reproducible and highly scaleable deposition process capable of performance benchmarks required for manufacturing our solar products in commercial volumes. We are currently building a deposition tool and associated equipment that will enable us to prove the scalability of the deposition process by producing monolithically integrated glass MTMs. We expect to have this line producing MTMs for characterization and field evaluation by the end of 2007.

DayStar History

Development of Business.    We were incorporated in 1997, and from the period between 1997 and 2004, we were funded primarily by research grants awarded to our founder. We commenced our full-scale development operations upon receiving proceeds from our initial public offering in February 2004.

To date, we have been developing discrete CIGS cells on flexible foil substrates with our pilot production line at our Halfmoon, New York facility. The manufacture of the discrete solar cells involves deposition of materials on a substrate in a vacuum, the addition of an electrical conductive layer, creation of a discharge grid, and protective coatings. This line utilizes a two-step process of physical vapor deposition and thermal processing to form the CIGS layer. One aspect of the process employs a sputter-coating process, where multi-layered coatings are deposited as the substrates move through the vacuum chamber. This two-step process uses a batch operation for the thermal step, which is not conducive to high throughput, low-cost manufacturing. As currently configured, this two-step line could produce a maximum of 0.3 MW of solar cells per year. Although we are able to produce 6-8% efficient cells with this line, we are not using these cells for commercial shipments. This manufacturing line is presently being operated as a low volume pilot line, producing sufficient quantities of solar cells for development of interconnect and encapsulation processes that will enable flexible module production using our CIGS cells.

Our direct deposition manufacturing process will be characterized by a single stage sputter deposition process for the CIGS layer. We believe this direct deposition process will allow us to implement scalable and continuous manufacturing. We plan to build our first commercial manufacturing line, a 25MW capacity line, utilizing this direct deposition process. We expect to begin commercial shipments in the second quarter 2009.

Our Competitive Strengths

We have recently demonstrated a CIGS deposition process, which utilizes a direct reactive sputtering technique. We believe our proprietary process will allow us to produce CIGS PV products in a high throughput continuous manufacturing system, enabling low-cost production of the high efficiency CIGS products. Key attributes of our competitive strengths are:

•

Proprietary Deposition Technology. We have demonstrated a single-stage, direct deposition process utilizing sputtering techniques. Sputtering is known to be scalable, e.g., semiconductor and flat panel display manufacturing is done with sputtering processes. Our proprietary CIGS deposition tool will be the core of our production line that enables continuous manufacturing of modules.

•

Process Scalability. Our direct deposition process eliminates a separate thermal process that is used in some CIGS manufacturing lines. Eliminating the separate thermal process gives us the potential to run a continuous, rather than batch, production line, ultimately lowering the cost per watt.

•	Product Scalability. The ability to scale the size of a sputter tool may allow us to create larger module sizes, thus leading to a lower balance of system costs for fielded systems.

•

Customer Relationships. We currently have a contract in place with Blitzstrom GmBH that commits Blitzstrom to purchase a minimum of 50% of our production through 2011, provided we achieve certain product performance criteria.

•

Experienced Management Team. Our management team has extensive experience in the semiconductor, solar and disk drive industries with a proven track record of process development, production tool development and manufacturing line ramp up.

Our Growth Strategy

We recently adopted a commercialization strategy focused on producing CIGS monolithic modules on glass. Our objective is to become a leading supplier of CIGS PV products that produce electricity at costs competitive with conventional sources.

Key elements of our strategy are:

•

Build a commercial manufacturing line. We intend to accelerate our transition from a development stage company to a revenue generating company by building a 25MW manufacturing line for products that have immediate demand with our contracted customers and future partners.

•

Focus on our core technology. We intend to build the deposition tool around the direct deposition process we have developed. We believe that it is more effective to engineer a tool set around a process than to develop a process around an already existing tool set. We have equipment engineering expertise in-house with experience in developing and building production deposition tools. We intend to focus our equipment development and engineering efforts on the CIGS film deposition tool specific to our proprietary process, and purchase commercially available tools for the other process steps in the module production line.

•

Continue to advance technology. We plan to lower the capital cost per watt as well as the manufacturing cost per watt by scaling the deposition tool to a larger size and by optimizing the other steps in the module manufacturing process.

•

Partner with established system integrators. Our contract with Blitzstrom gives us an immediate outlet for the product we produce in our first commercial line, provided those products meet certain requirements. We have worked with Blitzstrom to ensure that our target product specifications meet their immediate application needs so as to minimize any further balance of system component development, facilitating market introduction.

•

Replicate our manufacturing line in low-cost locations. Once we have demonstrated targeted operating metrics, we will add capacity by replicating the line in locations that allow for operating costs. In 2008 we intend to initiate planning for a more highly automated 100MW capacity factory, consisting of four 25MW lines that we would begin constructing in 2009. The timing of building the plant will depend on successful startup of our initial 25MW line, and our ability to raise the required capital.

•

Expand product offerings. We expect to continue development of CIGS on flexible substrates at our New York facility. We currently have capacity to manufacture discrete CIGS cells on stainless steel substrates, and will use these cells with select strategic partners to develop robust interconnect and packaging for flexible CIGS modules solutions. Successful completion of these development projects will allow us to further expand our manufacturing base and sell flexible CIGS products for applications in emerging BIPV markets.

Our Challenges

We face several challenges in developing our business. The high capital costs associated with the production of CIGS PV products requires significant fundraising in the capital markets. The growth of other thin film and poly silicon based PV manufacturers creates a competitive environment, both for capital and for customers, even in a growing market. Ramping capacity quickly is key to long-term competitiveness and viability. This requires large capital expenditures and also aggressive infrastructure growth. The primary technical hurdle we face is the scale-up of our deposition tool to achieve high-yield manufacturing of our products.

Products

Our product development strategy includes the commercialization of CIGS on glass modules to meet the demands of near-term PV markets as well as the continued development of CIGS on foil for emerging flexible module markets.

TerraPlate ™ CIGS on glass modules for near-term market opportunities.    The products that we intend to commercialize with our first 25MW line will be a monolithically integrated CIGS on glass module. We have branded this module product as our TerraPlate™ line of products. We are working with our customer and development partners to define the final product specifications consistent with their application requirements. Our current target is to produce monolithically integrated CIGS modules on 1.2 m by 0.6 m glass laminate substrates (2 ft. x 4 ft.). At 10% total module area efficiencies, these modules would have a peak power rating of approximately 72 watts. They will be designed for high voltage grid-connected utility and commercial market applications. They will be initially designed to meet IEC and TÜV certifications for distribution into European markets.

Future products are expected to show increased module efficiencies and associated peak power ratings. Other possible configurations may include modules specifically produced to appeal to residential applications, with appropriate targeted voltages, framing, and appropriate electrical connecting cabling, and may also include UL listings to allow sales into US markets.

TerraFoil® CIGS on foil for emerging market opportunities.    We continue development of TerraFoil® at the DayStar Applications Center in New York. These discrete foil cells currently emulate 100 mm x 100 mm silicon wafer cells in form and function. They can be interconnected to build module voltages depending on the needs of any particular market segment. Development initiatives include the exploration of various packaging materials to allow integration into flexible module form factors. Flexible modules will be suited to meet the needs of the emerging BIPV markets, where the module serves as a dual use building material.

Limited development also continues for a lighter weight version of TerraFoil® for specific applications that require a high power to weight ratio. Our LightFoil® line of products may be of interest to space and near space power system integrators. Commercial markets for these applications do not exist today. As a result, development efforts for these products will rely on receiving research and development grants.

Marketing and Distribution

The sale of commercial grid-interconnected PV systems, currently the largest market for thin film PV, is subject to direct and indirect regulation by state, federal and foreign governments. These regulations include rules governing energy transmission, safety, reliability, quality and incentives aimed at reducing carbon emissions or increasing renewable sources of energy. We are not directly impacted by these regulations at this point as we are focused on the sales of TerraPlate™ modules through limited sales agreements with specific commercial system integrators, primarily in Europe.

We do not plan to sell significant volumes of our flexible solar cells manufactured from our two-step pilot production line. Accordingly, sales and marketing activities are limited to managing development activities with our existing customers and the identification of new target customers or partners to further our mission of mass-market introduction of the one-step product, and OEM business development activities to open emerging markets for other PV foil products.

Research, Development and Engineering

Our future success depends, in part, upon our ability to innovate processing methodologies that create enhanced product characteristics. In addition to optimization of CIGS deposition, we intend to develop processes for other layers in the cell stack that may lead to higher efficiency and lower manufacturing costs.

Intellectual Property

Our manufacturing technology development roadmap focuses on reducing the cost per watt by reducing the number of steps in manufacturing the modules, and by optimizing the materials and processes used in the non-CIGS layers. We have identified development programs for reducing the number of scribing steps needed in the module formation, and for an optimized buffer layer that requires lower capital and processing costs than our current methodology. Additionally, we intend to continue to scale up our deposition tool to enable production of larger modules with better material usage.

Manufacturing

The manufacturing process for making CIGS modules begins with a cleaning step for the glass substrate, followed by a sputter deposition of the back contact material. The back contact is scribed to form the initial cell structure, and then the CIGS deposition is accomplished with a DayStar proprietary direct deposition process. The junction partner is deposited on top of the CIGS layer, and the second scribe is accomplished before the final transparent conductive oxide coating is deposited. The monolithic cell structure is completed with the third scribe, a polymer laminate is laid down and the encapsulating glass sheet is bonded to the substrate glass. Electrical leads and junction boxes are added at the finishing step. The completed module is tested and binned by performance.

Our strategy for developing the production line is to focus our development efforts on our proprietary sputtering tool, which we believe is critical to making large quantities of CIGS at low cost. Most of the tools required in the manufacturing line are commercially available, however the CIGS direct deposition tool will be custom designed and built. We developed a process that we believe will be scalable and allow for continuous processing of high volumes of modules, and we are designing the CIGS deposition tool around that process, rather than trying to develop a process around a pre-designed tool set. We plan to purchase the other tools required to complete the modules in order to reduce the development risks and time to market. In this initial line we will not integrate multiple deposition steps into a single tool.

The first 25MW line is planned to be completed in California, with commercial shipments beginning in Q2 2009. We plan to increase our capacity by building facilities that contain replicate lines of 25MW capacity.

Competition

We expect our primary competition will continue to be from silicon-based PV products. Within the PV industry, silicon cell manufacturers dominate the market and ultimately create the most competition for our products. A variety of PV technologies are being developed by a number of established and emerging companies. Technologies include amorphous silicon, cadmium telluride and CIGS as well as advanced concepts for both bulk ingot-based and thin film crystalline silicon. Any of these competing technologies may achieve manufacturing costs per watt lower than the cost per watt to manufacture our CIGS solar cells.

A number of large companies are actively engaged in the development, manufacturing and marketing of silicon PV products. The largest PV cell suppliers include Sharp Corporation, BP Solar, Q-Cells, Sanyo Corporation, and Kyocera Corporation, which together supply over half of the current PV cell market. The largest thin film PV company is First Solar, who is producing a monolithic cadmium telluride module at the lowest reported costs.

In December 2005, Honda Motor Co., Ltd. announced plans to build in Japan a 27.5 MW CIGS solar cell facility to be operational in 2007. Shell Solar had also been working on a CIGS technology and recently divested itself of its wafer-Si operations in order to focus exclusively on CIGS-based products through a new company called Avancis GmbH & Co. KG (a joint venture between the former Shell Solar and St. Gobain, a manufacturer of glass). Wurth Solar of Germany manufactures a monolithic (non-discrete solar cell) CIGS module similar to the work being done at Avancis. There are also several small companies working to manufacture CIGS solar cells. Global Solar, LLC in Tucson, Arizona is pursuing roll-to-roll non-continuous manufacturing of integrated panels on plastic substrates, and discrete solar cells on stainless steel.

Intellectual Property

Our success depends, in part, on our ability to maintain and protect our proprietary technology and to conduct our business without infringing on the proprietary rights of others. We rely primarily on a combination of patents, trademarks and trade secrets, as well as employee and third party confidentiality agreements to safeguard our intellectual property. Our intellectual property consists of our proprietary single-stage deposition process and our related tool set designs.

Legal Proceedings

In the ordinary conduct of our business, we are subject to periodic lawsuits, investigations and claims, including, but not limited to, routine employment matters. Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted against us, we do not believe that any currently pending legal proceeding to which we are a party will have a material adverse effect on our business, results of operations, cash flows or financial condition.

Properties

We lease approximately 32,000 square feet of space in three buildings in a corporate park in Halfmoon, New York. Two of the leases expire on July 1, 2009 and the third lease expires June 1, 2011. This space is currently used for research and development, marketing and administration, and as our corporate headquarters.

We also lease approximately 50,000 square feet of factory and office space in Santa Clara, California under a fifty-one month lease, expiring in August 2010. The terms of the lease allow for early termination by the landlord effective as of the expiration of the thirty-sixth month of the lease term. This space is the location for the development of our manufacturing tools which will be utilized to produce CIGS modules on glass, as well as our future corporate headquarters.

Employees

As of June 30, 2007, we had sixty-seven full-time and one part-time employee. From time to time we employ individuals, primarily manufacturing personnel, through employment agencies. None of our employees are covered by collective bargaining agreements, and we believe our relations with employees are good.

Our Corporate Information

DayStar Technologies, Inc., a Delaware corporation, was incorporated in February 1997. In June 1997, we acquired all the assets of CoGen Solar, LLC, an Arizona limited liability company organized in 1996. We have one subsidiary, DayStar Solar LLC, a Colorado limited liability company, which discontinued operations in the second quarter of 2005.

Our principal executive offices are located at 13 Corporate Drive, Halfmoon, New York 12065 and our telephone number is (518) 383-4600. Our website is located at www.daystartech.com. The information available on or that can be accessed through our website is not incorporated by reference into and is not a part of this prospectus and should not be considered to be part of this prospectus.

MANAGEMENT

The following table sets forth certain information about each of the members of our Board of Directors and each executive officer.

Name	Age	Positions	Director Since	Expiration of Current Term
Directors
Randolph A. Graves, Jr.(3)(4)	68	Chairman and Lead Director	2003	2007
Stephan J. DeLuca(4)	52	Director and Chief Executive Officer	2006	2007
Robert G. Aldrich(1)(2)(4)	67	Director	2003	2007
Steven C. Argabright(2)(3)	64	Director	2005	2007
Kevin S. Flannery(1)	62	Director	2007	2007
Kelly A. Lovell(2)(3)	47	Director	2005	2007
Scott M. Schecter(1)(4)	50	Director	2005	2007

Executive Officers
Steven Aragon	46	Vice President, Engineering
John J. McCaffrey, Jr.	55	Vice President, Manufacturing
Terence W. Schuyler	48	Vice President, Sales and Marketing
Raja H. Venkatesh	45	EVP, Chief Financial Officer
Robert E. Weiss	51	Chief Technology Officer

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.
(4)	Member of the Executive Committee.

Directors

Randolph A. Graves, Jr.    Dr. Graves joined us as a director in October 2003, was appointed to Lead Director on October 19, 2006 and on January 22, 2007 he was appointed Chairman of the Board. From 1991 to 2005, Dr. Graves has served as Executive Consultant with Graves Technology Inc. and since 2002 has served as the acting Chief Financial Officer of Eurotech, Ltd. Eurotech is a public company that acquires, develops and markets chemical and electronic technologies and products for use in environmental and security markets. Dr. Graves previously served as Eurotech’s Chairman and Chief Executive Officer, and prior to joining Eurotech was the President of Graves Technology, Inc. Dr. Graves was formerly the President and Chief Executive Officer of Mosaic Multisoft Corp., a Research Leader at NASA Langley Research Center, and Director, Aerodynamics Division, at NASA headquarters in Washington, D.C. Dr. Graves received his B.S. and M.S. degrees from Virginia Polytechnic Institute and State University, his Master of Management from Stanford University’s Graduate School of Business, and his D.Sc. from George Washington University.

Stephan J. DeLuca.    Dr. DeLuca was appointed as a director on October 10, 2006 and as our Chief Executive Officer on November 27, 2006. Dr. DeLuca joined us in April 2006 as our Chief Operating Officer. From January 2001 to April 2006, Dr. DeLuca was Vice President, Worldwide Sales and Business Development for INFICON Holding AG (“INFICON”), a leading developer, manufacturer and supplier of innovative vacuum instrumentation, critical sensor technologies, and process control software for the semiconductor and related industries. Dr. DeLuca joined INFICON in January 1991 as Product Manager for Gas Analysis products. In 1994, he assumed responsibility for the start up of INFICON’s Environmental Health and Safety (“EHS”) business unit, and from May of 2000 through December 2002 he managed INFICON’s Asia Sales operations, based in Taiwan. Dr. DeLuca holds a Ph.D. in Applied Chemistry from the Colorado School of Mines, an MBA from Syracuse University, a MS in

Geochemistry from the Colorado School of Mines, and a B.A. in Chemistry from University of California, San Diego.

Robert G. Aldrich.     Dr. Aldrich joined us as a director in October 2003 and has chaired the Compensation Committee since that time. Since 1995, Dr. Aldrich has provided executive and consulting assistance to identify and develop business opportunities arising from globalization, technology, environmental quality and energy deregulation. From September 2000 to 2005 he served as Chief Executive Officer of Dirigo Energy, Inc., an energy-related risk management company. Other assignments during this period included serving as a director and interim President of TTI Technologies, Inc., a developer of solid waste fluidized bed combustion systems; Chairman of Burstpower, Inc., a developer of ultracapacitor energy storage products; President, Commercial Operations, Solo Energy Corporation, a catalytic microturbine developer; and resident executive, leadership and management training, for the Onshore Oil Company of Abu Dhabi, UAE. Dr. Aldrich served from 1992 to 1995 as Vice President and Group Vice President, Electric Power Research Institute. Since 1992 he has been a member of the American Management Association’s International Council. From 1993 to 1995 he was director of Ramtron, a public company developing non-volatile memory chips. Dr. Aldrich holds a Ph.D. in Solid State Science and Technology from Syracuse University and a Bachelor in Metallurgical Engineering from Rensselaer Polytechnic Institute.

Steven C. Argabright.    Mr. Argabright joined us as a director in November 2005. From 1998 to 2006, Mr. Argabright had been with Fuel Tech, Inc. a company active in the worldwide development, commercialization and application of technologies for air pollution control, process optimization, and advanced engineering services. In March 2006 he was appointed Fuel Tech, Inc.’s Vice Chairman of the board; and from 1998 to March 2006, he served as a director and the President and Chief Operating Officer. From 1996 to 1998, he was President and Chief Executive Officer of Nalco Fuel Tech, a joint venture between Fuel Tech, Inc. and Nalco Chemical Company. From 1990 to 1996 he was Vice President of Nalco Fuel Tech. He earned his Bachelor of Science in the field of Chemical Engineering from the University of California at Berkeley, and served in the United States Marine Corps from 1965 – 1969, achieving the rank of Captain.

Kevin S. Flannery.    Mr. Flannery joined us as a director in March, 2007. Since 1992, Mr. Flannery has served as President and Chief Executive Officer of Whelan Financial Corporation, a crisis management and consulting firm. He also currently serves as Chairman of the Board of FPM Heat Treating LLC, Vice Chairman of the Board of Texas Petrochemicals Inc. and as a director of Atkins Nutritionals Inc., Luxfer Holdings PLC and Norwood Promotional Products Inc. He was Chairman of the Board and Chief Executive Officer of RoweCom, Inc. from April 2002 to October 2004 and Chairman of the Board and Chief Executive Officer of Telespectrum Worldwide from May 2002 to August 2004. From 1976 to 1991, Mr. Flannery was a Senior Managing Director of Bear, Stearns & Co., a global investment bank and securities trading and brokerage firm.

Kelly A. Lovell.    Ms. Lovell joined us as a director in January 2005. Since December 2006, she has served as President and CEO of International Business Development Group—the Americas Division (a division of International Business Development Group, Ltd. U.K.). She is responsible for directing a network of international consultants and working with both private industry and government entities to secure foreign direct investment and expand international trade opportunities. From 2000 to December 2006, she served as President and Chief Executive Officer of the Center for Economic Growth, serving upstate New York’s Tech Valley. In her capacity as President and Chief Executive Officer, she collaborated with elected state and federal officials, business, academic and community leaders to promote the growth of the Upstate New York “Tech Valley” region through accomplishment of strategic initiatives, industry attraction and the provision of technology and manufacturing outreach. She also serves on the Capital District Physicians’ Health Plan Board of Directors, the Hudson Valley/Capital

Region Board of Directors for HSBC Bank, the Board and Executive Committee of Gilda’s Club of the Capital Region, the Harriman Research & Technology Development Corporation Board and is a Trustee of Siena College.

Scott M. Schecter.    Mr. Schecter joined us as a director in January 2005. Since April 2005, Mr. Schecter has served as the Chief Financial Officer of HydroGen Corporation, a company in the business of designing and manufacturing air-cooled Phosphoric Acid Fuel Cell power generation systems. From 1994 to 2004, Mr. Schecter, a CPA, served as Vice President, Chief Financial Officer and Treasurer of Fuel-Tech N.V. He also served as Chief Financial Officer of Clean Diesel Technologies, Inc., a publicly-traded development stage company in the specialty chemical business from 1995 through 1999. In 1990, Mr. Schecter participated in a management buyout of American Vision Centers, Inc., a consumer products company, and served as that company’s Senior Vice President and Chief Financial Officer through January 1994. He received his Bachelor of Science degree in Accounting with Distinction from State University of New York at Albany and an MBA with a double major in Finance and Entrepreneurial Management from The Wharton School, University of Pennsylvania.

Recent Director Resignations

On July 10, 2007 Dr. John R. Tuttle resigned as a director.

Audit Committee

The Audit Committee of our Board of Directors is comprised of three non-employee directors who meet the independence standards of the NASDAQ. The members of the Audit Committee are Scott M. Schecter, Chair, Robert G. Aldrich and Kevin S. Flannery. Our Board has determined that Mr. Schecter qualifies as an “audit committee financial expert” under federal securities laws, by virtue of his relevant experience, and is independent under the applicable requirements of the Securities Exchange Act of 1934.

Nominating and Governance Committee

Dr. Graves, Mr. Argrabright and Ms. Lovell serve on the Nominating and Governance Committee. The Board has determined that each member of the Nominating Governance Committee is independent within the meaning of the SEC’s and NASDAQ’s director independence standards.

Compensation Committee

Dr. Aldrich, Dr. Argabright, and Ms. Lovell currently serve on the Compensation Committee. Dr. Aldrich is the chairman of our Compensation Committee. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the Company’s, SEC’s and NASDAQ’s Director independence standards.

Non-Director Executive Officers

Steven Aragon.    Dr. Aragon has served as our Vice President of Engineering since June 2004. From 2002 to 2004, Dr. Aragon served as Program Manager of DC Plasma Power Products at Advanced Energy Industries, a company engaged in the design, manufacture and support of a comprehensive suite of power products critical to the high-tech manufacturing of semiconductors, flat panel displays, data storage products, compact discs, digital video discs, architectural glass, and other advanced product applications. From 1998 to 2002, Dr. Aragon served as Director of Process Engineering and Applications at SciVac/Optcom, a fiber optics company. Dr. Aragon earned a Ph.D. in Physical Chemistry from the University of California; an MBA in Finance from Santa Clara University; a MS degree in Chemistry from the University of California; and a BA degree in Chemistry from the University of Northern Colorado.

John J. McCaffrey, Jr.    Mr. McCaffrey has served as our Vice President, Manufacturing since January 2006. From December 2000 to July 2005, he served as Vice President, Manufacturing and Engineering and from June 1999 to December 2000 as Vice President, Manufacturing for Evergreen Solar, Inc., a manufacturer of photovoltaic modules incorporating proprietary crystalline silicon solar cells. From June 1979 until June 1999, Mr. McCaffrey worked for Polaroid Corporation where he managed manufacturing, equipment engineering and quality control, including factory start-ups and international operations. Mr. McCaffrey received a B.S. in Chemistry and General Engineering from The United States Naval Academy, Annapolis.

Terence W. Schuyler.    Mr. Schuyler joined us in February 2005 and was promoted to Vice President of Sales and Marketing in August 2005. He served as Vice President and National Sales Manager of Altair Energy Inc., a PV system integrator and subsidiary of Alpha Technologies Inc., a developer of commercial power systems, from March 2002 to February 2005. He co-founded Altair Energy, LLC in 1998 which was later sold to Alpha Technologies in 2002. Prior to Altair Energy, he held various positions with Applied Power, Solo Power, Solarex Corporation (now BP Solar), Solar Energy Research Institute (now National Renewable Energy Laboratory) and the Sandia National Labs.

Raja H. Venkatesh.    Mr. Venkatesh joined as our Executive Vice President and Chief Financial Officer in May 2007. From 2004 to 2007 he served as Vice President, Finance and Chief Financial Officer of Myricom, Inc., a producer of high-performance interconnect and 10GbE silicon chip sets, equipment and software. From 2003 to 2004 he served as Chief Financial Officer of Mediated Systems, a storage company. From 2000 to 2003 he served as Chief Financial Officer of Teraburst Networks, an optical switch company. Mr. Venkatesh has a B.A. in Engineering from the National Institute of Technology in India and a MBA from the Darden Business School at the University of Virginia.

Robert E. Weiss.    Mr. Weiss was appointed our Chief Technology Officer on May 9, 2007. He became our Vice President of Advanced Technologies in March 2006 and initially he joined us in January 2006 as Director of the Equipment Development Group. From September 2005 to January 2006, he served as a consultant to us. From 1992 to 2005 he was with Intevac, Inc., a supplier of thin film deposition manufacturing equipment, most recently serving as their Chief Technology Officer where he led hardware and process development teams in commercializing tools used in the production of plasma and polysilicon displays, hard disks, and low light cameras. Mr. Weiss has a B.A. in English and Psychology from Grinnell College, Iowa.

Code of Ethics

We have adopted a code of ethics that is applicable to our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of ethics can be found under the heading “Policy on Business Ethics for Directors, Officers and Employees” on our website at www.daystartech.com.

Director Compensation

Non-employee directors receive an annual fee of $6,000 per year payable quarterly in arrears, plus a $1,000 meeting fee for each meeting of the board of directors or a board committee the director attends. In addition, upon election to the board, non-employee directors received a fully vested option to purchase 6,000 shares of our common stock under our 2006 Equity Incentive Plan (the “2006 Plan”). For each completed year of service as a director, non-employee directors are granted a fully vested option to purchase 4,500 shares of our common stock. In addition to the above, the audit committee chairman and lead director each receive an annual fee of $4,000 per year payable quarterly in arrears. The audit committee chairman receives an additional $1,000 fee for each audit committee meeting held, and the lead director receives an additional $1,000 fee for each executive committee meeting held.

Employment Agreements

Each executive officer serves at the discretion of our board of directors. We have entered into employment contracts with all of our executive officers. Other than as specifically discussed, each agreement has an initial term of three years. The agreements automatically extend for subsequent one-year periods on the anniversary date unless either party gives the other 90 days written notice, prior to the anniversary date, of the intent to terminate the agreement. Under each employment agreement, the management incentive program indicates that the executive officer is entitled to receive an annual bonus and any benefits offered to similarly situated employees. Any distributed bonus and/or benefits will be at the discretion of the Board, and do not necessarily occur on an annual basis.

We entered into an employment agreement with Stephan J. DeLuca as our Chief Operating Officer on April 10, 2006. His base salary was $200,000. The agreement has an initial term of three-years. The agreement automatically extends for subsequent one-year periods on the anniversary date unless either party gives the other 90 days written notice prior to the anniversary date of the intent not to renew the agreement. Dr. DeLuca was appointed Chief Executive Officer in November 2006 and on January 22, 2007, the compensation committee of the board of directors amended Dr. DeLuca’s employment agreement to formally reflect his new role with DayStar. Pursuant to the amendment, Dr. DeLuca will report directly to the board of directors and is entitled to receive an annual base salary of $250,000, an automobile allowance of up to $10,000, and shares of our common stock, par value $.01 per share, based on the achievement of certain milestones in 2007.

We entered into an employment agreement with Raja H. Venkatesh as Executive Vice President and Chief Financial Officer, Secretary, and Treasurer, effective as of May 8, 2007. His base salary is $240,000. The agreement has an initial term of three-years. The agreement automatically extends for subsequent one-year periods on the third anniversary and each subsequent anniversary unless either party gives the other one-year written notice, prior to the anniversary date, of intent not to renew the agreement. In addition, effective with his employment on May 8, 2007, Mr. Venkatesh received an equity incentive grant for 50,000 shares of common stock, vesting one third on each anniversary date at the then market price of the common stock. Mr. Venkatesh also received an option to purchase 383,306 shares of the Company’s common stock at a price of $4.20.

Under each employment agreement, each executive officer’s base salary is as follows:

Name	Position	Base Salary(1)
Stephan J. DeLuca	Chief Executive Officer	$250,000
Steven Aragon	Vice President, Engineering	$150,000
John J. McCaffrey, Jr.	Vice President, Manufacturing	$169,500
Terence W. Schuyler	Vice President, Sales and Marketing	$140,000
Raja H. Venkatesh	Chief Financial Officer	$240,000
Robert E. Weiss	Chief Technology Officer	$175,000

(1)	Base salary refers to the contract stated amounts which are subject to increase in the normal course of business from time to time.

The executive officer may terminate his employment agreement for “good reason”. We may terminate each agreement at any time for “cause” or in the event of the executive officer’s disability or death. If we terminate for “cause”, the executive officer’s obligations cease after a specific termination procedure process. If we terminate “without cause” or the executive officer terminates for “good reason”, the executive officer is entitled to one year base salary, plus the amount of incentive compensation paid in the prior year under the applicable incentive program. In the event that the agreement is terminated because of death, all obligations to the executive officer immediately cease, except for benefits accrued to date. In the event of disability preventing the executive officer from substantially performing his duties, we may terminate for “cause”.

If the executive officer’s contract is terminated after a “change in control”, the executive officer is entitled to a multiple of base salary, plus the maximum amount of incentive pay under the management incentive program. In addition, all unvested warrants, options or restricted stock then held by executive, if any, shall vest automatically on the of the termination of executive’s employment. Dr. DeLuca’s multiple is 2.50. Dr. Aragon, Mr. McCaffrey, Mr. Schuyler, Mr. Venkatesh and Mr. Weiss’s multiple is 2.0. A “change in control”, as defined, includes (a) a consolidation or merger in which we are not the continuing or surviving corporation, (b) a recapitalization in which any person becomes the 50% owner, (c) any transaction in which substantially all the assets of the corporation are to be liquidated, and (d) any person becoming the beneficial owner of more than 50% of our voting power. Each Agreement contains an eighteen (18) month non-competition and non-solicitation provision that restricts each executive officer from engaging in or being associated with any person or entity that engages in or plans to engage in the design, development, invention, implementation, application, manufacture, production, marketing, sale or license of any product or service in the direct competition with our products or services. For purposes of the agreement, our products or services are defined as CIGS-based PV products manufactured by a continuous process and/or on a flexible media.

Under the agreement the parties are compelled to engage in Arbitration to resolve any disputes. With the exception of Mr. Venkatesh, the agreements are governed by New York Law. Mr. Venkatesh’s agreement is governed under California law.

On October 1, 2006, we entered into a Transition Agreement with Stephen A. Aanderud which terminated and superseded the provisions of Mr. Aanderud’s Amended and Restated Employment Agreement executed on April 1, 2006, as part of his resignation as officer and employee effective November 15, 2006, and retained his services as an Independent Contractor through December 31, 2007. Compensation under the transition agreement included accrued and unpaid vacation time, three months salary as severance pay, and the immediate vesting of options that granted under the 2006 Plan with exercise prices of less than $10 that would vest by December 31, 2007. Mr. Aanderud’s right to exercise all vested options expires on December 31, 2007, and Mr. Aanderud retains all rights to restricted stock vesting through December 31, 2007, so long as his Independent Contractor status is maintained.

Dr. John R. Tuttle resigned from employment with us effective January 22, 2007. We entered into an agreement with Dr. Tuttle setting forth terms of resignation, including payment earned under our 2006 Management Incentive Plan in the amount of $45,000 for 2006; the payment of benefits and vesting of any unvested options or restricted stock that would vest during the twelve months following the cessation of his agreement; and severance pay of $265,000, which will be paid out over eighteen months, beginning in February 2007.

We have entered into a termination agreement with Thomas Polich setting for the terms of the termination of his employment. The effective date of his termination was April 18, 2007 and we agreed to pay him $203,688 over the next eighteen months beginning April 26, 2007.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth certain information regarding the compensation of our named executive officers for services rendered in all capacities to us for the year ended December 31, 2006. We had no other named executive officers during 2006.

Summary Compensation Table*

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Stock Incentive Plan Comp. ($)		All Other Comp. ($)
Stephan J. DeLuca Chief Executive Officer	$146,154	—	$659,425	(1)	$33,200	(2)	$8,769	(3)	$48,201	(4)

John R. Tuttle Former President and Chief Executive Officer	$210,000	—	$54,813	(1)	$83,000	(2)	$45,000	(3)	$15,095	(4)

John J. McCaffrey Jr. Vice President Manufacturing	$168,589	—	$472,825	(1)	$33,200	(2)	$16,437	(3)	$12,474	(4)

Robert E. Weiss Vice President Advanced Technologies	$179,999	—	$260,676	(1)	$21,580	(2)	$18,630	(3)	$2,605	(4)

*	See also “Outstanding Equity Awards at Fiscal Year End Table” on the following page.
(1)

Represents the total fair market value on the date of grant, of restricted stock granted during the year ended December 31, 2006. All restricted stock grants vest one-fourth per year on the anniversary of the grant date. Amounts listed do not represent the actual current fair value of the shares granted.

(2)

Represents fair market value of options granted during the year ended December 31, 2006, calculated using the Black-Scholes option pricing model and related assumptions as disclosed in Note 4, Share Based Compensation, of our consolidated financial statements.

(3)	Represents amounts approved by the board of directors for payment under our 2006 Management Incentive Program. These amounts are expected to be paid in 2009 upon attainment of certain criteria.
(4)	All other compensation for 2006 consists of medical premiums paid by us, relocation costs, a car allowance, and patent incentives.

	Medical Premiums	Relocation Costs	Car Allowance	Patent Incentive
Stephan J. DeLuca	$4,091	$44,110	$—	$—
John R. Tuttle	4,432	—	4,463	6,200
John J. McCaffrey Jr.	12,474	—	—	—
Robert E. Weiss	2,605	—	—	—

The following table sets forth information concerning the outstanding equity awards granted to the named executive officers at December 31, 2006.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised, Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)
	Exercisable	Unexercisable
John R. Tuttle	7,500	12,500	12,500	14.85	6-21-2015	—	—	—	—
	—	12,500	12,500	8.77	6-19-2016	—	—	—	—
	—	—	—	—	—	—	—	6,250	$23,375	(1)
Stephan J. DeLuca	—	5,000	5,000	8.77	6-19-2016	—	—	—	—
	—	—	—	—	—	—	—	50,000	187,000	(1)
	—	—	—	—	—	—	—	2,500	9,350	(1)
John J. McCaffrey Jr.	—	5,000	5,000	8.77	6-19-2016	—	—	—	—
	—	—	—	—	—	—	—	30,000	112,200	(1)
	—	—	—	—	—	—	—	2,500	9,350	(1)
Robert E. Weiss	—	3,250	3,250	8.77	6-19-2016	—	—	—	—
	—	—	—	—	—	—	—	15,000	56,100	(1)
	—	—	—	—	—	—	—	14,125	52,828	(1)

(1)	Based on closing price of DayStar’s common stock on December 31, 2006 of $3.74

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of June 30, 2007, with respect to the beneficial ownership of our common stock by each person who is known to us to be the beneficial owner of more than five percent of our outstanding common stock, by each director, by the named executive officers, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power.

Name and Address of Beneficial Owner	Class of Securities Owned	Number of Shares Beneficially Owned	Percent of Class
LC Capital Master Fund, Ltd.(1) 680 Fifth Avenue, 12th Floor New York, NY 10019	Common	3,050,203	20.2

Millennium Partners, L.P. 666 Fifth Avenue, 8th Floor New York, NY 10103	Common	1,510,789	10.0

Stephan J. DeLuca(2)(5) 13 Corporate Drive Halfmoon NY 12065	Common	110,625	*

Steven Aragon(1)(5) 13 Corporate Drive Halfmoon NY 12065	Common	55,216	*

Terence W. Schuyler(2)(5) 13 Corporate Drive Halfmoon NY 12065	Common	50,354	*

John J. McCaffrey Jr.(5) 13 Corporate Drive Halfmoon NY 12065	Common	30,958	*

Raja H. Venkatesh(7) 13 Corporate Drive Halfmoon NY 12065	Common	50,000	*

Robert E. Weiss(5) 13 Corporate Drive Halfmoon NY 12065	Common	37,821	*

Robert G. Aldrich(3) 13 Corporate Drive Halfmoon NY 12065	Common	18,000	*

Steven C. Argabright(3) 13 Corporate Drive Halfmoon NY 12065	Common	10,500	*

Kevin S. Flannery(6) 13 Corporate Drive Halfmoon NY 12065	Common	6,000	*

Randolph A. Graves, Jr.(3) 13 Corporate Drive Halfmoon NY 12065	Common	12,000	*

Name and Address of Beneficial Owner	Class of Securities Owned	Number of Shares Beneficially Owned	Percent of Class

Kelly A. Lovell(4) 13 Corporate Drive Halfmoon NY 12065	Common	15,300	*

Scott M. Schecter(3) 13 Corporate Drive Halfmoon NY 12065	Common	15,000	*

All Directors and Executive Officers as a group (thirteen persons)	Common	841,632	5.5

*	Less than one percent.
(1)	Includes 305,020 shares owned by LC Capital/Capital Z SPV, LP.
(2)	Includes vested stock options and those vesting within 60 days after June 30, 2007 in the amounts of 37,279 for Dr. Aragon, 58,125 for Dr. DeLuca, 1,458 for Mr. McCaffrey and 1,896 for Mr. Weiss.
(3)	Shares beneficially owned are vested stock options received when they joined the Board of Directors and subsequent annual service grants.
(4)	Includes vested stock options of 15,000 Ms. Lovell received when she joined the Board of Directors and subsequent annual service grants.
(5)

Includes restricted stock grants of 6,250 for Dr. Aragon and 7,500 for Mr. Schuyler in 2005, and 13,250 for Dr. Aragon, 52,500 for Dr. DeLuca, 32,500 for Mr. McCaffrey, and 29,125 for Mr. Weiss in 2006, in which the right to repurchase by us lapses one fourth per year annually subject to employment, as well as forfeited restricted stock grants of 1,563 for Dr. Aragon.

(6)	Shares beneficially owned are vested stock options received when Mr. Flannery joined the Board of Directors.
(7)	Shares beneficially owned are restricted shares granted in May 2007, in which the right to repurchase lapses one-third per year, subject to employment, on the anniversary of the grant.

CERTAIN TRANSACTIONS

Under the SEC’s rules, two of our securityholders, LC Capital Master Fund, Ltd and Millennium Partners, L.P. are considered related persons since they beneficially own in excess of 5% of our common stock.

On January 19, 2007, we entered into a series of agreements with the Original Note Holder, LC Capital Master Fund, Ltd. (the “Buyer”), Millennium Partners, L.P., Phoenix Partners, LP, Phoenix Partners II, LP, Phoenix International (BVI), Ltd. and PreX Capital Partners, LLC (collectively, the “New Investors”) pursuant to a restructuring and private placement transaction. Under these agreements, the Buyer agreed to purchase the Senior Convertible Note from the Original Note Holder, and we agreed to issue 825,181 shares of common stock to the Original Note Holder in full payment of outstanding principal and interest. We issued 400,000 of the agreed upon 825,181 shares on January 19, 2007, and the remainder of these shares were issued on January 31, 2007. On February 16, 2007, we issued a Class A Warrant to purchase up to 317,394 shares of our common stock to the Original Note Holder in consideration for execution of the above agreements. On February 16, 2007, we also issued an aggregate of 3,050,203 shares of common stock to the Buyer and LC Capital/Capital Z SPV LP in respect of outstanding principal and interest due upon conversion of the Senior Convertible Note. Concurrently, we issued 2,500,000 shares of common stock for $2.00 a share to the New Investors pursuant to the agreements entered into above.

On June 15, 2007, we entered into a bridge financing, or the Loan Agreement, with Lampe, Conway & Co., LLC and LC Capital Master Fund Ltd (the “Lender”). Prior to the offering, the Lender holds approximately 20.2% of our outstanding common stock. Under the Loan Agreement, the Lender agreed to purchase from us and we agreed to issue and sell to the Lender a secured fixed-rate note in the aggregate principal amount of $4,000,000, or the Bridge Note. Interest accrues on the unpaid principal amount of the Bridge Note at a rate of 10% per annum, payable monthly in cash.

On July 31, 2007, we entered into an amendment of our $4,000,000 secured fixed-rate note. The amendment, between us, the holder of the note and the agent under the note, provides that we can satisfy certain covenants at any time on or before September 14, 2007. The note had originally provided that these covenants must be satisfied on or before July 31, 2007.

On August 2, 2007, we entered into two second amendments of our existing registration rights agreements. These Second Amendments to the Registration Rights Agreements allow for the registration of shares issued under a specified future financing (the “Permitted Financing”) by us to occur prior to the registration of the shares already issued to the parties to the original registration rights agreements. If we fail to register the shares pursuant to the registration rights agreements or the registration statement is not declared effective by the SEC, or the effectiveness of the registration statement is not maintained, we will incur liquidated damages. The Second Amendments to the Registration Rights Agreements provide that failure to have the registration statement declared effective because the SEC has determined that the securities being registered are being offered by us will not constitute a default of our obligations, provided, however, that after January 1, 2008, liquidated damages shall begin to accrue and be paid. We are required to pay monthly liquidated damages of 1% of the purchase price of the shares until the failure is cured. The total penalties payable for failure to have a registration statement declared effective are capped at 12% of such amount. Additionally, the amended registration rights agreements require that if we undertake a change of control or additional financing meeting certain criteria prior to August 31, 2012, we must offer to issue warrants to purchase an aggregate of 1,110,041 shares of common stock to the parties to the two original registration rights agreements. The exercise price of these warrants will be the price which is a 115% of the price of the shares sold under a Permitted Financing, provided that is such exercise price is less than the closing price of our common stock on the NASDAQ Capital Market on the day such shares are priced for sale, then the exercise price shall be the closing price of our common stock on the day of such pricing or the trading day immediately following the day of such pricing, whichever closing price is lower.

DESCRIPTION OF CAPITAL STOCK

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote and may not cumulate their votes. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock.

Preferred Stock

The Company’s Amended and Restated Certificate of Incorporation authorizes issuance of three million shares of blank check preferred stock. The Board of Directors is authorized to issue blank check preferred stock in series and to fix the designation powers, preferences, right, limitations and restrictions with respect to any such shares.

On June 19, 2006, we adopted the 2006 Equity Incentive Plan (the “2006 Plan”) to enable employees, outside directors and consultants to acquire an equity interest in us. Issuances under the 2006 Plan may be in the form of incentive and non-qualified stock options, restricted stock, restricted stock units and stock appreciation rights. The 2006 Plan reserves 17.5% (10,500,000 shares) of our authorized common stock for issuance for these purposes; subject to the further restriction that the 2006 Plan Committee shall not award grants exceeding 17.5% (1,369,142 shares at December 31, 2006) of our total issued and outstanding common shares as of and including the grant. Under the 2006 Plan, the term of stock options shall not exceed ten years and incentive stock options shall not be granted with an exercise price of less than 100% of the fair market value of the common stock, and non-qualified stock options shall not be granted with an exercise price of less than 85% of the fair market value of the common stock, both measured at the time of grant.

Grants of incentive and non-qualified stock options, and restricted stock prior to June 19, 2006 were made from our original Equity Incentive Plan adopted in 2003 (the “2003 Plan”).

The following table gives information about our common stock that may be issued upon the exercise of options, warrants or rights under our existing equity compensation plan, our 2003 Plan and 2006 Plan. The information in this table is as of June 30, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available
Equity compensation plans approved by security holders	1,112,554	(1)	$6.11	1,724,707
Equity compensation plans not approved by security holders	—		—	—
Total	1,112,554		$6.11	1,724,707

(1)

Does not include 678,190 shares of restricted stock granted under our 2003 Plan and 127,563 shares of restricted stock granted under our 2006 Plan, to certain of our officers, employees and consultants.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding an aggregate of              shares of common stock, assuming the issuance of              shares of common stock offered hereby and no exercise of the underwriter’s overallotment option and no exercise of outstanding options or warrants. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to certain limitations and restrictions.

420,774 shares, including options that will vest by August 29, 2007, will be subject to “lock-up” agreements with the underwriters on the effective date of this offering. Upon expiration of the lock-up agreements 90 days after the effective date of this offering, all of these shares will become eligible for sale. In addition, holders of stock options could exercise such options and sell certain of the shares issued upon exercise as described below.

On the effective date of this offering, there will be 5,550,203 shares that are not subject to lock-up agreements but are not currently registered. We have entered into an agreement to file a resale registration for all of these shares not sooner than 30 days after the closing of this offering.

Restricted securities held for one year or less

Lock-up Agreements:

Each of our directors and executive officers, who collectively own 420,774 shares of our common stock, based on shares outstanding and options vested as of August 29, 2007, have agreed that, without the prior written consent of Piper Jaffray, we and they will not, subject to limited exceptions, during the period ending 90 days after the date of this prospectus, subject to extension in specified circumstances:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. Any determination to release any shares subject to the lock-up agreements would be made on a case-by-case basis based on a number of factors at the time of determination, including the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares proposed to be sold and the timing, purpose and terms of the proposed sale. Piper Jaffray will have discretion in determining if, and when, to release any shares subject to lock-up agreements.

The 90-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 90-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 90-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

We do not currently expect any release of shares subject to lock-up agreements prior to the expiration of the applicable lock-up periods. Upon the expiration of the applicable lock-up periods, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above.

INDEMNIFICATION AND DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	Any breach of their duty of loyalty to the corporation or its stockholders;

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	Any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our bylaws provide that we shall, to the fullest extent permitted by law, indemnify our directors and officers and advance expenses to such persons in connection with the investigation and defense of indemnifiable actions brought against them. Our bylaws also permit us to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

We have entered into indemnification agreements with each of our directors and officers. We intend to enter into indemnification agreements with any new directors and officers in the future. The indemnification agreements require us to indemnify our directors and officers to the extent permitted by our bylaws and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

UNDERWRITING

General

The underwriters named below have agreed to buy, subject to the terms of the purchase agreement, the number of shares listed opposite their names below. Piper Jaffray is acting as sole book-running manager for this offering and as representative of the underwriters. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

Underwriters	Number of Shares
Piper Jaffray & Co.

Total

The underwriters have advised us that they propose to offer the shares to the public at $             per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $             per share. The underwriters may allow and the dealers may reallow a concession of not more than $             per share on sales to certain other brokers and dealers. After the offering, these figures may be changed by the underwriters.

We have granted to the underwriters an option to purchase up to an additional              shares of common stock from us, at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option at any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to the terms of the purchase agreement, to purchase approximately the same percentage of additional shares as it was obligated to purchase under the purchase agreement.

We estimate that the total fees and expenses payable by us, excluding underwriting discounts and commissions, will be approximately $            . The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Each of our directors and executive officers are subject to lock-up agreements that prohibit them from offering for sale, selling, contracting to sell, granting any option for the sale of, transferring or otherwise disposing of any shares of our common stock, options or warrants to acquire shares of our common stock or any security or instrument related to such common stock, option or warrant for a period of at least 90 days following the date of this prospectus without the prior written consent of Piper Jaffray.

In addition, we are subject to a lock-up agreement that prohibits us from offering for sale, selling, contracting to sell, granting any option for the sale of, pledging, transferring, establishing an open put equivalent position or otherwise disposing of any shares of our common stock, options or warrants to acquire shares of our common stock or any security or instrument related to such common stock, option or warrant for a period of at least 90 days following the date of this prospectus without the prior written consent of Piper Jaffray. The purchase agreement provides exceptions for (1) sales to underwriters pursuant to the purchase agreement, (2) our sales in connection with the exercise of options granted and the granting of options to purchase up to an additional              shares under our existing stock option plans and agreements and (3) certain other exceptions.

Notwithstanding the foregoing, if (1) during the last 17 days of the initial 90-day lock-up period, we announce earnings or other material news or a material event relating to us occurs or (2) prior to the expiration of the initial 90-day lock-up period we announce that we will release earnings results during the 16-day period beginning on the last day of the initial 90-day lock-up period, then in each case the initial 90-day lock-up period will be extended until the expiration of the 18-day period beginning on the date of the earnings release or the occurrence of the material news or material event, as applicable, unless Piper Jaffray waives, in writing, such extension.

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of this option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transaction is uncertain. These transactions may be effected on the NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, some underwriters (and selling group members) may also engage in passive market making transactions in the common stock on the NASDAQ Capital Market. Passive market making consists of displaying bids on the NASDAQ Capital Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

The underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which services they have received, and may, in the future, receive customary fees.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the underwriters by Lowenstein Sandler PC, New York, New York.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

There has been no change of accountants nor any disagreement with accountants on any matter of accounting principles or practices or financial statement disclosure or auditing scope or procedure required to be reported by us.

WHERE YOU CAN FIND MORE INFORMATION

We make available through our website (http://www.daystartech.com), free of charge, our Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC.

The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file electronically with the SEC and the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

You should rely on the information contained in this prospectus and in the registration statement as well as other information you deem relevant. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale or exchange of securities. However, we have a duty to update that information while this prospectus is in use by you where, among other things, any facts or circumstances arise which, individually or in the aggregate, represent a fundamental change in the information contained in this prospectus or any material information with respect to the plan of distribution was not previously disclosed in the prospectus or there is any material change to such information in the prospectus. This prospectus does not offer to sell or solicit any offer to buy any securities other than the common stock to which it relates, nor does it offer to sell or solicit any offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

EXPERTS

The financial statements as of December 31, 2006 and for each of the two years in the period ended December 31, 2006 included in this prospectus have been so included in reliance on the report of Hein & Associates LLP, an independent registered public accounting firm, as stated in their report dated February 19, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to uncertainty about our ability to continue as a going concern) given on the authority of said firm as experts in auditing and accounting.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PAGE
Consolidated Balance Sheet—June 30, 2007 (unaudited)	F-2

Consolidated Statements of Operations—For the Three Months and Six Months Ended June 30, 2007 and 2006 and For the Period From July 1, 2005 (Inception of the Development Stage) to June 30, 2007 (unaudited)

F-3

Consolidated Statement of Changes in Stockholders’ Equity—For the Period From July 1, 2005 (Inception of the Development Stage) to June 30, 2007 (unaudited)	F-4

Consolidated Statements of Cash Flows—For the Six Months Ended June 30, 2007 and 2006 and For the Period From July 1, 2005 (Inception of the Development Stage) to June 30, 2007 (unaudited)	F-5

Notes to Consolidated Financial Statements (unaudited)	F-6

Report of Independent Registered Public Accounting Firm	F-19

Consolidated Balance Sheet—December 31, 2006	F-20

Consolidated Statements of Operations—For the Years Ended December 31, 2006 and 2005 and For the Period From July 1, 2005 (Inception of the Development Stage) to December 31, 2006	F-21

Consolidated Statements of Changes in Stockholders’ Equity—For the Years Ended December 31, 2006 and 2005	F-22

Consolidated Statements of Cash Flows—For the Years Ended December 31, 2006 and 2005 and For the Period From July 1, 2005 (Inception of the Development Stage) to December 31, 2006	F-23

Notes to Consolidated Financial Statements	F-24

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED BALANCE SHEET

(Unaudited)

June 30, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$4,714,871
Other current assets	801,602

Total current assets	5,516,473
Property and Equipment, at cost	14,000,842
Less accumulated depreciation and amortization	(4,062,216)

Net property and equipment	9,938,626

Other Assets	74,863

Total Assets	$15,529,962

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$2,072,985
Notes and capital leases payable, current portion	4,189,982
Deferred revenue and gain	65,833

Total current liabilities	6,328,800
Long-Term Liabilities:
Notes and capital leases payable	258,721
Deferred revenue	240,000
Stock warrants	3,367,293

Total long-term liabilities	3,866,014
Commitments and Contingencies (Notes 2 and 8)	—
Stockholders’ Equity:
Preferred stock, $.01 par value; 3,000,000 shares authorized; 0 shares issued and outstanding	—
Common stock, $.01 par value; 60,000,000 shares authorized; 15,097,562 shares issued and outstanding	150,976
Additional paid-in capital	63,948,586
Accumulated deficit	(10,145,391)
Deficit accumulated during the development stage	(48,619,023)

Total stockholders’ equity	5,335,148

Total Liabilities and Stockholders’ Equity	$15,529,962

See accompanying notes to these consolidated financial statements.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Period from July 1, 2005 (Inception of the Development Stage) to June 30, 2007
	2007	2006	2007	2006
Revenue:
Product revenue	$—	$—	$—	$—	$3,528
Research and development contract revenue	—	—	—	30,000	555,000

Total revenue	—	—	—	30,000	558,528

Costs and Expenses:
Research and development	2,417,530	2,471,795	4,711,163	4,366,263	16,870,325
Selling, general and administrative	1,990,843	1,309,005	3,391,922	2,566,201	11,064,846
Restructuring	171,565	—	1,554,365	—	1,993,420
Depreciation and amortization	762,956	273,649	1,457,347	491,721	3,584,150

Total costs and expenses	5,342,894	4,054,449	11,114,797	7,424,185	33,512,741

Other Income (Expense):
Other income	41,545	144,234	84,759	258,415	1,418,431
Interest expense	(40,268)	(134,816)	(128,326)	(156,752)	(1,906,527)
Amortization of note discount and financing costs	(266,911)	(1,082,814)	(4,067,499)	(1,082,814)	(8,815,306)
Loss on derivative liabilities	(749,585)	(85,530)	(2,956,339)	(85,530)	(264,225)
Loss on extinguishment of debt	—	—	(6,091,469)	—	(6,091,469)

Total other income (expense)	(1,015,219)	(1,158,926)	(13,158,874)	(1,066,681)	(15,659,096)

Loss from Continuing Operations	(6,358,113)	(5,213,375)	(24,273,671)	(8,460,866)	(48,613,309)
Loss from discontinued operations of DayStar Solar, LLC	—	—	—	—	(5,714)

Net Loss	$(6,358,113)	$(5,213,375)	$(24,273,671)	$(8,460,866)	$(48,619,023)

Weighted Average Common Shares Outstanding (Basic And Diluted)	14,980,229	6,592,341	13,775,359	6,547,026

Net Loss Per Share (Basic and Diluted)	$(.42)	$(.79)	$(1.76)	$(1.29)

See accompanying notes to these consolidated financial statements.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 1, 2005 (INCEPTION OF THE DEVELOPMENT STAGE) TO JUNE 30, 2007

(Unaudited)

	Common Stock		Class B Common Stock		Additional Paid-In Capital	Deferred Equity Based Compensation	Accumulated Deficit	Deficit Accumulated During the Development Stage	Total
	Shares	Amount	Shares	Amount
BALANCES, July 1, 2005	5,083,258	$50,833	29,000	$290	$22,443,181	$(110,770)	$(10,145,391)	$—	$12,238,143
Exercise of warrants and stock options, 7/05 – 12/05 at $6.00—$8.25 per share	1,190,748	11,907	—	—	7,208,295	—	—	—	7,220,202
Conversion of Class B common stock	58,000	580	(29,000)	(290)	(290)	—	—	—	—
Share-based compensation	38,750	388	—	—	411,912	(292,940)	—	—	119,360
Net loss	—	—	—	—	—	—	—	(3,904,151)	(3,904,151)

BALANCES, December 31, 2005	6,370,756	63,708	—	—	30,063,098	(403,710)	(10,145,391)	(3,904,151)	15,673,554
Reclassification upon adoption of SFAS 123(R)	—	—	—	—	(403,710)	403,710	—	—	—
Exercise of warrants and stock options, 1/06, 3/06 & 9/06 at $2.06—$7.50 per share	132,815	1,328	—	—	670,544	—	—	—	671,872
Share-based compensation	177,062	1,771	—	—	1,320,949	—	—	—	1,322,720
Beneficial conversion feature on convertible note	—	—	—	—	1,223,842	—	—	—	1,223,842
Shares issued in payment of principal and interest on convertible note, 8/06 -12/06	1,143,036	11,430	—	—	7,366,729	—	—	—	7,378,159
Warrants issued for placement of convertible note at $5.38 per share	—	—	—	—	140,419	—	—	—	140,419
Net loss	—	—	—	—	—	—	—	(20,441,201)	(20,441,201)

BALANCES, December 31, 2006	7,823,669	$78,237	—	$—	$40,381,871	$—	$(10,145,391)	$(24,345,352)	$5,969,365
Exercise of warrants and stock options, 1/07, 3/07 & 6/07 at $2.00—$3.45 per share	409,500	4,095	—		2,479,403				2,483,498
Share-based compensation	31,438	315	—	—	1,061,767	—	—	—	1,062,082
Issuance of shares pursuant to offering, 2/07 at $2.00 per share	2,500,000	25,000			4,975,000				5,000,000
Shares issued in payment of principal and interest on convertible note, 1/07 – 2/07 at $2.00 per share	3,875,384	38,754	—	—	12,657,449	—	—	—	12,696,203
Shares issued for placement of note and offering 3/07 at $2.00 per share	457,571	4,575	—	—	2,393,096	—	—	—	2,397,671
Net loss	—	—	—	—	—	—	—	(24,273,671)	(24,273,671)

BALANCES, June 30, 2007	15,097,562	$150,976	—	$—	$63,948,586	$—	$(10,145,391)	$(48,619,023)	$5,335,148

See accompanying notes to these consolidated financial statements.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,		For the Period from July 1, 2005 (Inception of the Development Stage) to June 30, 2007
	2007	2006
Cash Flows from Operating Activities:
Net loss	$(24,273,671)	$(8,460,866)	$(48,619,023)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	1,457,347	491,721	3,584,150
Share-based compensation	1,062,082	671,737	2,642,217
Non-cash interest	279,370	—	1,605,084
Amortization of note discount and financing costs	3,634,439	1,082,814	8,382,247
Loss on derivative liabilities	2,956,339	85,530	264,225
Shares issued for restructuring	340,600	—	340,600
Loss on extinguishment of debt	6,091,469	—	6,091,469
Changes in operating assets and liabilities:
Receivables	3,906	520,022	—
Other assets	2,803,351	(225,840)	(765,670)
Accounts payable and accrued expenses	(627,328)	1,385,092	1,782,573
Deferred revenue	(3,500)	(3,500)	283,451

Net cash used in operating activities	(6,275,596)	(4,453,290)	(24,408,677)
Cash Flows from Investing Activities:
Purchase of investments	—	(6,136,429)	(17,657,732)
Proceeds from sale of investments	—	7,093,534	18,362,973
Purchase of equipment and improvements	(148,970)	(4,370,330)	(10,567,015)
Proceeds from sale of assets	—	—	3,120

Net cash used in investing activities	(148,970)	(3,413,225)	(9,858,654)
Cash Flows from Financing Activities:
Proceeds from sale of stock	5,000,000	—	5,000,000
Proceeds from issuance of notes	4,000,000	15,000,000	19,000,000
Payments on notes and capital leases	(1,549,540)	(33,637)	(2,046,608)
Cost of financing	—	(898,963)	(924,797)
Proceeds from exercise of warrants and stock options	828,258	549,386	8,582,279

Net cash provided by financing activities	8,278,718	14,616,786	29,610,874

Increase \ (decrease) in cash and cash equivalents	1,854,152	6,750,271	(4,656,457)
Cash and cash equivalents, beginning of period	2,860,719	7,283,295	9,371,328

Cash and cash equivalents, end of period	$4,714,871	$14,033,566	$4,714,871

Supplemental Cash Flow Information:
Cash paid for interest	$22,713	$25,925

Non-Cash Transactions:
Principal payments on convertible note, in common stock	$7,047,556	$—

Beneficial conversion feature on convertible note	$—	$1,223,842

Warrants issued for placement of convertible note	$2,057,071	$140,419

See accompanying notes to these consolidated financial statements.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	PRINCIPLES OF CONSOLIDATION, ORGANIZATION AND NATURE OF OPERATIONS:

DayStar Technologies, Inc. (the “Company”) is a development stage enterprise that was formed in 1997 for the purpose of developing, manufacturing and marketing innovative products to the photovoltaic industry. From its inception, the Company has focused primarily on thin-film copper indium gallium selenide (“CIGS”) solar products.

The accompanying consolidated financial statements include the accounts of the Company and DayStar Solar, LLC (formerly International Energy Trading, LLC), a wholly-owned subsidiary of DayStar Technologies, Inc. All significant intercompany transactions have been eliminated in consolidation. During the second quarter of 2005, the Company discontinued operations of DayStar Solar, LLC. Upon discontinuing operations of DayStar Solar, LLC, the Company became a development stage enterprise.

Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been omitted from these unaudited consolidated financial statements. These unaudited consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006. The results of operations for the six months ended June 30, 2007 and 2006 are not necessarily indicative of the operating results for the full year.

In the opinion of management, all adjustments, consisting only of normal recurring accruals, have been made to present fairly the Company’s financial position at June 30, 2007 and the results of its operations and its cash flows for the six months ended June 30, 2007 and 2006 and for the period from July 1, 2005 (Inception of the Development Stage) to June 30, 2007.

2.	LIQUIDITY AND FUTURE OPERATIONS:

The Company currently spends approximately $1.2 million per month on operating expenses for research and development, and selling, general and administrative costs. This excludes one-time restructuring costs and costs associated with financings. For the six months ended June 30, 2007, the Company reported a net loss of approximately $24.3 million, which included non-cash expenses of $15.5 million primarily associated with the Company’s convertible note, its restructuring and ultimate conversion to shares of the Company’s common stock (see Note 4).

The Company’s consolidated financial statements for the year ended December 31, 2006 and for the six months ended June 30, 2007 were prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company is in the development stage, and as such, has historically reported net losses. The Company anticipates it will continue to incur losses in the future as it enters commercialization for its products utilizing its next generation manufacturing processes. Commercialization activities will require significant capital expenditures related to the manufacture of this next generation production equipment, purchase of third-party equipment, and build-out of the California facilities that will house the equipment, as well as the associated development and administrative costs. In order to fund the costs associated with such development, the Company will require additional financing. Without additional financing, the Company would need to delay certain of these activities, and/or curtail operations.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The Company’s financing options include (1) completing a secondary public offering of registered shares, (2) obtaining private equity funding by selling unregistered shares, (3) evaluating the likelihood of converting the Class B public warrants to common shares of the Company’s stock, (4) obtaining debt financing and (5) increasing government grant and other contract revenue. As such, the Company plans to raise additional funds by selling registered common equity shares in the near term. However, there is no guarantee that the Company will be able to successfully complete such an offering on terms that are acceptable to it, if at all. Additionally, the proposed equity financing will be dilutive to the Company’s stockholders.

If the Company is unable to raise sufficient capital, liquidity problems will cause the Company to curtail operations, liquidate assets, seek additional capital on less favorable terms and/or pursue other such actions that could adversely affect future operations. These factors raise substantial doubt as to the Company’s ability to continue operations as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

3.	SIGNIFICANT ACCOUNTING POLICIES:

Revenue Recognition—The Company recognizes revenue in accordance with Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”). SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectibility is reasonably assured. Since inception of the development stage on July 1, 2005, the Company has earned minimal amounts of product revenue.

Research and development contract revenue is recognized as the Company meets milestones as set forth under the contracts. Since inception of the development stage on July 1, 2005, the principal source of revenue for the Company has been from government funded research and development contracts. During the six months ended June 30, 2007, the Company did not recognize any research and development contract revenue.

Grant revenue is recognized when the Company fulfills obligations as set forth under the grant. Terms of the grant reflected in the accompanying financial statements require the Company to maintain specified employment criteria, as defined, over a five year period. If the Company fails to meet the specified criteria, it must repay the unearned portion of the grant. As a result, the Company recorded deferred revenue of $300,000 as of June 30, 2007.

Property and Equipment—Property and equipment is stated at cost. Amounts received under grants which represent a reimbursement of property and equipment costs incurred are recorded as a contra-asset against property and equipment. At June 30, 2007, there was $300,000 of grant funds included in property and equipment as a contra-asset, which the Company must repay if it fails to maintain certain employment criteria over a five year period as specified in the grant. Depreciation is computed using straight-line and an accelerated method over estimated useful lives of 3 to 5 years. Expenditures for maintenance and repairs, which do not materially extend the useful lives of property and equipment, are charged to operations as incurred. When property or equipment is retired or otherwise disposed of, the property accounts are relieved of costs and accumulated depreciation and any resulting gain or loss is recognized.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Research and Development Costs—Research and development costs are expensed as incurred. Funds obtained from government agencies that represent a cost reimbursement activity are reflected as reductions of Research and Development expenses.

Share-Based Compensation—Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”, (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. Additionally, the Company follows the Securities and Exchange Commission (“the SEC”)’s Staff Accounting Bulletin No. 107 “Share-Based Payment” (“SAB 107”), issued in March 2005, which provides supplemental SFAS 123(R) application guidance based on the views of the SEC. The Company adopted SFAS 123(R) using the modified prospective transition method. Under this transition method, share-based compensation expense recognized in the Company’s Consolidated Statements of Operations for the six months ended June 30, 2007 and 2006 included: (a) compensation expense for all share-based awards granted prior to, but not yet vested, as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation expense for all share-based awards granted beginning January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). Share-based compensation expense for the three months and six months ended June 30, 2007 and 2006 was as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
Share-based compensation:
Selling, general and administrative	$569,379	$220,521	$720,580	$379,217
Research and development	172,076	198,743	341,502	292,520

Total share-based compensation	$741,455	$419,264	$1,062,082	$671,737

During the six months ended June 30, 2007 the Company entered into a new employment agreement and modified an existing employment agreement. In relation to those agreements and in the normal course of business the Company granted options to purchase 689,006 shares of Common Stock at prices ranging from $3.14 to $5.71 per share, all with a contractual life of ten years. Options to purchase 51,335 shares of Common Stock were forfeited during the six months ended June 30, 2007. Additionally, there were 50,000 shares of restricted stock granted under an employment agreement and 18,562 shares of restricted stock forfeited during the six months ended June 30, 2007.

Loss Per Share—Loss per share is presented in accordance with the provisions of SFAS No. 128, “Earnings Per Share”. Basic Earnings Per Share (“EPS”) is calculated by dividing the income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) were exercised or converted into Common Stock. These Common Stock equivalents have been omitted from loss per share because they are anti-dilutive. Basic and diluted loss per share was the same in each of the six months ended June 30, 2007 and 2006.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Fair Value of Financial Instruments—The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of receivables, accounts payable and accrued liabilities approximate fair value because of the short-term maturities of these instruments. The fair value of capital lease obligations approximate fair value due to the proximity to the inception date.

Derivative Stock Warrants—Certain terms in the convertible note and related documents issued on May 25, 2006 as well as subsequent agreements entered into on January 19, 2007, require that the warrants issued in conjunction with these documents be treated as a derivative instrument and, therefore, classified as a liability on the balance sheet. As such, the liability must be adjusted to fair value at the end of each reporting period, in accordance with No. SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), and any changes in fair value reported as a gain or loss on derivative liabilities in the Consolidated Statement of Operations. The Black-Scholes option-pricing model is used to estimate the warrant fair values.

Discontinued Operations—In June 2005, the Company discontinued operations of DayStar Solar, LLC. This entity was in the business of reselling and installing solar electricity systems for residential customers in northern California. The results of operations associated with this business, have been reported as discontinued operations in the accompanying consolidated statements of operations. There were no results of operation from DayStar Solar, LLC for the six months ended June 30, 2007 and 2006. The accompanying consolidated statements of cash flows include the effects of both continuing and discontinued operations.

Reclassifications—Certain reclassifications have been made to the 2006 financial statements to conform to the 2007 presentation.

Impact of Recently Issued Accounting Pronouncements—

SFAS No. 157, “Fair Value Measurements”. In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which establishes a framework for reporting fair value and expands disclosures about fair value measurements. SFAS 157 is effective for the Company January 1, 2008. The Company is currently evaluating the impact of this new standard but does not anticipate a material impact on its consolidated financial statements as a result of the implementation of SFAS 157.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides the option to report certain financial assets and liabilities at fair value, with the intent to mitigate volatility in financial reporting that can occur when related assets and liabilities are recorded on different bases. SFAS 159 also amends SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” by providing the option to record unrealized gains and losses on held-for-sale and held-to-maturity securities currently. SFAS 159 is effective for the Company January 1, 2008. The Company is currently evaluating the impact of this new standard but does not anticipate a material impact on its consolidated financial statements as a result of the implementation of SFAS 159.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

4.	CONVERTIBLE NOTE:

On May 25, 2006, the Company entered into a series of agreements pursuant to a private placement transaction providing for, among other things, the issuance to the original holder (the “Original Note Holder”), of a senior convertible note (the “Note”) in the aggregate principal amount of $15,000,000, warrants to purchase 782,609 shares of Common Stock and additional warrants in the event the Company causes a conversion of the Note into shares of Common Stock.

The Note was convertible into 1,304,348 shares of Common Stock at any time at the option of the holder at an initial conversion price of $11.50 per share, subject to adjustment. In November 2006, the Company obtained shareholder approval to increase the amount of shares issuable upon conversion of the Note to 1,968,217 shares of Common Stock. The Note was convertible at the Company’s option if the closing price of the Common Stock for each trading day of any twenty consecutive trading day period equaled or exceeded 150% of the conversion price and certain other criteria were satisfied.

Note principal payments, as well as interest at 7.5% per annum, were payable in cash or, at the option of the Company, if certain conditions were satisfied, in shares of Common Stock. Any shares of Common Stock used to pay an installment of principal or interest were valued at a 13.5% discount to the volume weighted average price of the Company’s Common Stock price for the five days preceding the payment date.

The discount attributable to the issuance date aggregate fair value of the conversion options and warrants, totaling $5,259,961, was amortized using the effective interest method over the term of the Note. The intrinsic value of the conversion option in the Note totaling $1,223,842 was calculated in accordance with EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments” and recorded, on the issuance date, as additional paid in capital and a corresponding reduction of the carrying value of the Note.

In connection with the financing arrangement, the Company incurred financing costs of $1,065,216, including the fair value of warrants to purchase 26,087 shares of Common Stock issued to the placement agent. The total financing costs were capitalized and amortized over the life of the Note using the effective interest method.

The following summarizes the activity for the convertible note and related deferred financing costs from the issuance date of May 25, 2006 through December 31, 2006:

	Convertible Note			Deferred Financing Costs
	Principal	Discount	Net
At Issuance Date, May 25, 2006	$15,000,000	$5,259,961	$9,740,039	$1,065,216
Activity through December 31, 2006:
Payments	(6,452,444)	—	(6,452,444)
Amortization	—	(3,952,880)	3,952,880	(794,926)

Balance, December 31, 2006	$8,547,556	$1,307,081	$7,240,475	$270,290

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Of the $6,452,444 in principal payments made through December 31, 2006, $400,000 was paid in cash and $6,052,444 in stock, through the issuance of 1,088,161 shares of Common Stock. Additionally, interest of $389,702 was paid through December 31, 2006, $114,041 of which was paid in cash and $275,661 in stock, through the issuance of 54,875 shares of Common Stock. There was $209,860 in interest accrued as of December 31, 2006.

Under the terms of the Note, there was $2,564,267 held in escrow as of December 31, 2006.

Restructuring, Sale and Conversion of Note

On January 19, 2007, the Company entered into a series of agreements with the Original Note Holder, a buyer of the Note (the “Buyer”), as well as a group of investors, (the “New Investors”), pursuant to a restructuring and private placement transaction, providing for, among other things, the sale of the Note by the Original Note Holder to the Buyer, the issuance of an additional Class A Warrant to purchase 317,394 shares of Common Stock to the Original Note Holder, and the issuance by the Company of 2,500,000 shares of Common Stock to the New Investors. Prior to the sale of the Note to the Buyer, the Company paid $1,500,000 in cash previously held in escrow, and agreed to issue 825,181 shares of Common Stock to the Original Note Holder, representing principal payments of $2,483,289 and interest payments of $243,231, or a total of $2,726,520. The remaining escrowed funds of $1,064,267 were released to the Company. Of the 825,181 shares of Common Stock issued to the Original Note Holder, 400,000 shares were issued on January 19, 2007 and 425,181 shares were issued on January 31, 2007. The fair market value (closing price on the date of issuance) of the 825,181 shares totaled $2,569,529. The excess of the consideration provided to the Original Note Holder over the principal and interest due, of $1,343,009, was recorded as Loss on Extinguishment of Debt on the Company’s Statement of Operations.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The following summarizes the activity for the convertible note and related deferred financing costs from January 1, 2007 through January 19, 2007, the date of purchase of the Note by the Buyer.

	Convertible Note			Payments				Non-Cash Expenses
	Principal	Interest	Total	Cash	Stock		Total	Loss on Extinguishment	Amortization of Note Discount and Financing Costs	Restructuring
Balance, January 1, 2007	$8,547,556	$209,860	$8,757,416	$—	$—		$—	$—	$—	$—
Activity through 1/19/07	—	33,371	33,371	—	—		—	—	278,415	—
Payment to Original Note Holder, 1/19/07	(2,483,289)	(243,231)	(2,726,520)	1,500,000	2,569,529	(1)	4,069,529	1,343,009	—	—
Issuance of 317,394 Class A Warrants to Original Note Holder (2)	—	—	—	—	—		—	722,191	—	—

Balance, January 19, 2007—Acquired by Buyer	$6,064,267	$—	$6,064,267	$1,500,000	$2,569,529		$4,069,529	$2,065,200	$278,415	$—

(1)	400,000 shares at $3.32 per share, 425,181 shares at $2.92 per share
(2)	Agreement to issue this warrant was entered into on January 19, 2007; actual warrant was issued on February 16, 2007.

The Buyer paid the outstanding balance of the Note to the Original Note Holder and entered into a Note Terms Agreement with the Company for the remaining principal balance on the Note of $6,064,267. The Note Terms Agreement provided that upon the occurrence of both (i) Stockholder Approval and / or exception from the NASDAQ Listing Qualifications Department and (ii) the consummation of the Stock Purchase Agreement with the Buyer, the Note would be converted into the number of shares of Common Stock equal to the sum of the aggregate amount of accrued but unpaid principal and interest due in respect of the Note at a conversion price of $2.00 per share.

On February 1, 2007, the Company received notification from the NASDAQ Listing Qualifications Department that its request for an exception from the requirement of seeking stockholder approval for the issuance of new securities in connection with the transaction described above for a convertible note and a private placement of Common Stock was granted. On February 16, 2007, in accordance with this exception, the Company issued 3,050,203 shares of Common Stock to the Buyer in full payment of outstanding principal and accrued interest on the Note. In addition, the Company issued 2,500,000 shares of Common Stock at $2.00 per share to the New Investors which generated gross proceeds of $5,000,000.

The restructuring of the Note and its conversion to Common Stock resulted in significant non-cash charges on the Company’s Consolidated Statement of Operations during the six months ended June 30, 2007. In addition to the excess consideration provided to the Original Note Holder discussed above, upon conversion of the

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

outstanding principal and accrued interest on the Note, the Company charged to expense, the unamortized note discount of $1,307,081 and deferred financing costs of $270,290, totaling $1,577,371. The fair market value (closing price on the date of the Note Terms Agreement) of the 3,050,203 shares of Common Stock issued to the Buyer was $10,126,674, representing full payment of the outstanding principal and accrued interest on the Note of $6,100,405, resulted in a non-cash charge to Loss on Extinguishment of Debt of $4,026,269. Financing costs related to this transaction totaled approximately $2.2 million, primarily due to placement fees of approximately $2.1 million, which were paid in shares of Common Stock.

The following summarizes the activity for the convertible note and related deferred financing costs from January 19, 2007 through February 16, 2007, the date of conversion of the Note into equity.

	Convertible Note			Payments				Non-Cash Expenses
	Principal	Interest	Total	Cash	Stock		Total	Loss on Extinguishment	Amortization of Note Discount and Financing Costs	Restructuring
Balance / Totals, January 19, 2007	$6,064,267	$—	$6,064,267	$1,500,000	$2,569,529		$4,069,529	$2,065,200	$278,415	$—
Activity 1/19 – 2/16/07	—	36,138	36,138	—	—		—	—	1,298,956	—
Conversion of Note to Common Stock, 2/16/07	(6,064,267)	(36,138)	(6,100,405)	—	10,126,674	(1)	10,126,674	4,026,269	—	—
Fees Paid to Investment Banker	—	—	—	100,000	2,397,668	(2)	2,497,668	—	2,057,068	340,600

Balance / Total February 16, 2007	$—	$—	$—	$1,600,000	$15,093,871		$16,693,871	$6,091,469	$3,634,439	$340,600

(1)	3,050,203 shares at $3.32 per share
(2)	457,571 shares at $5.24 per share

Warrant Liability

The Company is accounting for the free-standing warrants, issued in connection with the Note, as derivative liabilities in accordance with SFAS 133, EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” and EITF No. 05-2, “The Meaning of “Conventional Convertible Debt Instrument” in Issue No. 00-19”, due to the potential for cash settlement. The warrant liabilities are adjusted to their fair value at the end of each reporting period, using the Black-Scholes model, with the change in fair value reported as gain or loss on derivative liabilities.

The warrants had an exercise price of $12.65 at the issuance date, subject to adjustment upon certain events such as the sale of equity securities by the Company at a price below the exercise price. The warrants are exercisable at any time through May 26, 2011. On February 16, 2007, the Company issued 317,394 Class A Warrants pursuant to the restructuring and sale of the Note. These warrants have an exercise price of $2.00,

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

which according to the Warrant Agreements reduced the exercise of all Class A Warrants to the Original Note Holder to $2.00. During the six months ended June 30, 2007, 400,000 Class A Warrants were exercised which generated $800,000 in gross proceeds to the Company.

The stock warrant liability is summarized as follows:

Stock Warrant Liability
Balance, December 31, 2006	$1,344,004
Grants (317,394 shares)	722,191
Exercises (400,000 shares)	(1,655,241)
Change in fair value	2,956,339

Balance, June 30, 2007	$3,367,293

5.	NOTES PAYABLE:

On June 15, 2007, the Company entered into a series of agreements with the Buyer, including a secured fixed-rate note in the aggregate principal amount of $4,000,000 and related security agreements. A portion of the note was subsequently assigned to one of the New Investors and the note is now held by two significant shareholders owning a combined 30% of the Company’s Common Stock at June 30, 2007. The Company pays interest on the unpaid principal amount of the note at a rate of 10% per annum, payable monthly in cash. At June 30, 2007 there was $16,667 of accrued interest on the note. The note is due in full on December 15, 2007 and may be prepaid at any time. The Company must pay all outstanding principal at a premium of 102% plus all accrued and unpaid interest at the time of payment. The note is secured by a lien on all of the Company’s assets.

On July 31, 2007, the Company entered into an amendment of this note agreement. See Note 9 “Subsequent Events”.

6.	INCOME TAXES:

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, Accounting for Income Taxes” (“FIN 48”). FIN 48 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The Company adopted the provisions of FIN 48 on January 1, 2007. There was no cumulative effect adjustment to retained earnings required related to the adoption of FIN 48. There were no unrecognized tax benefits at January 1, 2007, nor was there a change in unrecognized tax benefits during the six months ended June 30, 2007. It is possible that the amount of unrecognized tax benefits could change in the next 12 months; however the Company does not expect the change to have a significant impact on its results of operations or financial position.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The Company recognizes accrued interest and penalties, if any, associated with uncertain tax positions as part of the income tax provision. There was no accrued interest or penalties recognized as of January 1, 2007.

The Company is subject to U.S. federal income tax as well as income tax of multiple state jurisdictions. Federal and state income tax returns for 2003 through 2006 remain open to examination. The Company’s 2005 New York State income tax return was examined by the state. There were no material changes to the return as a result of this examination.

7.	WARRANTS:

Class A public warrants—As of June 30, 2007, there were no Class A public warrants to purchase Common Stock outstanding. On August 11, 2005, the Company redeemed all then outstanding Class A public warrants.

Class B public warrants—As of June 30, 2007, 5,113,453 Class B public warrants to purchase Common Stock were outstanding. The exercise price of a Class B public warrant is $10.00. The Class B public warrants expire on February 11, 2009, the fifth anniversary of the completion of the initial public offering. The Company does not have the right to redeem the Class B public warrants.

Representative warrants—As of June 30, 2007, 8,192 warrants issued to underwriters in connection with the initial public offering were outstanding. Each warrant gives the holder the right to purchase one unit for $6.00. A unit consists of one share of Common Stock, one Class A redeemable public warrant and two Class B non-redeemable public warrants. As noted above, on August 11, 2005, any Class A public warrants then outstanding were redeemed.

Class A Warrants—As of June 30, 2007, 700,003 Class A Warrants were outstanding. On May 25, 2006, the Company issued 782,609 Class A Warrants pursuant to a private placement offering, and each provides the holder the right to purchase one share of Common Stock. The Class A Warrants had an exercise price of $12.65 at the issuance date, subject to adjustment upon certain events such as the sale of equity securities by the Company at a price below the then current exercise price. On February 16, 2007, the Company issued 317,394 Class A Warrants pursuant to the restructuring and sale of the Note (See Note 4). These Class A Warrants have an exercise price of $2.00 thus reducing the exercise price of all Class A Warrants to $2.00. During the six months ended June 30, 2007, 400,000 Class A Warrants were exercised which generated $800,000 in gross proceeds to the Company. The fair value of these Class A Warrants, calculated using the Black-Scholes pricing model, was recorded as a derivative liability on the issuance date. As such, the liability is adjusted to fair market value, using the Black-Scholes pricing model, at the end of each reporting period.

Consultant warrants—As of June 30, 2007, 65,487 Consultant warrants were outstanding. There were no Consultant warrants granted during the six months ended June 30, 2007. Of the outstanding Consultant warrants, 39,400 were granted in prior years under contracts with certain consultants for services rendered to the Company, and contain an exercise price of $3.00.

On May 25, 2006, the Company issued 26,087 Consultant warrants to the placement agent in connection with the placement of the Note and Class A Warrants. Each warrant gives the holder the right to purchase one share of the Company’s Common Stock at a price of $11.89 per share. The fair

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

value of the warrants, calculated using the Black-Scholes pricing model, was recorded as deferred financing costs and was amortized using the effective interest method over the life of the related Note, which was extinguished in February 2007.

8.	COMMITMENTS AND CONTINGENCIES:

The series of agreements entered into on January 19, 2007 (See Note 4), included registration rights agreements with the Original Note Holder, the Buyer, as well as the New Investors.

The Registration Rights Agreement with the Original Note Holder requires that the registration statement must be declared effective by the SEC within 120 days (or 90 days if there is no review of the registration statement by the SEC) after the filing date of February 20, 2007, and must remain effective and available for use until the earlier of the date the Original Note Holder can sell all of the securities covered by the registration statement without restriction pursuant to SEC Rule 144(k) and the date all of such securities have been sold pursuant to the registration statement. On June 8, 2007, the SEC declared effective the registration statement which registers all shares issuable to the Original Note Holder pursuant to the agreement entered into on January 19, 2007.

Subject to certain “grace periods”, if the registration is unavailable after it becomes effective, the Company is required to pay monthly liquidated damages of $25,000 until such failure is cured. The total penalties payable for failure to have a registration statement declared effective are capped at $100,000.

The Registration Rights Agreement with the Buyer was amended on May 29, 2007 and requires that the Company files a registration statement with the SEC. The registration statement must be declared effective by the SEC and must remain effective and available for use until the earlier of the date all of such securities have been sold pursuant to the registration statement or the second anniversary of the date of the conversion of the Note.

The amendment to the Registration Rights Agreement allows for the registration of shares issued under a future financing by the Company to occur prior to the registration of the shares issued to the Buyer. If the Company fails to register the shares pursuant to this agreement or the registration statement is not declared effective by the SEC, or the effectiveness of the registration statement is not maintained, the Company will incur liquidated damages. The amendment to the Registration Rights Agreement provides that failure to have the registration statement declared effective because the SEC has determined that the securities being registered are being offered by the Company will not constitute a default by the Company of its obligations, provided however that after January 1, 2008 liquidated damages shall begin to accrue and be paid. The Company is required to pay monthly liquidated damages of 1% of the outstanding principal amount of the Note plus accrued interest thereon until the failure is cured. The total penalties payable for failure to have a registration statement declared effective are capped at 12%. Additionally, the amended Registration Rights Agreement requires that if the Company issues warrants in connection with certain future financing transactions, a pro-rated amount of warrants having the same terms and provisions, must be issued to the Buyer as well.

The Registration Rights Agreement with the New Investors was also amended on May 29, 2007 and requires that the Company file a registration statement with the SEC. The registration statement must be declared effective by the SEC and must remain effective and available for use until earlier of the date all of such securities have been sold pursuant to the registration statement or date as of which all New

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Investors may sell all the shares of Common Stock without restriction pursuant to Rule 144(k) of the Securities Act (or any successor rule thereto).

The amendment to the Registration Rights Agreement allows for the registration of shares issued under a future financing by the Company to occur prior to the registration of the shares issued to the New Investors. If the Company fails to register the shares pursuant to this agreement or the registration statement is not declared effective by the SEC, or the effectiveness of the registration statement is not maintained, the Company will incur liquidated damages. The amendment to the Registration Rights Agreement provides that failure to have the registration statement declared effective because the SEC has determined that the securities being registered are being offered by the Company will not constitute a default by the Company of its obligations, provided however that after January 1, 2008 liquidated damages shall begin to accrue and be paid. The Company shall pay monthly to each New Investor an amount in cash equal to 1% of the aggregate purchase price paid by such New Investor until the failure is cured but in no event will the Company be liable for liquidated damages under this Registration Rights Agreement in excess of 1% of the aggregate purchase price of the New Investors in any 30-day period and the maximum aggregate liquidated damages payable to a New Investor under this Registration Rights Agreement shall be twelve percent (12%) of the aggregate purchase price paid by such New Investor pursuant to the Securities Purchase Agreement. Additionally, the amended Registration Rights Agreement requires that if the Company issues warrants in connection with certain future financing transactions, a pro-rated amount of warrants having the same terms and provisions, must be issued to the New Investors as well.

On August 3, 2007, the Company entered into second amendments of the registration rights agreements with the Buyer and the New Investors. See Note 9 “Subsequent Events”.

9.	SUBSEQUENT EVENTS:

On July 31, 2007, the Company entered into an amendment of its $4,000,000 secured fixed-rate note. The amendment, between the Company, the holder of the note and the agent under the note, provides that the Company can satisfy certain covenants at any time on or before September 14, 2007. The note had originally provided that these covenants must be satisfied on or before July 31, 2007.

On August 3, 2007, the Company entered into two second amendments of its existing registration rights agreements. These amendments supersede the First Amendments discussed in Note 8 to the Financial Statements included in this Registration Statement. These Second Amendments to the Registration Rights Agreements allow for the registration of shares issued under a specified future financing (the “Permitted Financing”) by the Company to occur prior to the registration of the shares already issued to the parties to the original registration rights agreements. If the Company fails to register the shares pursuant to the registration rights agreements or the registration statement is not declared effective by the SEC, or the effectiveness of the registration statement is not maintained, the Company will incur liquidated damages. The Second Amendments to the Registration Rights Agreements provide that failure to have the registration statement declared effective because the SEC has determined that the securities being registered are being offered by the Company will not constitute a default by the Company of its obligations, provided however that after January 1, 2008 liquidated damages shall begin to accrue and be paid. The Company is required to pay monthly liquidated damages of 1% of the purchase price of the shares until the failure is cured. The total penalties payable for failure to have a registration statement declared effective are capped at 12% of such amount. Additionally, the amended registration rights

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

agreements require that if the Company undertakes a change of control or additional financing meeting certain criteria prior to August 31, 2012, the Company must offer to issue warrants to purchase an aggregate of 1,110,041 shares of the common stock to the parties to the two original registration rights agreements. The exercise price of these warrants will be the price which is a 115% of the price of the shares sold under a Permitted Financing, provided that if such exercise price is less than the closing price of the Company’s Common Stock on the NASDAQ Capital Market on the day such shares are priced for sale, then the exercise price shall be the closing price of the Company’s Common Stock on the day of such pricing or the trading day immediately following the day of such pricing, whichever closing price is lower.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

DayStar Technologies, Inc.

Halfmoon, New York

We have audited the consolidated balance sheet of DayStar Technologies, Inc. and subsidiary, a development stage enterprise, as of December 31, 2006, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005 and for the period from July 1, 2005 (inception of the development stage) to December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DayStar Technologies, Inc. and subsidiary as of December 31, 2006, and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005 and for the period from July 1, 2005 (inception of the development stage) to December 31, 2006, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is in the development stage and has suffered recurring losses from operations and is dependent on raising additional capital. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    Hein & Associates LLP

Hein & Associates LLP

Denver, Colorado

February 19, 2007

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED BALANCE SHEET

December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$2,860,719
Accounts Receivable	3,906
Other current assets	1,040,687

Total current assets	3,905,312
Property and Equipment, at cost,	13,851,872
Less accumulated depreciation and amortization	(2,606,639)

Net property and equipment	11,245,233
Other Assets:
Deferred financing costs	270,290
Restricted cash	2,564,267
Other assets	76,632

Total other assets	2,911,189

Total Assets	$18,061,734

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,832,147
Wages payable	485,892
Notes payable, current portion	71,857
Convertible note, net of discount, current portion	6,197,919
Capital lease obligations, current portion	68,065
Accrued expenses	382,274
Deferred revenue	60,000
Deferred gain	7,000

Total current liabilities	9,105,154
Long-Term Liabilities:
Notes payable	337,811
Convertible note, net of discount	1,042,556
Capital lease obligations	20,511
Deferred revenue	240,000
Deferred gain	2,333
Stock warrants	1,344,004

Total long-term liabilities	2,987,215

Commitments and Contingencies (Notes 2 and 7)	—

Stockholders’ Equity:
Preferred stock, $.01 par value; 3,000,000 shares authorized; 0 shares issued and outstanding	—
Common stock, $.01 par value; 60,000,000 shares authorized; 7,823,669 shares issued and outstanding	78,237
Additional paid-in capital	40,381,871
Accumulated deficit	(10,145,391)
Deficit accumulated during the development stage	(24,345,352)

Total stockholders’ equity	5,969,365

Total Liabilities and Stockholders’ Equity	$18,061,734

See accompanying notes to these consolidated financial statements.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,		For the Period from July 1, 2005 (Inception of the Development Stage) to December 31, 2006
	2006	2005
Revenue:
Product revenue	$3,528	$—	$3,528
Research and development contract revenue	180,000	625,000	555,000

Total revenue	183,528	625,000	558,528
Costs and Expenses:
Research and development	9,960,568	3,513,860	12,159,163
Selling, general and administrative	6,210,645	3,385,525	8,111,978
Depreciation and amortization	1,758,925	667,200	2,126,803

Total costs and expenses	17,930,138	7,566,585	22,397,944
Other Income (Expense):
Other income	1,094,426	276,436	1,333,672
Interest expense	(1,733,325)	(91,837)	(1,778,202)
Amortization of note discount and deferred financing costs	(4,747,806)	—	(4,747,806)
Gain on derivative liabilities	2,692,114	—	2,692,114

Total other income (expense)	(2,694,591)	184,599	(2,500,222)

Loss from Continuing Operations	(20,441,201)	(6,756,986)	(24,339,638)
Loss from discontinued operations of DayStar Solar, LLC	—	(6,173)	(5,714)

Net Loss	$(20,441,201)	$(6,763,159)	$(24,345,352)

Weighted Average Common Shares Outstanding (Basic and Diluted)	6,824,816	5,000,005

Net Loss Per Share (Basic and Diluted)	$(3.00)	$(1.35)

See accompanying notes to these consolidated financial statements.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Common Stock		Class B Common Stock		Additional Paid-In Capital	Deferred Equity Based Compensation	Accumulated Deficit	Deficit Accumulated During the Development Stage	Total
	Shares	Amount	Shares	Amount
BALANCES, January 1, 2005	3,491,830	$34,918	29,000	$290	$12,903,377	$(227,389)	$(7,286,383)	$—	$5,424,813
Exercise of Class A public warrants at $6.00 per share, 5/05-8/05	2,425,062	24,251	—	—	14,526,121	—	—	—	14,550,372
Redemption of Class A public warrants at $.25 per share,	—	—	—	—	(4,273)	—	—	—	(4,273)
Exercise of Class B public warrants at $10.00 per share	125	1	—	—	1,249	—	—	—	1,250
Exercise of Consultant warrants at $5.18—$8.25 per share, 5/05 – 9/05	110,000	1,100	—	—	669,479	—	—	—	670,579
Exercise of Representative warrants at $6.00 per share, 5/05 – 12/05	223,864	2,239	—	—	1,118,315	—	—	—	1,120,554
Conversion of Class B common stock	58,000	580	(29,000)	(290)	(290)	—	—	—	—
Exercise of stock options at $2.06—$4.00 per share	23,125	231	—	—	64,446	—	—	—	64,677
Acceleration of stock option vesting	—	—	—	—	28,925	—	—	—	28,925
Grants of restricted stock at $10.64 per share, 12/05	38,750	388	—	—	411,912	(412,300)	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	229,598	—	—	229,598
Warrants issued for services at $10.70 per share, 2/04, 4/04, and monthly 4/05 through 12/05	—	—	—	—	343,837	—	—	—	343,837
Amortization of warrants issued for service						6,381			6,381
Net loss	—	—	—	—	—	—	(2,859,008)	(3,904,151)	(6,763,159)

BALANCES , December 31, 2005	6,370,756	63,708	—	—	30,063,098	(403,710)	(10,145,391)	(3,904,151)	15,673,554
Reclassification upon adoption of SFAS 123(R)	—	—	—	—	(403,710)	403,710	—	—	—
Exercise of Class B public warrants at $10.00 per share	1,800	18	—	—	17,982	—	—	—	18,000
Exercise of Consultant warrants at $3.00—$7.50 per share, 3/06 and 9/06	37,050	371	—	—	133,280	—	—	—	133,651
Exercise of Representative warrants at $6.00 per share, 1/06	77,530	775	—	—	464,405	—	—	—	465,180
Exercise of stock options at $2.06—$2.54 per share	16,435	164	—	—	36,586	—	—	—	36,750
Grants of restricted stock at $8.77—$12.75 per share, 1/06, 4/06, and 6/06	187,375	1,874	—	—	(1,874)	—	—	—	—
Forfeiture of restricted stock	(10,313)	(103)	—	—	—	—	—	—	(103)
Warrants issued for services at $11.09 per share	—	—	—	—	18,291	—	—	—	18,291
Compensatory stock options at $1.74—$13.37 per share	—	—	—	—	837,365	—	—	—	837,365
Compensatory restricted stock at $8.77—$14.00 per share	—	—	—	—	485,458	—	—	—	485,458
Beneficial conversion feature on convertible note	—	—	—	—	1,223,842	—	—	—	1,223,842
Shares issued in payment of principal and interest on convertible note, 8/06 – 12/06	1,143,036	11,430	—	—	7,366,729	—	—	—	7,378,159
Warrants issued for placement of convertible note at $5.38 per share	—	—	—	—	140,419	—	—	—	140,419
Net loss	—	—	—	—	—	—	—	(20,441,201)	(20,441,201)

BALANCES, December 31, 2006	7,823,669	$78,237	—	$—	$40,381,871	$—	$(10,145,391)	$(24,345,352)	$5,969,365

See accompanying notes to these consolidated financial statements.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,		For the Period from July 1, 2005 (Inception of the Development Stage) to December 31, 2006
	2006	2005
Cash Flows from Operating Activities:
Net loss	$(20,441,201)	$(6,763,159)	$(24,345,352)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	1,758,925	667,200	2,126,803
Share-based compensation	1,322,823	258,523	1,471,108
Warrants issued for services	18,291	350,218	109,026
Non-cash interest	1,325,715	—	1,325,715
Amortization of note discount and deferred financing costs	4,747,806	—	4,747,806
Gain on embedded derivative liabilities and warrants	(2,692,114)	—	(2,692,114)
Gain on sale/leaseback	(7,000)	(7,000)	(10,500)
Gain on sale of assets	—	(2,549)	(2,549)
Changes in operating assets and liabilities:
(Increase) decrease in:
Receivables	516,115	(520,022)	(3,906)
Other assets	(852,260)	(198,284)	(1,004,753)
Restricted cash	(2,564,267)	—	(2,564,267)
Increase (decrease) in:
Accounts payable	980,353	306,404	1,657,837
Accrued expenses	568,552	208,367	752,064
Deferred revenue	—	300,000	300,000

Net cash used in operating activities	(15,318,262)	(5,400,302)	(18,133,082)
Cash Flows from Investing Activities:
Purchase of investments	(11,183,526)	(7,377,972)	(17,657,732)
Proceeds from sale of investments	16,264,541	6,227,658	18,362,973
Purchase of equipment and improvements	(8,445,264)	(2,834,589)	(10,418,044)
Proceeds from sale of assets	—	3,120	3,120

Net cash used in investing activities	(3,364,249)	(3,981,783)	(9,709,683)
Cash Flows from Financing Activities:
Payments on notes payable	(3,193)	(2,757)	(4,622)
Proceeds from convertible note	15,000,000	—	15,000,000
Payments on convertible note	(400,000)	—	(400,000)
Cost of financing	(924,797)	—	(924,797)
Proceeds from Class A public warrant exercise	—	14,546,100	5,356,842
Proceeds from Consultant warrant exercise	133,651	670,579	700,950
Proceeds from Representative warrant exercise	465,180	1,120,554	1,575,654
Proceeds from Class B public warrant exercise	18,000	1,250	19,250
Proceeds from exercise of stock options	36,750	64,677	101,427
Payments on restricted stock forfeited	(103)	—	(103)
Payments on capital leases	(65,553)	(51,064)	(92,445)

Net cash provided by financing activities	14,259,935	16,349,339	21,332,156

Increase\(decrease) in cash and cash equivalents	(4,422,576)	6,967,254	(6,510,609)
Cash and cash equivalents, beginning of period	7,283,295	316,041	9,371,328

Cash and cash equivalents, end of period	$2,860,719	$7,283,295	$2,860,719

Supplemental Cash Flow Information:
Cash paid for interest	$162,851	$61,740

Non-Cash Transactions:
Equipment lease financing	$—	$38,595

Principal payments on convertible note, in common stock	$6,054,444	$—

Equipment note payable	$—	$415,618

Beneficial conversion feature on convertible note	$1,223,842	$—

Warrants issued for placement of convertible note	$140,419	$—

See accompanying notes to these consolidated financial statements.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	PRINCIPLES OF CONSOLIDATION, ORGANIZATION AND NATURE OF OPERATIONS:

DayStar Technologies, Inc. (the “Company”) is a development stage enterprise that was formed in 1997 for the purpose of researching, developing, manufacturing and marketing innovative products to the renewable energy / photovoltaic industry. From its inception, the Company has focused primarily on thin-film solar cells and secondarily on concentrator photovoltaics. The principal source of revenue for the Company has been revenue from government-funded research and development contracts.

The accompanying consolidated financial statements include the accounts of DayStar Technologies, Inc. and DayStar Solar, LLC (formerly International Energy Trading, LLC), a wholly-owned subsidiary of DayStar Technologies, Inc. All significant intercompany transactions have been eliminated in consolidation. During the second quarter of 2005, DayStar Technologies, Inc. discontinued operations of DayStar Solar, LLC (See Note 13). Upon discontinuing operations of DayStar Solar, LLC, the Company became a development stage enterprise.

2.	LIQUIDITY AND FUTURE OPERATIONS:

The Company’s consolidated financial statements for the year ended December 31, 2006 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has historically reported net losses, including a net loss of $20.4 million for the year ended December 31, 2006, and anticipates incurring losses in the future, due to the investment in research and development, building of production lines, and associated administrative costs required to achieve commercialization of the Company’s products utilizing its Gen-III™ manufacturing processes.

As discussed in Note 1, the Company is in the development stage. Its current business plans include expenditures to continue the development of the current manufacturing production capability and to expand development efforts for next generation production processes. These activities require the Company to add employees, purchase production equipment, build-out additional manufacturing facilities, and design and manufacture prototype deposition equipment. The Company does not believe that it can achieve profitability until development, implementation and commercialization of next generation processes are realized. In order to fund the costs associated with such development, the Company will require additional financing. Without additional financing, the Company would need to delay certain of these activities.

The Company’s financing options include (1) obtaining private equity funding, (2) evaluating the likelihood of converting the Class B public warrants to common stock, (3) completing a secondary public offering, (4) obtaining debt financing and (5) increasing government grant and other contract revenue. Such financing may not be available to the Company on terms that are acceptable to it, if at all, and any new equity financing may be dilutive to its stockholders.

If the Company is unable to raise sufficient capital, liquidity problems will cause the Company to curtail operations, liquidate assets, seek additional capital on less favorable terms and/or pursue other such actions that could adversely affect future operations. These factors raise substantial doubt as to the Company’s ability to continue operations as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. See Note 15 for a discussion of financing events occurring subsequent to the date of these consolidated financial statements.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	SIGNIFICANT ACCOUNTING POLICIES:

Cash Equivalents—The Company considers all highly liquid debt securities purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment—Property and equipment is stated at cost. Depreciation is computed using straight-line and an accelerated method over estimated useful lives of 3 to 5 years. Expenditures for maintenance and repairs, which do not materially extend the useful lives of property and equipment, are charged to operations as incurred. When property or equipment is retired or otherwise disposed of, the property accounts are relieved of costs and accumulated depreciation and any resulting gain or loss is recognized.

Patent Costs—Costs for patents purchased from third parties, including legal fees, are capitalized and amortized over 15 years. The Company recorded patent-related amortization expense of $3,530 and $3,525 for the years ended December 31, 2006 and 2005, respectively.

Revenue Recognition—The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition” (SAB 104). SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectibility is reasonably assured.

Research and development contract revenue is recognized as the Company meets milestones as set forth under the contract. The Company recognized $180,000 and $625,000 of revenue from contracts with a New York State government agency as of December 31, 2006 and 2005 respectively.

Grant revenue is recognized when the Company fulfills obligations as set forth under the grant. Terms of the grant reflected in the accompanying financial statements require us to maintain specified employment criteria, as defined, over a five year period. If the Company fails to meet the specified criteria, it must repay the unearned portion of the grant. As a result, the Company recorded deferred revenue of $300,000 as of December 31, 2006 and 2005.

Research and Development Costs—Research and development costs are expensed as incurred. Funds obtained from government agencies that represent a cost reimbursement activity are reflected as reductions of Research and Development expenses.

Income Taxes—The Company follows Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes”, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense (benefit) is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Use of Estimates—The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

that affect the amounts reported in these financial statements and accompanying notes. Significant estimates include the life and realization of the Company’s capitalized costs associated with its patents, the Company’s valuation allowance associated with its deferred tax asset, and the fair value of the Company’s common stock prior to the Company’s initial public offering. Actual results could differ from those estimates.

Share-Based Compensation—Prior to January 1, 2006, the Company accounted for stock option awards granted under the Company’s Equity Incentive Plan in accordance with the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” , (“APB 25”) and related Interpretations, as permitted by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”, (“SFAS 123”). Share-based employee compensation expense was not recognized in the Company’s consolidated statements of operations prior to January 1, 2006, as all stock option awards granted had an exercise price equal to or greater than the market value of the common stock on the date of the grant (other than for certain option modifications resulting in exercise prices below the fair market value at the date of modification). As permitted by SFAS 123, the Company reported pro-forma disclosures presenting results and earnings per share as if the Company had used the fair value recognition provisions of SFAS 123 in the Notes to Consolidated Financial Statements. Share-based compensation related to non-employees and modifications of options granted were accounted for based on the fair value of the related stock or options in accordance with SFAS 123 and its interpretations.

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” , (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. Additionally, the Company follows the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107 “Share-Based Payment” (“SAB 107”), issued in March 2005, which provides supplemental SFAS 123(R) application guidance based on the views of the SEC. The Company adopted SFAS 123(R) using the modified prospective transition method. Under this transition method, share-based compensation expense recognized during the year ended December 31, 2006 included: (a) compensation expense for all share-based awards granted prior to, but not yet vested, as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation expense for all share-based awards granted beginning January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect the impact of SFAS 123(R).

Loss Per Share—Loss per share is presented in accordance with the provisions of SFAS No. 128, “Earnings Per Share”. Basic Earnings Per Share (EPS) is calculated by dividing the income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. These common stock equivalents have been omitted from loss per share because they are anti-dilutive. Basic and diluted loss per share was the same in each of the years ended December 31, 2006 and 2005.

Fair Value of Financial Instruments—The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and cannot be determined with precision. The carrying amounts of receivables, investments, accounts payable and accrued liabilities approximate fair value because of the short-term maturities of these instruments. The fair value of capital lease obligations approximate fair value due to the proximity to the inception date.

Derivative Stock Warrants—Certain terms in the convertible note and related documents issued on May 25, 2006 require that the warrants issued in conjunction with the convertible note be treated as a derivative instrument and, therefore, classified as a liability on the balance sheet. As such, the liability must be adjusted to fair value at the end of each reporting period, in accordance with SFAS 133 “Accounting for Derivative Instruments and Hedging Activities”, and any changes in fair value reported as a gain or loss on derivative liabilities in the Consolidated Statement of Operations. The Black-Scholes option-pricing model is used to estimate the warrant fair values.

Impairment of Long-Lived Assets—In the event that facts and circumstances indicate that the cost of assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value or discounted cash flow value is required.

Deferred Financing Costs—Financing costs are capitalized and amortized over the term of the related debt issuance using the effective interest method. If the underlying debt instrument related to the deferred financing costs is converted, any unamortized financing costs would immediately be recognized as expense upon conversion of the instrument.

Restricted Cash—Restricted cash at December 31, 2006 represents amounts held in escrow as required by the terms of the convertible note agreement (See Note 8).

Discontinued Operations—In June 2005, the Company discontinued operations of DayStar Solar, LLC. The results of operations associated with this business, have been reported as discontinued operations in the accompanying consolidated statements of operations. The accompanying consolidated statements of cash flows include the effects of both continuing and discontinued operations.

Reclassifications—Certain reclassifications have been made to the 2005 financial statements to conform to the 2006 presentation.

Impact of Recently Issued Accounting Pronouncements—

SFAS No. 157, “Fair Value Measurements” In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which establishes a framework for reporting fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for the Company January 1, 2008. The Company is currently evaluating the impact of this new standard on its consolidated financial statements.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). This interpretation clarifies the application of SFAS 109 by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements and also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods and disclosure. FIN 48 is effective for the Company January 1, 2007. The Company does not believe that the adoption of FASB Interpretation No. 48 will have a material impact on its consolidated financial statements.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	SHARE-BASED COMPENSATION

Equity Incentive Plan—On June 19, 2006, the Company adopted an Equity Incentive Plan (the “2006 Plan”) to enable employees, outside directors and consultants to acquire an equity interest in the Company. Issuances under the 2006 Plan may be in the form of incentive and non-qualified stock options, restricted stock, restricted stock units and stock appreciation rights. The 2006 Plan reserves 17.5% (10,500,000 shares) of the Company’s authorized common shares for issuance for these purposes; subject to the further restriction that the 2006 Plan Committee shall not award grants exceeding 17.5% (1,369,142 shares at December 31, 2006) of the Company’s total issued and outstanding common shares as of and including the grant. Under the 2006 Plan, the term of stock options shall not exceed ten years and incentive stock options shall not be granted with an exercise price of less than 100% of the fair market value of the common stock, and non-qualified stock options shall not be granted with an exercise price of less than 85% of the fair market value of the common stock, both measured at the time of grant.

Grants of incentive and non-qualified stock options, and restricted stock prior to June 19, 2006 were made from the Company’s original Equity Incentive Plan adopted in 2003 (the “2003 Plan”).

As discussed in Note 3, Significant Accounting Policies—Share-Based Compensation, effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123(R), using the modified prospective transition method. The adoption of SFAS 123(R) resulted in share-based compensation expense associated with options for the year ended December 31, 2006 of $837,365 of which $392,576 was recorded to research and development and $444,789 to selling, general and administrative expenses. These expenses increased basic and diluted loss per share by $0.13 for the year ended December 31, 2006.

For the year ended December 31, 2005, the Company applied the intrinsic value method of accounting for stock options as prescribed by APB 25. Since all options granted during the year ended December 31, 2005 had an exercise price equal to the closing market price of the underlying common stock on the grant date, no share-based compensation expense was recognized (other than for certain option modifications resulting in exercise prices below the fair market value at the date of modification). If share-based compensation expense had been recognized based on the estimated fair value of each option granted in accordance with the provisions of SFAS 123, as amended by SFAS 148, the Company’s net loss and net loss per share would have been increased to the following pro-forma amounts:

December 31, 2005
Net loss, as reported	$(6,763,159)
Pro forma stock compensation expense, net of tax benefit	(518,564)
Employee stock compensation under the intrinsic method	—

Pro forma net loss	$(7,281,723)

Net loss per share, basic and diluted,
As reported	$(1.35)
Pro forma stock compensation expense	(0.10)
Employee stock compensation under the intrinsic method	—

Pro forma	$(1.45)

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pro-forma compensation expense under SFAS 123, among other computational differences, does not consider potential pre-vesting forfeitures. Because of these differences, the pro-forma share-based compensation expense presented above for the year ended December 31, 2005 under SFAS 123 and the share-based compensation expense recognized during the year ended December 31, 2006 under SFAS 123(R) are not directly comparable. In accordance with the modified prospective transition method of SFAS 123(R), the prior comparative results have not been restated.

The Black-Scholes option-pricing model was used to estimate the option fair values. This option-pricing model requires a number of assumptions, of which the most significant are, expected stock price volatility, the expected pre-vesting forfeiture rate and the expected option term (the amount of time from the grant date until the options are exercised or expire). Expected volatility was calculated based upon actual historical stock price movements over the period from the Company’s initial public offering through December 31, 2006, and further reviewed against industry comparables. Expected pre-vesting forfeitures were estimated based on actual historical pre-vesting forfeitures over the period from the Company’s initial public offering through December 31, 2006. The expected option term was calculated using the “simplified” method permitted by SAB 107.

The weighted average per share fair value of stock options granted during the years ended December 31, 2006 and 2005 was $6.93 and $10.17, respectively. The fair value was estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions:

	December 31,
	2006	2005
Expected volatility	80 – 88%	89 – 98%
Risk-free interest rate	4.7 – 5.1%	4.1 – 4.5%
Expected dividends	$—	$—
Expected terms (in years)	6.25	6.25 – 10

The following table summarizes stock options outstanding and activity as of and for the year ended December 31, 2006:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2006	293,375	$8.04
Granted	264,250	$9.19
Forfeited	(56,807)	$9.65
Exercised	(16,435)	$2.19

Outstanding at December 31, 2006	484,383	$8.67	8.38	$106,173

Exercisable at December 31, 2006	157,404	$8.30	6.78	$67,913

The total intrinsic value, or the difference between the exercise price and the market price on the date of exercise of all options exercised during the year ended December 31, 2006 was $151,235. Cash received from stock options exercised during the year ended December 31, 2006 was $36,750. The Company did

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

not realize any tax deductions related to the exercise of stock options during the year ended December 31, 2006. The Company will record such deductions to additional paid in capital when realized.

Total unrecognized share-based compensation expense from unvested stock options as of December 31, 2006 was $2,203,058 which is expected to be recognized over a weighted average period of approximately 3.1 years.

In addition to the stock options discussed above, the Company recognized share-based compensation expense related to Restricted Stock grants, of $485,458 and $229,598 for the years ended December 31, 2006 and 2005, respectively. The following table summarizes Non-vested Restricted Stock and the related activity as of and for the year ended December 31, 2006:

	Shares	Weighted Average Grant-Date Fair-Value
Non-vested at January 1, 2006	38,750	$10.64
Granted	187,375	$10.86
Vested	(3,125)	$10.64
Forfeited	(10,313)	$10.64

Non-vested at December 31, 2006	212,687	$10.84

Total unrecognized share-based compensation expense from unvested restricted stock as of December 31, 2006 was $1,912,572 which is expected to be recognized over a weighted average period of approximately 3.2 years.

5.	SALES CONTRACTS

On June 9, 2005, the Company entered into an agreement with Blitzstrom GmbH (“Blitzstrom”), of Germany, for the purchase of DayStar’s TerraFoil™ solar cells. This agreement calls for a variable monthly delivery based on estimated annual production volumes, escalating in volume through the end of 2008. Under the agreement, Blitzstrom will purchase up to 50% of the TerraFoil™ solar cells produced by the Company at threshold solar cell efficiencies. The agreement set forth fixed annual prices for the products to be purchased by Blitzstrom through 2006.

On September 6, 2006 the Company amended and restated its purchase agreement dated June 9, 2005 with Blitzstrom. Under the amendment, Blitzstrom will purchase up to 50% of DayStar’s TerraFoil® solar cells produced by the Company not to exceed the production maximum of 130 megawatts. The amendment extends the contractual period from 2008 to 2010, specifying delivery of TerraFoil® based on estimated annual production volumes, escalating in volume through the end of 2010, with price based on a variable pricing mechanism.

On June 20, 2005, the Company entered into an agreement, with Micro Energy Group, Inc. (“MEG”) of Zhuhai, China for the purchase of DayStar’s TerraFoil-SP® and TerraFoil® solar cells. The agreement called for a graduated delivery, contingent upon the Company’s ramp-up of production capacity, through the end of 2006, and provided estimates of the volume of solar cells at threshold solar cell efficiencies that will be available for purchase by MEG. Prices are based on a variable market-competitive pricing mechanism to be negotiated quarterly.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On December 31, 2006, the Company amended and restated its agreement dated June 20, 2005 with MEG. Under the amendment, MEG will purchase DayStar’s TerraFoil® and DayStar’s TerraFoil-SP® on a graduated schedule based on production capacity, through 2008, with price based on a variable pricing mechanism, to be negotiated quarterly.

The Company believes that production costs of its TerraFoil® and TerraFoil-SP® solar cells will decrease with implementation of Gen-II production improvements and when development, implementation and commercialization of next generation processes are achieved. However, until such time, costs will exceed the revenue expected under these agreements.

6.	PROPERTY AND EQUIPMENT:

Property and equipment is summarized as follows:

December 31, 2006
Leasehold improvements	$2,488,414
Machinery and equipment	6,616,818
Office furniture and equipment	1,102,822
Construction in progress	3,643,818

13,851,872
Less accumulated depreciation and amortization	(2,606,639)

Property and equipment, net	$11,245,233

Depreciation and amortization expense of property and equipment for the years ended December 31, 2006 and 2005 was $1,755,395 and $663,675, respectively.

7.	COMMITMENTS AND CONTINGENCIES:

Operating Leases—The Company leases both facilities and certain office equipment in Halfmoon, New York and Santa Clara, California and classifies those leases as operating leases. The Company has long-term operating leases for both office and manufacturing space in Halfmoon, New York. The non-cancelable facility leases expire in June 2009. The Company has a long-term lease for approximately 50,000 square feet of factory and office space in Santa Clara, California. The lease expires in August 2010. The Company also leases certain office equipment with terms ranging from three to five years.

Rent expense for all operating leases for the years ended December 31, 2006 and 2005 was $428,596 and $164,115, respectively.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2006, are as follows:

Year Ending December 31,	Amount
2007	$424,764
2008	435,572
2009	345,231
2010	172,368
2011	—

Total	$1,377,935

Litigation—The Company is from time to time subject to routine litigation incidental to its business. As of the date of the financial statements, no such litigation is pending.

Capital Commitments—At December 31, 2006, the Company had outstanding approximately $520,000 of purchase orders for equipment. The equipment is expected to be received during the year ending December 31, 2007.

Patent Rights—In 1998, the Company purchased certain patent rights from a stockholder for a $30,000 note payable and ongoing royalty payments equal to (i) 20% of the first $1,000,000 of gross royalties collected by the Company for licenses granted under the patent rights, or from the gross proceeds of the sales of such patents, 15% of the second $1,000,000 of such gross royalties or gross proceeds, and 10% of any remaining gross royalties or gross proceeds collected, and (ii) 2% of the gross revenues collected from any and all products produced and sold by the Company under the patents. No royalty payments are required to be accrued under the agreement through December 31, 2006 as there have been no related sales or royalties.

8.	CONVERTIBLE NOTE

On May 25, 2006, the Company entered into a series of agreements pursuant to a private placement transaction providing for, among other things, the issuance of a senior convertible note (“Note”) in the aggregate principal amount of $15,000,000, warrants to purchase 782,609 shares of the Company’s $.01 par value per share common stock and additional warrants in the event the Company causes a conversion of the note into shares of common stock.

The note is convertible into 1,304,348 shares of DayStar’s common stock at any time at the option of the holder at an initial conversion price of $11.50 per share, subject to adjustment. In November 2006, the Company obtained shareholder approval to increase the amount of shares issuable upon conversion of the note to 1,968,217. The note is convertible at the Company’s option if the closing price of the Company’s common stock for each trading day of any twenty consecutive trading day period equals or exceeds 150% of the conversion price and certain other criteria are satisfied.

The principal amount of the note is to be repaid in eight equal installments of $1,875,000, beginning September 10, 2006 (the monthly anniversary from two weeks after the date on which the SEC declared effective the registration statement to register, among other things, the associated shares to be used in payment or conversion of the note to common stock of the company). Such principal payments may be paid in cash or, at the option of the Company, if certain conditions are satisfied, in shares of the

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company’s common stock. Any shares of common stock used to pay an installment of principal is valued at the lower of the Conversion Price or a 13.5% discount to the volume weighted average price of the Company’s common stock price for the five days preceding the payment date.

The note contains a holders optional redemption clause which states that, at any time, the holder of the note has the right to require that the Company redeem up to an amount equal to the product of the number of shares of common stock that is 20% of the aggregate trading volume of the Company’s common stock over the prior twenty day trading period multiplied by the holder optional conversion price.

The discount attributable to the issuance date aggregate fair value of the conversion options and warrants, totaling $5,259,961, is being amortized using the effective interest method over the term of the note. The intrinsic value of the conversion option in the note totaling $1,223,842 was calculated in accordance with EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments” and recorded, on the issuance date, as additional paid in capital and a corresponding reduction of the carrying value of the note.

In connection with the financing arrangement, the Company incurred financing costs of $1,065,216, including the fair value of warrants to purchase 26,087 shares of the Company’s common stock issued to the placement agent. The total financing costs were capitalized and are being amortized over the life of the note using the effective interest method.

The following summarizes the activity for the convertible note and related deferred financing costs as of and for the year ended December 31, 2006:

	Convertible Note			Deferred Financing Costs
	Principal	Discount	Net
At Issuance Date, May 25, 2006	$15,000,000	$5,259,961	$9,740,039	$1,065,216
Activity through December 31, 2006:
Payments	(6,452,444)	—	(6,452,444)
Amortization	—	(3,952,880)	3,952,880	(794,926)

Balance, December 31, 2006	8,547,556	1,307,081	7,240,475	$270,290

Less current portion	(7,100,000)	(902,081)	(6,197,919)

Long-term portion of convertible note	$1,447,556	$405,000	$1,042,556

The following summarizes the amortization of the note discount and deferred financing costs for the year ended December 31, 2006.

Year Ended December 31, 2006
Amortization of Note discount	$3,952,880
Amortization of Deferred financing costs	794,926

$4,747,806

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Principal Payments

The Company made principal payments of $6,452,444 during the year ended December 31, 2006. Specifically, the Company paid $400,000 in cash and $6,052,444 (1,088,161 shares) in common stock. The holder of the note deferred principal payments of $2,347,556 for a period of up to two years from the time of deferral, extending the due date of the last principal payment until November 2008. Included in the principal payments made during the year ended December 31, 2006, was $1,300,000 in holder optional redemptions, $400,000 of which was applied against the then last regularly scheduled payment in April 2007, with $900,000 applied against the deferred payments due in 2008.

Interest

Interest is due quarterly, beginning July 1, 2006 at 7.5% per annum. All or a portion of the accrued and unpaid interest may be paid in cash or, at the option of the Company, if certain conditions are satisfied, in shares of the Company’s common stock. Any shares of common stock used to make an interest payment will be valued at the lower of the Conversion Price or a 13.5% discount to the volume weighted average price of the Company’s common stock for the five days preceding the payment date, provided, further, that specific stockholder approval must have been obtained providing for the Company’s issuance of all of the common stock contemplated under the note, warrants and interest. During the year ended December 31, 2006, the Company recorded interest expense related to the note of $1,649,615. Specifically, the Company paid $114,041 in cash and $275,661 (54,875 shares) in common stock. The discount of $1,050,053 associated with the payment of principal and interest in shares of the Company’s common stock, is included in interest expense. As of December 31, 2006, $209,860 in interest was accrued.

Warrant Liability

The Company is accounting for the free-standing warrants, issued in connection with the note, as derivative liabilities in accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” and EITF No. 05-2, “The Meaning of “Conventional Convertible Debt Instrument” in Issue No. 00-19”. The warrant liabilities are adjusted to their fair value at the end of each reporting period, using the Black-Scholes model, with the change in fair value reported as gain or loss on derivative liabilities.

The warrants had an exercise price of $12.65 at the issuance date, subject to adjustment upon certain events such as the sale of equity securities by the Company at a price below the then current exercise price. The warrants are exercisable at any time through May 26, 2011. No warrants had been exercised as of December 31, 2006.

The stock warrant liability is summarized as follows:

Stock Warrant Liability
At Issuance Date, May 25, 2006	$4,036,118
Change in fair value	(2,692,114)

Balance, December 31, 2006	$1,344,004

Gain on derivative liabilities for the year ended December 31, 2006 was $2,692,114.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As a result of a free-standing registration rights agreement, the Company had an obligation to register the shares underlying the note and related warrants (the registration statement became effective on July 27, 2006) and has a continuing obligation to keep the registration statement effective. Failure to meet this obligation, as defined, will result in liquidated damages in an amount equal to 2% per month of the outstanding principal amount of the note up to a maximum of 10% of the average total amount of the notes outstanding in any 12 month period.

In the event of a fundamental change as defined in the note, the holder will be entitled to require the Company to redeem the outstanding note balance and any warrants then outstanding. The note holders will have the right to require the Company to redeem the outstanding note balance at the greater of (i) the product of (x) 125% of the sum of the amount of principal and interest to be redeemed and (y) the quotient determined by dividing (A) the closing sale price of the Company’s Common Stock after the announcement of a change of control by (B) the conversion price, and (ii) 125% of the sum of the principal and interest. The warrant holders will have the right, among others, to have the warrants repurchased for a purchase price in cash equal to the Black-Scholes value of the then unexercised portion of the warrants.

Escrow

The terms of the note require that in the event the Company’s common stock closes below $9.00 for ten consecutive trading days, the Company is required to deposit an amount of cash equal to 30% of the then outstanding principal amount of the note into escrow up to a maximum of $3,000,000. Under these terms, on August 9, 2006, the Company deposited $3,000,000 into escrow. In the event that the Company’s common stock closes at $10.00 per share or above for 10 consecutive trading days following the escrow deposit, the escrowed funds may be released. In addition, once the balance of the note falls below $10,000,000, 30% of all subsequent principal payments will be released from escrow. At December 31, 2006, the amount held in escrow was $2,564,267. The amounts held in escrow are reflected as restricted cash in the Company’s consolidated balance sheet at December 31, 2006.

See Note 15 Subsequent Events: Restructuring and Private Placement

9.	CAPITAL LEASE OBLIGATIONS:

The Company leases certain equipment under agreements classified as capital leases. Equipment under these leases has a cost of $280,058 and accumulated depreciation of $226,349 at December 31, 2006. Depreciation expense for capital leases for the years ended December 31, 2006 and 2005 was $43,274 and $45,617, respectively.

Future minimum lease payments under capital leases as of December 31, 2006 are as follows:

Year Ending December 31,	Amount
2007	$77,173
2008	18,041
2009	3,977

Total future minimum lease payments	99,191
Less amount representing interest	(10,615)

Present value of net minimum lease payments	88,576
Less current portion	(68,065)

Long-term portion of capital leases	$20,511

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.	NOTES PAYABLE:

In January 2005, the Company finalized an equipment purchase agreement to complete the acquisition of several pieces of equipment from a vendor. The Company paid $120,000 in 2004 as a down payment and took possession of certain equipment. The remaining amount due was subject to repayment through a note with a face amount of $500,000. Under the agreement, the Company has 30 monthly payments of $5,323 followed by another 30 monthly payments of $16,339. The Company recorded the note payable at $415,618, net of a discount of $84,382, based on the present value of the payments using an interest rate of 14.75%. If, after July 2007, the Company’s common stock trades above $10.00 for 10 consecutive days in a particular month, then the Company will be obligated for an additional $4,877 in the subsequent month’s payment as additional consideration of the purchase.

The principal amount of future maturities of notes payable as of December 31, 2006 are as follows:

Year Ending December 31,	Amount
2007	$71,857
2008	156,547
2009	181,265

Total	$409,669

11.	STOCKHOLDERS’ EQUITY:

Preferred Stock—The Company has authorized 3,000,000 shares of undesignated preferred stock. As of December 31, 2006, no shares have been designated or issued. The preferred stock may be issued in series with such preferences as determined by the board of directors.

Common Stock—The Company has authorized 60,000,000 shares of common stock. As of December 31, 2006, 7,823,669 shares have been issued and were outstanding.

Class A public warrants—As of December 31, 2006, there were no Class A public warrants for the purchase of common stock outstanding. On August 11, 2005, the Company redeemed all then outstanding Class A public warrants.

Class B public warrants—As of December 31, 2006, 5,113,453 Class B public warrants for the purchase of common stock were outstanding. The exercise price of a Class B public warrant is $10.00. The Class B public warrants expire on February 11, 2009, the fifth anniversary of the completion of the initial public offering. The Company does not have the right to redeem the Class B public warrants.

Representative warrants—As of December 31, 2006, 8,192 warrants issued to underwriters, in connection with the initial public offering, were outstanding. Each warrant gives the holder the right to purchase one unit for $6.00. A unit consists of one share of common stock, one Class A redeemable public warrant and two Class B non-redeemable public warrants. As noted above, on August 11, 2005, any Class A public warrants then outstanding were redeemed. During the year ended December 31, 2006, 38,765 Representative warrants were exercised which included the exercise of the Class A warrants to common stock. Accordingly, 77,530 shares of common stock and 77,530 Class B non-redeemable public warrants were issued, resulting in proceeds to the Company of $465,180.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Class A warrants—As of December 31, 2006, 782,609 Class A warrants were outstanding. On May 25, 2006, the Company issued 782,609 Class A warrants pursuant to a private placement offering, and each provides the holder the right to purchase one share of the Company’s common stock. The warrants had an exercise price of $12.65 at the issuance date, subject to adjustment upon certain events such as the sale of equity securities by the Company at a price below the then current exercise price. The fair value of the Class A warrants, calculated using the Black-Scholes pricing model, was recorded as a derivative liability on the issuance date. As such, the liability is adjusted to fair market value, using the Black-Scholes pricing model, at the end of each reporting period. See assumptions detailed in Note 4

Consultant warrants—As of December 31, 2006, 65,487 Consultant warrants were outstanding. Under contracts with three of the Company’s consultants, monthly grants, through January 31, 2006, of 1,650 warrants to purchase one share of the Company’s common stock at a price of $3.00 were issued based on service rendered. Accordingly 1,650 warrants have been issued during the year ended December 31, 2006, under these arrangements. During the year ended December 31, 2006, 37,050 Consultant warrants were exercised for common stock.

The fair value of the Consultant warrants charged to expense during the year ended December 31, 2006 and 2005 was $18,291 and $350,218, respectively. The fair value of the Consultant warrants issued during the years ended December 31, 2006 and 2005 was calculated using the Black-Scholes pricing model. See assumptions detailed in Note 4.

On May 25, 2006, the Company issued 26,087 Consultant warrants to the placement agent in connection with the placement of a convertible note and Class A warrants. Each warrant gives the holder the right to purchase one share of the Company’s common stock at a price of $11.89 per share. The fair value of the warrants, calculated using the Black-Scholes pricing model, was recorded as deferred financing costs and is being amortized using the effective interest method over the life of the related note. See assumptions detailed in Note 4.

12.	EMPLOYEE BENEFIT PLANS:

Effective November 2005, the Company began offering a savings and retirement plan under section 401(k) of the Internal Revenue Code to eligible employees meeting certain age and service requirements. The plan permits employees to contribute up to 85% of their salary up to the maximum allowable under Internal Revenue Service regulations. Participants are immediately vested in their voluntary contributions and actual earnings thereon. The Company did not make matching contributions to the plan for the years ended December 31, 2006 and 2005.

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.	DISCONTINUED OPERATIONS:

During the second quarter of 2005, the Company discontinued operations of its subsidiary, DayStar Solar, LLC. This entity was in the business of reselling and installing solar electricity systems for residential customers in northern California. The discontinuance of this business operation coincided with the closure of the facility in Grass Valley, California. There were no results of operation from DayStar Solar, LLC for the year ended December 31, 2006. Results of operations from DayStar Solar, LLC, for the year ended December 31, 2005 were as follows:

Year Ended December 31, 2005
Revenue	$65,189
Cost of revenue	61,964
Operating expenses	9,398

Total costs and expenses	71,362

Net loss	$(6,173)

14.	INCOME TAXES:

Deferred tax assets related to the Company’s operations are comprised of the following at December 31, 2006:

Deferred tax assets:
Current—
Salary related accruals	$160,000
Deferred Revenue	23,000
Non-Current—
Equity-based compensation	202,000
Tax effect of net operating loss carryforward	11,640,000
Tax effect of federal and state tax credit carryforwards	1,030,000
Deferred Revenue	95,000
Long-lived assets	(105,000)

Total deferred tax assets	13,045,000
Less valuation allowance	(13,045,000)

Net deferred tax assets	$—

The valuation allowance increased by $7,013,000 and $3,302,000 for the years ended December 31, 2006 and December 31, 2005, respectively.

At December 31, 2006 and 2005, the Company had a net operating loss carryforward of approximately $30,000,000 and $12,900,000, respectively. The net operating loss carryforward, if not utilized to reduce taxable income in future periods, will expire in the years 2012 through 2026. At December 31, 2006 and 2005, the Company had federal and state tax credit carryforwards of approximately $1,000,000 and $400,000, respectively. Federal tax credits of approximately $600,000, if not utilized, will expire in the years 2023 through 2026. Under the Internal Revenue Code, the future utilization of

DAYSTAR TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

net operating losses may be limited in certain circumstances where there is a significant ownership change. As a result of the initial public offering and certain subsequent equity transactions, a significant ownership change may have occurred.

Total income tax expense for the year ended December 31, 2006 differed from the amounts computed by applying the U.S. Federal statutory tax rates to pre-tax income as follows:

Statutory rate	(34.0)%
State income taxes, net of Federal income tax benefit	(5.0)
Permanent tax differences	5.0
Tax credits	(3.0)
Increase in valuation allowance	37.0

—%

15.	SUBSEQUENT EVENTS: RESTRUCTURING AND PRIVATE PLACEMENT

On January 19, 2007, the Company entered into a series of agreements with the original holder of its convertible note (the “Original Note Holder”) (See Note 8), a buyer of the convertible note (the “Buyer”), as well as a group of investors, (the “New Investors”), pursuant to a restructuring and private placement transaction, providing for, among other things, the sale of the Company’s senior convertible note by the Original Note Holder to the Buyer, the issuance of an additional Class A Warrant to purchase 317,394 shares of the Company’s common stock, to the Original Note Holder, and the proposed issuance by the Company of 2,500,000 shares of the Company’s common stock to the New Investors. In addition, the Company agreed to pay $1,500,000, previously held in escrow, and issue 825,181 shares of Common Stock to the Original Note Holder in full payment of outstanding principal and interest. The remaining escrowed funds of $1,064,267 were released to the Company on January 19, 2007.

On February 1, 2007, the Company received notification from the NASDAQ Listing Qualifications Department that its request for an exception from the requirement of seeking stockholder approval for the issuance of new securities in connection with the transaction described above for a convertible note and a private placement of common stock was granted. On February 16, 2007, in accordance with this exception, the Company issued 3,050,203 shares to the Buyer in full payment of outstanding principal and accrued interest on the Note. In addition, the Company issued 2,500,000 shares at $2.00 per share, to the New Investors and generated gross proceeds from the issuance of $5,000,000. The Company has not completed its evaluation of the financial impact of these transactions. However, at a minimum, it expects to record non-cash expenses related to the extinguishment of the debt of approximately $3,500,000 – $4,000,000, due to the write-off of any unamortized note discount and deferred financing costs, as well as the excess of the consideration provided by the Company to the Original Note Holder, in the form of cash payments, common shares and additional A warrants over the outstanding principal and any accrued interest on the note. The Company also incurred financing costs of approximately $1,100,000 – $1,400,000, which will be expensed during the first quarter of 2007.

                             Shares

DAYSTAR TECHNOLOGIES, INC.

Common Stock

PROSPECTUS

Piper Jaffray

                         , 2007

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.	Indemnification of Directors and Officers

Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	Any breach of their duty of loyalty to the corporation or its stockholders;

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	Any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our bylaws provide that we shall, to the fullest extent permitted by law, indemnify our directors and officers and advance expenses to such persons in connection with the investigation and defense of indemnifiable actions brought against them. Our bylaws also permit us to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

We have entered into indemnification agreements with each of our directors and officers. We intend to enter into indemnification agreements with any new directors and officers in the future. The indemnification agreements require us to indemnify our directors and officers to the extent permitted by our bylaws and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.	Other Expenses of Issuance and Distribution

The aggregate estimated (other than the registration fee) expenses to be paid by the Registrant in connection with this offering are as follows:

Expenses of the Offering
SEC Registration Fee		$1,059
FINRA Filing Fee		3,950
NASDAQ Additional Listing Fee
Costs of Printing and Engraving
Accounting Fees and Expenses
Legal Fees and Expenses
Miscellaneous

Total	$

Item 26.	Recent Sales of Unregistered Securities

On March 31, 2006, we issued warrants to three consultants to purchase 1,650 shares of our common stock, at an exercise price of $3.00 per share.

The warrants have a contractual term of five years and were fully vested at the time of issuance. Neither the warrants, nor the shares underlying the warrants, were registered at the time of issuance and no registration rights were granted. The warrants were in consideration of past consulting services.

On May 25, 2006, we entered into a series of agreements with Castlerigg Master Investments, Ltd. (the “Original Note Holder”), pursuant to a private placement transaction providing for, among other things, the issuance of a senior convertible note for aggregate gross proceeds of $15 million and warrants for 782,609 shares of our common stock. The agreements included, without limitation, a Securities Purchase Agreement, a Senior Convertible Note, a Class A Warrant and a Class B Warrant to Purchase Common Stock (the Class A Warrant and the Class B Warrant are, collectively, the “Warrants”), a Registration Rights Agreement, an Escrow Agreement and various ancillary certificates, disclosure schedules and exhibits in support thereof, each dated May 25, 2006. The Senior Convertible Note was convertible into 1,304,348 shares of the Company’s Common Stock, based upon an initial conversion price of $11.50 per share. Class A Warrants to purchase up to 782,609 shares of the Company’s Common Stock with an exercise price of $12.65 per share, subject to adjustment, were also issued to the Original Note Holder as part of the transaction.

On January 19, 2007, we entered into a series of agreements with the Original Note Holder, LC Capital Master Fund, Ltd. (the “Buyer”), Millennium Partners, L.P., Phoenix Partners, LP, Phoenix Partners II, LP, Phoenix International (BVI), Ltd. and PreX Capital Partners, LLC (collectively, the “New Investors”) pursuant to a restructuring and private placement transaction. Under these agreements, the Buyer agreed to purchase the Senior Convertible Note from the Original Note Holder, and we agreed to issue 825,181 shares of common stock to the Original Note Holder in full payment of outstanding principal and interest. We issued 400,000 of the agreed upon 825,181 shares on January 19, 2007, and the remainder of these shares were issued on January 31, 2007. On February 16, 2007, we issued a Class A Warrant to purchase up to 317,394 shares of our common stock to the Original Note Holder in consideration for execution of the above agreements. On February 16, 2007, we also issued an aggregate of 3,050,203 shares of common stock to the Buyer and LC Capital/Capital Z SPV LP in respect of outstanding principal and interest due upon conversion of the Senior Convertible Note. Concurrently, we issued 2,500,000 shares of common stock for $2.00 a share to the New Investors pursuant to the agreements entered into above.

All of these shares of common stock and warrants were issued to accredited investors in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. There were no underwriters participating in these transactions.

Item 27.	Exhibits

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Exhibit Title
3.1(1)	Amended and Restated Certificate of Incorporation

4.1(2)	Amended and Restated By-Laws

5.1(14)	Opinion of Goodwin Procter LLP

10.1(3)	Note Purchase Agreement by and among the Company, LC Capital Master Fund, Ltd. and Castlerigg Master Investments, Ltd. dated January 19, 2007

10.2(3)	Note Terms Agreement by and between the Company and LC Capital Master Fund, Ltd. dated January 19, 2007

10.3(3)	Securities Purchase Agreement by and among the Company and Millennium Partners, L.P., Phoenix Partners, LP, Phoenix Partner II, LP, Phaeton International (BVI), Ltd. and PreX Capital Partners, LLC dated January 19, 2007

10.4(3)	Amendment to Securities Purchase Agreement by and between the Company and Castlerigg Master Investments, Ltd. dated January 19, 2007

10.5(3)	Registration Rights Agreement by and between the Company and Castlerigg Master Investments, Ltd. dated January 19, 2007

10.6(3)	Registration Rights Agreement by and between the Company and LC Capital Master Fund, Ltd. dated January 19, 2007

10.7(3)	Registration Rights Agreement by and among the Company and Millennium Partners, L.P., Phoenix Partners, LP, Phoenix Partners II, LP, Phaeton International (BVI), Ltd. and PreX Capital Partners, LLC dated January 19, 2007

10.8(3)	Senior Convertible Note issued to LC Capital Master Fund, Ltd. dated January 19, 2007

10.9(3)	Class B Warrant to purchase shares of common stock issued to LC Capital Master Fund, Ltd. dated January 19, 2007

10.10(3)	Class A Warrant to purchase shares of common stock issued to Castlerigg Master Investment Ltd. dated January 19, 2007

10.11(4)	Amendment to Employment Agreement of Dr. DeLuca

10.12(5)	Blitzstrom Contract

10.13(6)	Employment Agreement with John R. Tuttle, dated October 31, 2003

10.14(6)	Employment Agreement with Stephen A. Aanderud, dated October 21, 2003

10.15(6)	Form of Indemnification Agreement between the Registrant and its directors

10.16(6)	Form of Indemnification Agreement between the Registrant and its officers

10.17(6)	Form of Employee Incentive Stock Option Agreement related to 2003 Equity Incentive Plan

10.18(6)	Form of Employee Restricted Stock Issuance Agreement related to 2003 Equity Incentive Plan

10.19(6)	Industrial Lease Agreement between the Registrant and Johnson Family Trust dated July 8, 2002

10.20(6)	Intellectual Property Assignment Agreement between the Registrant and Dr. Eric Cole dated December 8, 1998

10.21(6)	Receipt between Registrant and Dr. Eric Cole dated September 30, 2003

Exhibit Number	Exhibit Title
10.22(7)	Employment Agreement with Steven Aragon, dated June 1, 2004

10.23(7)	Agreement between the Registrant and New York State Energy Research and Development Authority, A New York Public Benefit corporation, dated December 2, 2004

10.24(8)	Employment Agreement with Thomas Polich, dated April 15, 2005

10.25(9)	Employment Agreement with Raja Venkatesh dated May 9, 2007

10.26(10)	Amended and Restated Agreement of Contract of Purchase and Supply

10.27(11)	Commitment Letter executed May 21, 2007

10.28(12)	Loan Agreement by and among the Company, LC Capital Master Fund, Ltd. and Lampe, Conway & Co., LLC dated June 15, 2007

10.29(12)	Security Agreement by and between the Company and Lampe, Conway & Co., LLC dated June 15, 2007.

10.30(12)	Secured Fixed-Rate Note issued to LC Capital Master Fund, Ltd. dated June 15, 2007.

10.31(12)	Subsidiary Guaranty by and between DayStar Solar, LLC and Lampe, Conway & Co., LLC dated June 15, 2007.

10.32(12)	Intellectual Property Security Agreement by and among the Company, DayStar Solar, LLC and Lampe, Conway & Co., LLC dated June 15, 2007.

10.33(13)	Amendment to the Loan Agreement by and among the Company, LC Capital Master Fund, Ltd. and Lampe, Conway & Co., LLC dated July 31, 2007

10.34(13)	Amendment to the Registration Rights Agreement by and between the Company and Millennium Fixed Income LP dated August 3, 2007

10.35(13)	Amendment to the Registration Rights Agreement by and between the Company and LC Capital Master Fund, Ltd. dated August 3, 2007

23.1	Consent of Goodwin Procter, LLP (filed as part of Exhibit 5.1)

23.2	Consent of Hein & Associates LLP

24.1	Power of Attorney (included in signature page)

(1)	Incorporated by reference to our Quarterly Report on Form 10-QSB filed with the SEC on August 11, 2006.
(2)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on October 25, 2006.
(3)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 25, 2007.
(4)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 26, 2007.
(5)	Incorporated by reference to our Registration Statement on Form SB-2 filed with the SEC on February 20, 2007.
(6)	Incorporated by reference to our Registration Statement on Form SB-2 filed with the SEC on November 7, 2003.
(7)	Incorporated by reference to our Annual Report on Form 10-KSB filed with the SEC on March 18, 2005.
(8)	Incorporated by reference to our Annual Report on Form 10-KSB filed with the SEC on March 17, 2006.
(9)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on May 16, 2007.
(10)	Incorporated by reference to our Quarterly Report on Form 10-QSB filed with the SEC on May 15, 2007.
(11)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on May 24, 2007.
(12)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on June 21, 2007.
(13)	Incorporated by reference to our Quarterly Report on Form 10-QSB filed with the SEC on August 3, 2007.
(14)	To be filed by amendment.

Item 28.	Undertakings

The undersigned registrant hereby undertakes:

(1) If the issuer relies on Rule 430A under the Securities Act, that the small business issuer will:

(a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 43A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

(b) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Halfmoon, State of New York, on August 3, 2007

DAYSTAR TECHNOLOGIES, INC.

By:	/s/ STEPHAN J. DELUCA
Stephan J. DeLuca
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephan J. DeLuca and Raja Venkatesh (with full power to each of them to act alone) his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and on his or her behalf and in his or her place and stead in any and all capacities, to make, execute and sign DayStar Technologies, Inc.’s securities offering registration statement filed on Form SB-2 and any and all amendments, including any post-effective amendments, and supplements to such registration statement, and to file the same, with any and all exhibits and other documents requisite in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ STEPHAN J. DELUCA
Stephan J. DeLuca
Chief Executive Officer
August 3, 2007

/s/ RAJA H. VENKATESH
Raja H. Venkatesh
Chief Financial Officer
August 3, 2007

/s/ CHRISTOPHER T. LAIL
Christopher T. Lail
Controller, Acting Chief Accounting Officer
August 3, 2007

/s/ ROBERT G. ALDRICH
Robert G. Aldrich
Director
August 3, 2007

/s/ ROBERT A. GRAVES, JR.
Randolph A. Graves, Jr.
Director
August 3, 2007

/s/ KELLY A. LOVELL
Kelly A. Lovell
Director
August 3, 2007

/s/ SCOTT M. SCHECTER
Scott M. Schecter
Director
August 3, 2007

/s/ STEVEN C. ARGABRIGHT
Steven C. Argabright
Director
August 3, 2007

/s/ KEVIN S. FLANNERY
Kevin S. Flannery
Director
August 3, 2007